      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 28, 1999

                                                      REGISTRATION NO. 333-76049
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                         ------------------------------

                                AMENDMENT NO. 2
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                         ------------------------------

                               VIANT CORPORATION
             (Exact name of Registrant as specified in its charter)


                DELAWARE                                    7371                                   77-0427302
    (State or other jurisdiction of             (Primary Standard Industrial          (I.R.S. Employer Identification No.)
     incorporation or organization)                Classification Number)


                               VIANT CORPORATION
                                89 SOUTH STREET
                                BOSTON, MA 02111
                                 (617) 531-3700

  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                         ------------------------------

                                 ROBERT L. GETT
                                   PRESIDENT
                               VIANT CORPORATION
                                89 SOUTH STREET
                                BOSTON, MA 02111
                                 (617) 531-3700

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:

                 HANK V. BARRY, ESQ.                                     MARK G. BORDEN, ESQ.
                ISSAC J. VAUGHN, ESQ.                                   JEFFREY A. STEIN, ESQ.
           Wilson Sonsini Goodrich & Rosati                               Hale and Dorr LLP
                  650 Page Mill Road                                       60 State Street
             Palo Alto, California 94304                             Boston, Massachusetts 02109
                    (650) 493-9300                                          (617) 526-6000

                         ------------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
                         ------------------------------

    If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act") check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /


                        CALCULATION OF REGISTRATION FEE



                                                                    PROPOSED MAXIMUM    PROPOSED MAXIMUM      AMOUNT OF
             TITLE OF EACH CLASS OF                AMOUNT TO BE      OFFERING PRICE    AGGREGATE OFFERING   REGISTRATION
          SECURITIES TO BE REGISTERED               REGISTERED          PER UNIT             PRICE               FEE
Common Stock ($0.001 par value).................   3,450,000(1)        $12.00(2)       $41,400,000(1)(2)     $11,509(3)



(1) Includes 450,000 shares which the Underwriters have the option to purchase to cover over-allotments of shares. See "Underwriting".



(2) Estimated solely for the purpose of calculating the amount of the Registration Fee in accordance with Rule 457 under the Securities Act of 1933.



(3) No Registration Fee is payable herewith because the Registrant paid $13,900 with the initial filing of this Registration Statement on April 9, 1999.


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   SUBJECT TO COMPLETION. DATED MAY 28, 1999.



                                3,000,000 Shares


                                     [LOGO]

Common Stock
                                 -------------


    This is an initial public offering of shares of the common stock of Viant Corporation. All of the 3,000,000 shares of common stock are being sold by Viant.



    At the request of Viant, the underwriters have reserved at the initial public offering price up to $3,000,000 of common stock for sale to its Series D Preferred Stockholders and up to 270,000 additional shares of common stock for sale to directors, employees and associates of Viant.



    Prior to this offering, no public market existed for the common stock. Viant estimates that the initial public offering price per share will be between $10.00 and $12.00. Viant has applied for quotation of the common stock on the Nasdaq National Market under the symbol "VIAN".



    SEE "RISK FACTORS" ON PAGE 4 TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF THE COMMON STOCK.


                               ------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED ON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ------------------

                                                                   Per Share        Total
                                                                 -------------  -------------
Initial public offering price..................................  $              $
Underwriting discount..........................................  $              $
Proceeds, before expenses, to Viant............................  $              $


    To the extent that the underwriters sell more than 3,000,000 shares of common stock, the underwriters have the option to purchase up to an additional 450,000 shares from Viant at the initial public offering price less the underwriting discount.

                               ------------------

    The underwriters expect to deliver the shares against payment in New York,
New York on       , 1999.

GOLDMAN, SACHS & CO.

                           CREDIT SUISSE FIRST BOSTON

                                                   BANCBOSTON ROBERTSON STEPHENS
                                 -------------

                            WIT CAPITAL CORPORATION
                      FACILITATOR OF INTERNET DISTRIBUTION

                               ------------------

                     Prospectus dated              , 1999.

Viant is a leading Internet professional services firm providing strategic consulting, creative design and technology services to companies seeking to capitalize on the Internet. Viant creates value by helping clients reevaluate their strategies and transform their businesses. The Viant Service Model enables the rapid development and deployment of Internet solutions.



Integrated Approach
Viant Integrated Work Approach.
This approach reduces costs, miscommunications and delays which can occur when the strategic consulting, creative design and technology services are sequenced one after the other or handled by different teams or firms.



[A graphic appears of a triangle surrounded by the words strategy, creativity and technology]



Growth
Viant has built its business entirely through the training and assimilation of new employees, rather than through mergers or acquisitions. When opening new offices, Viant staffs new locations with experienced employees from existing offices, and then with new employees from the local geographic area. This process allows Viant to bring new offices on-line quickly, ready to service local clients. Viant believes this process maintains consistent firm-wide quality and culture, and an ongoing entrepreneurial environment.



[A graphic appears of a circle surrounded by the words Established Office, Client/Project Team, Ad hoc Local Collaboration, Global Knowledge Sharing and Reuse]



Service Model



[A graphic with one triangle and three boxes appears. The triangle is surrounded by the words strategy, creativity, and technology. The first box to the right contains the words Envision, Explore and Develop the Internet Strategy. Below the box, the words ideas and options appear. The second box to the right contains the words Experience, Design Prototypes to Test Approaches. Below the box, the words blueprint and market tests appear. The third box contains the words Launch, Build and Deploy the Internet Solution. Below the box, the words build and refine appear.]



Local Offices
Viant's policy of servicing local clients through local offices reduces travel time and allows Viant managers to allocate work efficiently.



Attract & Retain
Viant Culture.
In 1998, Viant's turnover rate was approximately 9%. Viant believes that this is less than one-half the average rate for publicly traded technology consulting firms in the United States.



[A photograph of Viant employee appears.]



Viant Culture
Learn & Train
A principal element of our employee training and assimilation is "QuickStart," an intensive three-week program of instruction attended by all new employees. Viant provides ongoing educational opportunities for staff learning.



[A photograph of students and instructor in the Viant "QuickStart" program appears.]



Research & Innovate
To enhance our expertise, Viant has established the Viant Institute, the Design Studio, and the Technology Center. The combination of new intellectual capital with project-based experience allows Viant to remain on the leading edge of Internet consulting.



[A photograph of several Viant employees conducting a filming session appears.]



Reuse & Share
Viant emphasizes company-wide knowledge sharing. We developed the FOCUS system to store and distribute experience gained during our client projects.



[A photograph of several Viant employees appears.]

                               PROSPECTUS SUMMARY

    YOU SHOULD READ THE FOLLOWING SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION REGARDING US AND OUR COMMON STOCK BEING SOLD IN THIS OFFERING AND OUR FINANCIAL STATEMENTS AND THE NOTES TO THOSE STATEMENTS APPEARING ELSEWHERE IN THIS PROSPECTUS.

                                  OUR BUSINESS

    We are a leading Internet professional services firm helping companies to capitalize on the Internet. Our service approach combines strategic consulting, creative design and technology services. Some of the services that we provide for our clients include the design and development of:

    - Internet strategies that help integrate a client's Internet projects and investments with its broader corporate strategies and business practices;


    - electronic commerce, or e-commerce, solutions that enable a company to attract new customers, and sell goods and services over a website;


    - business partner solutions, or extranets, that allow companies to share information and communicate efficiently with one another;

    - internal information solutions, or intranets, that improve a company's ability to capture, store, and distribute helpful information to its employees; and

    - new business ventures exclusively for the Internet.

    We focus on Internet initiatives that are critical to our clients' business. We have provided services to Global 1000 companies including American Express Company, BankBoston Corporation, Compaq Computer Corporation, Deutsche Bank AG, Hewlett-Packard Company, Kinko's Corporation, Lucent Technologies Inc., Polo/Ralph Lauren Corporation and RadioShack.

                             OUR MARKET OPPORTUNITY


    Explosive growth in the Internet has created numerous opportunities for companies seeking revenue growth and increased operating efficiencies. Few companies, however, possess the necessary skills to take advantage of these opportunities. As a result, a growing number of companies are turning to Internet professional service firms to design and implement their Internet and e-commerce solutions. According to Forrester Research, the market for Internet and


e-commerce services is projected to grow from $5.4 billion in 1998 to $32.7 billion in 2002, representing a compound annual growth rate of more than 56%.

                               OUR SERVICE MODEL


    We deliver our services through the Viant Service Model, which organizes and addresses the broad-ranging and complex needs of clients seeking to transform their businesses through the Internet. This service model integrates our three areas of expertise -- strategic consulting, creative design and technology services -- and accelerates the design, development and launch of an Internet initiative. We provide our services on a fixed-price, fixed-time basis. This approach enables our clients to more accurately manage their project costs and aligns our interests with theirs.

                                  OUR STRATEGY

    Our goal is to strengthen our position as a leading provider of Internet professional services. To achieve this goal, we plan to:

    - expand existing client relationships and attract new clients;

    - grow primarily through effective recruiting and new office openings, rather than through mergers and acquisitions;

    - attract and retain the highest quality employees;

    - enhance our team-based employee culture;

    - utilize our company-wide knowledge to improve operating margins;

    - expand geographically to service clients locally;

    - continue to refine our operating sytems and processes to support future growth; and

    - continue to invest in research and development to enhance our expertise.

                                  OUR OFFICES

    Our executive offices are located at Lincoln Plaza, 89 South Street, Boston, MA 02111. Our telephone number is (617) 531-3700 and our Internet address is WWW.VIANT.COM. This reference to our website does not constitute incorporation by reference of the information contained at our site.

                                  THE OFFERING


Shares offered by Viant......................  3,000,000 shares
Shares outstanding after this offering(1)....  20,467,760 shares
Proposed Nasdaq National Market symbol.......  "VIAN"

Use of proceeds..............................  General corporate purposes, including working capital, capital expenditures, and the
                                               reduction of outstanding debt.


------------------------------

(1) Based on shares outstanding as of April 2, 1999. Excludes: 5,164,844 shares of common stock issuable upon the exercise of outstanding options with a weighted average exercise price of $2.56 per share, 4,220,545 shares reserved for issuance under our benefit plans and 41,503 shares of common stock issuable upon exercise of outstanding warrants at an exercise price of $3.625 per share.

                         ------------------------------

    Except as otherwise indicated, we have presented information in this prospectus based on the following assumptions:

    - the underwriters do not exercise their over-allotment option;

    - each outstanding share of preferred stock converts into one share of common stock prior to the closing of this offering;


    - adoption of our 1999 Employee Stock Purchase Plan; and


    - we filed an amended and restated certificate of incorporation prior to the closing of this offering.


THE VIANT LOGO IS A REGISTERED TRADEMARK OF VIANT. ALL OTHER BRAND NAMES AND TRADEMARKS APPEARING IN THIS PROSPECTUS ARE THE PROPERTY OF THEIR RESPECTIVE HOLDERS.

                         SUMMARY FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                      PERIOD FROM                                   THREE MONTHS ENDED
                                                     APRIL 10, 1996        YEAR ENDED (1)
                                                     (INCEPTION) TO  ---------------------------  ----------------------
                                                      DECEMBER 31,    DECEMBER 31,   JANUARY 1,    MARCH 31,   APRIL 2,
                                                          1996            1997          1999         1998        1999
                                                     --------------  --------------  -----------  -----------  ---------

STATEMENT OF OPERATIONS DATA:

Net revenues.......................................    $      642      $    8,808     $  20,043    $   4,093   $   7,883

Loss from operations...............................        (1,750)         (4,178)       (6,325)        (707)     (2,052)

Net loss...........................................        (1,659)         (4,080)       (6,487)        (680)     (2,041)

Net loss per share:

    Basic and diluted..............................    $    (0.42)     $    (1.18)    $   (1.76)   $   (0.19)  $   (0.53)

    Weighted average shares, basic and diluted.....         3,981           3,468         3,681        3,627       3,847

Pro forma net loss per share (2):

    Basic and diluted..............................                                   $   (0.46)               $   (0.12)

    Weighted average shares, basic and diluted.....                                      14,084                   17,020


                                                                                            AT APRIL 2, 1999
                                                                                       --------------------------

                                                                                        ACTUAL    AS ADJUSTED (3)
                                                                                       ---------  ---------------

BALANCE SHEET DATA:

Cash, cash equivalents and short-term investments....................................  $  10,919    $    37,390

Working capital......................................................................     15,492         44,806

Total assets.........................................................................     27,243         53,714

Long-term debt and capital lease obligations, net of current portion.................      2,228          1,722

Total stockholders' equity...........................................................     17,886         47,706


------------------------------

(1) During 1998, we changed our fiscal year to the 52-week period ending on the Friday closest to December 31. Prior to this, our fiscal year corresponded to the calendar year.

(2) Unaudited pro forma net loss per share for the year ended January 1, 1999 and the three months ended April 2, 1999 is computed using the weighted average number of common shares outstanding, adjusted to include the pro forma effects of the conversion of preferred stock to common stock as if such conversion had occurred on January 1, 1998 for the year ended January 1, 1999 and on January 2, 1999 for the three months ended April 2, 1999, or at the date of original issuance, if later.


(3) As adjusted to reflect the sale of 3,000,000 shares of our common stock at an assumed offering price of $11.00 per share, after deducting estimated underwriting discounts and offering expenses payable by us. The net proceeds from the offering have been reflected as being used to repay $3,349,000 principal amount of debt and related accrued interest at April 2, 1999, and the remainder have been added to working capital pending their future use. See "Use of Proceeds."

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE MAKING AN INVESTMENT DECISION. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE MATERIALLY ADVERSELY AFFECTED. IN SUCH CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

OUR LIMITED OPERATING HISTORY IN THE NEW AND EXPANDING INTERNET PROFESSIONAL SERVICES MARKET INCREASES THE POSSIBILITY THAT THE VALUE OF YOUR INVESTMENT WILL DECLINE

    We were formed in 1996. Our limited operating history in the new and expanding Internet professional services market makes it difficult to evaluate our business. The uncertainty of our future performance and the uncertainties regarding the Internet, such as taxation, technical limitations and competition, increase the risk that the value of your investment will decline. Our failure to accurately address the issues facing our business could cause our business results to significantly decline.

TO SUCCEED IN OUR LABOR INTENSIVE BUSINESS, WE MUST RECRUIT AND RETAIN QUALIFIED PROFESSIONALS, WHO ARE CURRENTLY IN HIGH DEMAND

    The labor-intensive Internet professional services industry currently faces a shortage of qualified personnel, which is expected to continue. We compete intensely with other companies to recruit and hire from this limited pool. If we cannot hire and retain qualified personnel or if a significant number of our current employees leave, we may be unable to complete or retain existing projects or bid for new projects of similar scope and revenue. Any inability to hire and retain employees would cause our business results to suffer.

OUR BUSINESS MAY BE NEGATIVELY IMPACTED IF WE FAIL TO ACCURATELY ESTIMATE THE TIME AND RESOURCES NECESSARY FOR THE PERFORMANCE OF OUR SERVICES

    A key element of our strategy is to enter into fixed-price, fixed-time contracts, rather than contracts in which the client pays us on a time and materials basis. If we fail to accurately estimate the resources required for a project or fail to satisfy our contractual obligations in a manner consistent with the project plan, then our costs to complete the project could increase substantially. We have occasionally had to commit unanticipated additional resources to complete projects, and we may have to take similar action in the future.

IF CLIENTS DO NOT REHIRE US FOR NEW PROJECTS, OR THEY TERMINATE OR REDUCE THE SCOPE OF EXISTING PROJECTS OUR REVENUES MAY DECLINE

    Substantially all of our revenues are derived from fixed-price, fixed-time contracts for discrete client engagements. These engagements vary in size and scope. If clients do not retain us for subsequent engagements, then our revenues could decline. In addition, while our service model is designed as an integrated approach, each sequential phase of that process represents a separate contractual commitment. The client may elect not to proceed to the next phase of a project. The decision of clients not to proceed to the next phase of a project could impair our revenues.

    Most of our contracts cannot be terminated by a client, unless we have materially breached the contract. However, a client may nevertheless attempt to cancel or reduce the scope of a project. It is possible that we may agree to the cancellation or reduction in scope, or that in the event of a dispute over whether it has the right to cancel or reduce the scope of a project, the client may prevail. The cancellation, or reduction in scope, of a project could have a negative impact on our revenues.

OUR REVENUES COULD BE NEGATIVELY AFFECTED BY THE LOSS OF A MAJOR CLIENT

    We derive a significant portion of our revenues from large projects for a limited number of clients. The loss of any major client could dramatically reduce our revenues. In 1998, our five largest clients accounted for approximately 59% of our revenues. During such period Kinko's Corporation, Lucent Technologies Inc. and Compaq Computer Corporation each accounted for more than 10% of our revenues and four other clients each accounted for more than 5% of our revenues. In the first three months of 1999, our five largest clients accounted for approximately 65% of our revenues. During such period Compaq and RadioShack each accounted for more than 10% of our revenues and three other clients each accounted for more than 5% of our revenues.

FLUCTUATIONS IN OUR QUARTERLY REVENUES AND OPERATING RESULTS MAY LEAD TO REDUCED PRICES FOR OUR STOCK

    We believe that period-to-period comparisons of our operating results are not necessarily meaningful. These comparisons cannot be relied upon as indicators of future performance. However, if our operating results in any future period fall below the expectations of securities analysts and investors, the market price of our securities would likely decline.

    Factors that have caused our results to fluctuate in the past and which are likely to affect us in the future include the following:

    - variability in market demand for the Internet and for Internet professional services;

    - length of the sales cycle associated with our service offerings;

    - the number, size and scope of our projects; and

    - the efficiency with which we utilize our employees, including our ability to transition employees from completed engagements to new engagements.

In addition, other factors may also affect us, including:

    - the introduction of new services by our competitors;

    - changes in pricing policies by our competitors; and

    - our ability to attract and retain clients.

Some of these factors are within our control and others are outside our control.

OUR INTERNAL SYSTEMS, PROCEDURES AND CONTROLS MAY BE INADEQUATE TO HANDLE OUR GROWTH

    To manage our growth, we must continue to improve our internal systems, procedures and controls. We cannot assure you that we will successfully do so. If our internal systems, procedures and controls are inadequate, our business will be harmed.

IF WE ARE NOT SUCCESSFUL IN OPENING AND GROWING NEW OFFICES OUR FINANCIAL RESULTS MAY SUFFER

    A key component of our growth strategy is to open offices in new geographic locations. Once we select a new location, we typically devote substantial financial and management resources to launch and grow that office. We cannot assure you that we will select appropriate markets to enter, open new offices efficiently or manage new offices profitably. Our failure to accurately assess these issues could negatively impact our business.

WE MAY NEED ADDITIONAL CAPITAL IN THE FUTURE, WHICH MAY NOT BE AVAILABLE TO US. THE RAISING OF ANY ADDITIONAL CAPITAL MAY DILUTE YOUR OWNERSHIP IN US

    We may need to raise additional funds through public or private debt or equity financings in order to:

    - take advantage of opportunities, including more rapid expansion or acquisitions of complementary businesses or technologies;

    - develop new services; or

    - respond to competitive pressures.

    Any additional capital raised through the sale of equity may dilute your ownership percentage in us. Furthermore, we cannot assure you that any additional financing we may need will be available on terms favorable to us, or at all. In such case, our business results would suffer.

THE INTERNET PROFESSIONAL SERVICES MARKET IS HIGHLY COMPETITIVE AND HAS LOW BARRIERS TO ENTRY. IF WE CANNOT EFFECTIVELY COMPETE, OUR REVENUES MAY DECLINE

    The Internet professional services market is relatively new and intensely competitive. We expect competition to intensify even further as this market evolves. Many of our competitors have longer operating histories, more clients, longer relationships with their clients, greater brand or name recognition and significantly greater financial, technical, marketing and public relations resources than we do. As a result, our competitors may be in a stronger position to respond quickly to new or emerging technologies and changes in client requirements. They may also develop and promote their products and services more effectively than we do.

    There are relatively low barriers to entry into the Internet professional services market. In addition, we do not own any patented technology that stops competitors from entering the Internet professional services market or from providing services similar to ours. As a result, new and unknown market entrants pose a threat to our business. Current or future competitors may develop or offer services that are comparable or superior to ours at a lower price, which could significantly decrease our revenues and the value of your investment.

OUR BUSINESS WILL BE NEGATIVELY AFFECTED IF WE DO NOT KEEP UP WITH THE INTERNET'S RAPID TECHNOLOGICAL CHANGE, EVOLVING INDUSTRY STANDARDS AND CHANGING CLIENT REQUIREMENTS

    The Internet professional services market is characterized by rapidly changing technology, evolving industry standards and changing client needs. Accordingly, our future success will depend, in part, on our ability to meet these challenges. Among the most important challenges facing us are the need to:

    - effectively use leading technologies;

    - continue to develop our strategic and technical expertise;

    - influence and respond to emerging industry standards and other technological changes.

    - enhance our current services;

    - develop new services that meet changing customer needs; and

    - advertise and market our services.

    All of these challenges must be met in a timely and cost-effective manner. We cannot assure you that we will succeed in effectively meeting these challenges and our failure to do so could harm our business results.

OUR REVENUES MAY DECREASE IF GROWTH IN THE USE OF THE INTERNET DECLINES

    Our business is dependent upon continued growth in the use of the Internet by our clients, prospective clients and their customers and suppliers. Published reports indicate that capacity constraints caused by growth in Internet usage may, unless resolved, impede further growth in Internet use. If the number of users on the Internet does not increase and commerce over the Internet does not become more accepted and widespread, demand for our services may decrease and, as a result, our revenues would decline causing the value of your investment also to decline. The factors that may affect Internet usage or electronic commerce adoption include:

    - actual or perceived lack of security of information;

    - lack of access and ease of use;

    - congestion of Internet traffic;

    - inconsistent quality of service;

    - increases in access costs to the Internet;

    - excessive governmental regulation;

    - uncertainty regarding intellectual property ownership;

    - reluctance to adopt new business methods; and

    - costs associated with the obsolescence of existing infrastructure.

CONCENTRATION OF OWNERSHIP MAY LIMIT YOUR ABILITY TO INFLUENCE CORPORATE MATTERS


    Immediately following this offering, the officers, directors and significant stockholders set forth below, and the funds for whom they act as general partner, collectively will own approximately 66.8% of the outstanding shares of our common stock and will own individually the percentage set forth opposite their respective names:



OFFICERS, DIRECTORS AND/OR SIGNIFICANT STOCKHOLDERS                                           OWNERSHIP PERCENTAGE
------------------------------------------------------------------------------------------  -------------------------
William H. Davidow (Mohr, Davidow Ventures)                                                              23.0%
Kleiner Perkins Caufield & Byers                                                                         15.1
Trident Capital Management                                                                               11.4
Robert L. Gett                                                                                           10.9
Technology Crossover Ventures                                                                             6.4


    If the stockholders listed above choose to act or vote together, they will have the power to control the election of our directors, and the approval of any other action requiring the approval of our stockholders, including any amendments to our certificate of incorporation and mergers or sales of all or substantially all of our assets. In addition, without the consent of these stockholders, we could be prevented from entering into transactions that could be beneficial to us. Also, third parties could be discouraged from making a tender offer or bid to acquire our company at a price per share that is above the then-current market price.

WE MAY FACE INTELLECTUAL PROPERTY CLAIMS THAT MAY BE COSTLY TO RESOLVE OR LIMIT OUR ABILITY TO USE INTELLECTUAL PROPERTY IN THE FUTURE

    We are obligated under some agreements to indemnify other parties as a result of claims that we infringe on the proprietary rights of third parties. Although we do not believe that the solutions that we develop for clients infringe on any third-party proprietary rights, we cannot assure you that third parties will not assert infringement claims against us in the future or that these claims will not be successful. We could incur substantial costs and diversion of management resources to defend any claims relating to proprietary rights. These costs and diversions could cause our business results to suffer. If any party asserts a claim against us relating to proprietary technology or information, we may need to obtain licenses to the disputed intellectual property. We cannot assure you, however, that we will be able to obtain these licenses on commercially reasonable terms or that we will be able to obtain any licenses at all. The failure to obtain necessary licenses or other rights could cause our business results to suffer.

    Our business often involves the development of software applications for specific client engagements. We generally retain the right to use any intellectual property that is developed during a client engagement that is of general applicability and is not specific to the client's project. We also develop software applications for our own internal use and we retain ownership of these applications. There can be no assurance that clients will not demand assignment of ownership or restrictions on our use of the work that we produce for clients in the future. Issues relating to the ownership of and rights to use software can be complicated and there can be no assurance that disputes will not arise that affect our ability to reuse this software which could harm our business results.

MANAGEMENT MAY INVEST OR SPEND THE PROCEEDS OF THIS OFFERING IN WAYS WITH WHICH YOU MAY NOT AGREE

    Management intends to use a majority of the proceeds from this offering for general corporate purposes. Because of the number and variability of factors that determine our use of the net proceeds from this offering, we cannot assure you that you will agree with our use of the proceeds. Pending their use, we intend to invest the net proceeds from this offering in short-term interest bearing investment grade and U.S. government securities.

OUR STOCK PRICE COULD BE EXTREMELY VOLATILE AND YOU MAY NOT BE ABLE TO RESELL YOUR SHARES AT OR ABOVE THE INITIAL OFFERING PRICE

    We cannot predict the extent to which investor interest in us will lead to the development of a public trading market or how liquid that market might become. The initial public offering price for the shares will be determined by negotiations between us and representatives of the underwriters. This price may not be indicative of prices that will prevail later in the market. The stock market has experienced significant price and volume fluctuations, and the market prices of technology companies, particularly Internet-related companies, have been highly volatile. You may not be able to resell your shares at or above the initial public offering price. See "Underwriting."


    In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted. A securities class action suit against us could result in substantial costs and the diversion of management's attention and resources, which could affect our business results.


FUTURE SALES OF OUR COMMON STOCK MAY DEPRESS OUR STOCK PRICE


    The market price of our common stock could drop as a result of sales of substantial amounts of common stock in the public market after the closing of this offering, or the perception that such sales could occur. In addition, these factors could make it more difficult for us to raise funds through future offerings of common stock. There will be 20,681,363 shares of common stock outstanding immediately after this offering, or 21,131,363 shares if the representatives of the underwriters exercise their over-allotment option in full. All of the shares sold in the offering will be freely transferable without restriction or further registration under the Securities Act, except for any shares purchased by our "affiliates," as defined in Rule 144 of the Securities Act. The remaining 17,681,363 shares of common stock outstanding, will be "restricted securities" as defined in Rule 144. These shares may be sold in the future without registration under the Securities Act to the extent permitted by Rule 144 or other exemptions under the Securities Act. See "Shares Eligible for Future Sale."

PROVISIONS OF OUR CHARTER AND BY-LAWS MAY DELAY OR PREVENT TRANSACTIONS THAT ARE IN YOUR BEST INTERESTS

    Our certificate of incorporation and bylaws state that any action that can be taken by stockholders must be done at an annual or special meeting and may not be done by written consent, and require reasonable advance notice of a stockholder proposal or director nomination. The chairman of the board, the chief executive officer, the president or the board of directors are the only ones who may call a special meeting. The amended and restated certificate of incorporation and amended and restated bylaws also provide for a classified board of directors, and provide that members of the board of directors may be removed by the vote of the holders of at least two-thirds of the shares entitled to vote for that director. In addition, the board of directors has the authority, without further action by the stockholders, to fix the rights and preferences of and issue 5,000,000 shares of preferred stock. These provisions may have the effect of deterring hostile takeovers or delaying or preventing changes in control of management, including transactions in which you might otherwise receive a premium for your shares. In addition, these provisions may limit your ability to approve other transactions that you find to be in your best interests. See "Description of Capital Stock -- Preferred Stock" and " -- Effect of the Certificate of Incorporation and Bylaws and the Delaware Anti-Takeover Statute."

DIFFICULTIES PRESENTED BY INTERNATIONAL FACTORS COULD NEGATIVELY AFFECT OUR BUSINESS

    One component of our strategy is to expand into international markets, as evidenced by the opening of our London office. We believe that we will face certain risks in doing business abroad that we do not face domestically. Among the international risks we believe are most likely to affect us are:

    - difficulties in staffing and managing international operations;

    - longer payment cycles;

    - problems in collecting accounts receivable;

    - international currency issues, including fluctuations in currency exchange rates and the conversion to the euro by all countries of the European Union by year end 2003; and

    - restrictions on the import and export of sensitive U.S. technologies, such as data security and encryption technologies that we may wish to use in solutions we develop for customers.

    Any of these factors or other factors not enumerated here could damage our business results.


IN MAKING YOUR DECISION TO INVEST IN US, YOU SHOULD RELY ONLY ON THE INFORMATION IN THIS PROSPECTUS AND NOT ANY OTHER PUBLIC STATEMENTS. IN THE PAST, WE HAVE MADE PUBLIC STATEMENTS REGARDING OUR REVENUES AND SALES THAT WE DISCLAIM AND YOU SHOULD NOT RELY ON THEM.



    The December 18, 1998 edition of the BOSTON BUSINESS JOURNAL and the October 12, 1998 edition of INFORMATION WEEK contain statements made by Robert Gett, our Chief Executive Officer, regarding our projected sales, revenues and work force. In particular, Mr. Gett stated that:



    - we hoped to double sales in 1999 to $40 million (BOSTON BUSINESS JOURNAL); and



    - we are aiming at revenue of $100 million, with 700 employees by 2000 (INFORMATION WEEK).



    These statements were not intended to be relied upon by potential investors in making investment decisions to purchase shares of common stock. We believe that our actual results will be less than those mentioned in these articles. Furthermore, we disclaim all the information contained in the articles for purposes of this offering. Our actual results may vary significantly from those stated above or in any other forward-looking statements.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus contains forward-looking statements that involve risks and uncertainties. Discussions containing forward-looking statements may be found in the material set forth under "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" as well as in the prospectus generally. We used words such as "believes," "intends," "expects," "anticipates," "plans," and similar expressions to identify forward-looking statements. This prospectus also contains third party estimates regarding the size and growth of the Internet professional services market and Internet usage in general. You should not place undue reliance on these forward-looking statements. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including the risks described above and elsewhere in this prospectus.


    Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results or to changes in our expectations.


                                USE OF PROCEEDS


    The net proceeds to Viant from the sale of the 3,000,000 shares of common stock are estimated to be approximately $29,820,000 at an assumed initial public offering price of $11.00 per share (approximately $34,423,500 if the underwriters' over-allotment option is exercised in full), after deducting the estimated underwriting discounts and offering expenses payable by us.


    Viant is conducting this offering primarily to increase its equity capital, create a public market for its common stock and to facilitate future access by Viant to public equity markets. Viant intends to use the net proceeds of the offering for the repayment of approximately $3.3 million in principal debt outstanding plus accrued interest under a revolving line of credit and an equipment line of credit and the remainder for general corporate purposes, including capital expenditures and working capital. Borrowings under the revolving line of credit become due and payable on July 3, 1999 and bear interest at the bank's prime rate plus 0.5% per annum. Borrowings under the equipment line of credit are payable in 36 equal monthly installments and bear interest at the bank's prime rate plus 1.0% per annum. Borrowings under these bank lines of credit may be prepaid in whole or in part without penalty and are secured by substantially all of Viant's assets. In addition, Viant may, if appropriate opportunities arise, use an undetermined portion of the net proceeds to acquire or invest in complementary companies, if the acquisition targets or investment opportunities have cultures and other attributes consistent with those of Viant. However, Viant is not currently discussing any such potential acquisition or investment with any third party. Pending such uses, Viant will invest the net proceeds in investment grade, interest-bearing securities.

                                DIVIDEND POLICY

    Viant has never paid cash dividends on its common stock or any other securities. Viant anticipates that it will retain all of its future earnings, if any, for use in the expansion and operation of its business and does not anticipate paying cash dividends in the foreseeable future. Under the terms of its bank lines of credit, Viant may not declare or pay any dividends without the prior consent of the bank.

                                 CAPITALIZATION

    The following table sets forth our capitalization as of April 2, 1999:

    - on an actual basis;

    - on a pro forma basis as of such date to reflect the conversion prior to the closing of this offering of all outstanding shares of preferred stock into 13,173,524 shares of common stock and the filing of an amended and restated certificate of incorporation to increase the number of common shares authorized and to authorize Viant to issue preferred stock; and


    - on a pro forma as adjusted basis to reflect the sale of the common stock offered by this prospectus at an assumed initial public offering price of $11.00 per share, after deducting the estimated underwriting discounts and offering expenses payable by us, and to reflect the use of the offering proceeds to repay $3,349,000 principal amount of debt and related interest at April 2, 1999.


    This information should be read in conjunction with Viant's financial statements and related notes thereto included elsewhere in this prospectus.


                                                                                                 APRIL 2, 1999
                                                                                   ------------------------------------------
                                                                                                                  PRO FORMA
                                                                                     ACTUAL       PRO FORMA      AS ADJUSTED
                                                                                   ----------  ----------------  ------------
                                                                                                 (IN THOUSANDS)
Long-term debt and capital lease obligations, current portion....................  $    3,352    $      3,352     $      509
                                                                                   ----------        --------    ------------
                                                                                   ----------        --------    ------------
Long-term debt and capital lease obligations, net of current portion.............  $    2,228    $      2,228     $    1,722
                                                                                   ----------        --------    ------------
Stockholders' equity:
  Convertible preferred stock, no par value:
    Series D, 3,240,000 shares authorized: 3,167,100 shares issued and outstanding, actual; none authorized, issued and outstanding, pro forma and
      pro forma as adjusted......................................................      20,170              --             --
    Series A, 5,746,874 shares authorized, actual: 5,746,874 shares issued and outstanding, actual; none authorized, issued and outstanding, pro forma and
      pro forma as adjusted......................................................       3,047              --             --
    Series B, 1,499,925 shares authorized, actual: 1,499,925 shares issued and outstanding, actual; none authorized, issued and outstanding, pro forma and
      pro forma as adjusted......................................................         987              --             --
    Series C, 2,830,408 shares authorized, actual: 2,759,625 shares issued and outstanding, actual; none authorized, issued and outstanding, pro forma and
      pro forma as adjusted......................................................       7,977              --             --
  Preferred stock, $0.001 par value, no shares authorized, actual: 5,000,000 shares authorized, pro forma and pro forma as adjusted; no shares issued and
    outstanding, actual, pro forma and pro forma as adjusted.....................          --              --             --
  Common Stock, $0.001 par value, 25,000,000 shares authorized, actual;
    50,000,000 shares authorized, pro forma and pro forma as adjusted: 4,294,236 shares issued and outstanding, actual; 17,467,760 shares issued and outstanding, pro forma; 20,467,760 shares issued and outstanding, pro forma
    as adjusted(1)...............................................................           4              17             20
  Additional paid-in capital.....................................................         647          32,815         62,632
  Accumulated deficit............................................................     (14,946)        (14,946)       (14,946)
                                                                                   ----------        --------    ------------
      Total stockholders' equity.................................................      17,886          17,886         47,706
                                                                                   ----------        --------    ------------
        Total capitalization.....................................................  $   20,114    $     20,114     $   49,428
                                                                                   ----------        --------    ------------
                                                                                   ----------        --------    ------------


------------------------------

(1) Based on shares outstanding as of April 2, 1999. Excludes: 5,164,844 shares of common stock issuable upon the exercise of outstanding options with a weighted average exercise price of $2.56 per share, 4,220,545 shares reserved for issuance under our benefit plans and 41,503 shares of common stock issuable upon exercise of outstanding warrants at an exercise price of $3.625 per share. See "Management -- Employee Benefit Plans."

                                    DILUTION


    On a pro forma basis after giving effect to the conversion of all outstanding shares of preferred stock into shares of common stock in connection with this offering, our pro forma net tangible book value as of April 2, 1999 was $17,886,000 or $1.02 per share of common stock. Pro forma net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities and divided by the total number of shares of common stock outstanding (pro forma to reflect the conversion of all outstanding shares of preferred stock into shares of common stock upon the closing of this offering). Without taking into account any other change in our pro forma net tangible book value after April 2, 1999, other than to give effect to the sale of 3,000,000 shares of common stock offered by this prospectus at an assumed initial public offering price of $11.00 per share and receipt of the estimated net proceeds therefrom, our pro forma net tangible book value as of April 2, 1999 would have been $47,706,000 or $2.33 per share. This represents an immediate increase in such net tangible book value of $1.31 per share to existing stockholders and an immediate dilution of $8.67 per share to the new investors. If the initial public offering price is higher or lower, the dilution to new investors will be, respectively, greater or less. The following table illustrates this per share dilution.



Assumed initial public offering price per share.....................                 11.00
Pro forma net tangible book value per share as of April 2, 1999,
  before this offering..............................................  $    1.02
Increase per share attributable to new investors....................       1.31
                                                                      ---------
Pro forma net tangible book value per share after this offering.....                  2.33
                                                                                 ---------
Dilution per share to new investors.................................             $    8.67
                                                                                 ---------
                                                                                 ---------



    The following table summarizes, as of April 2, 1999, on a pro forma basis to reflect the adjustments described above, the differences between the existing stockholders and the new investors with respect to the number of shares of common stock purchased from us, the total consideration paid (or to be paid) to us, and the average price per share paid (or to be paid) by existing stockholders and by new investors at the assumed initial public offering price of $11.00 per share, before deducting the estimated underwriting discounts and offering expenses payable by us:



                                                    SHARES PURCHASED           TOTAL CONSIDERATION      AVERAGE PRICE
                                               --------------------------  ---------------------------       PER
                                                  NUMBER        PERCENT        AMOUNT        PERCENT        SHARE
                                               -------------  -----------  --------------  -----------  --------------
Existing stockholders........................     17,467,760        85.3%  $   32,074,000        49.3%   $       1.84
New investors................................      3,000,000        14.7       33,000,000        50.7    $      11.00
                                               -------------       -----   --------------       -----
Total........................................     20,467,760       100.0%  $   65,074,000       100.0%
                                               -------------       -----   --------------       -----
                                               -------------       -----   --------------       -----



    This table also assumes that no options or warrants have been or are exercised after April 2, 1999. As of April 2, 1999, there were outstanding options to purchase an aggregate of 5,164,844 shares of common stock at a weighted average exercise price of $2.56 per share (excluding warrants to purchase 41,503 shares of common stock at $3.625 per share). If all such options and warrants had been exercised on April 2, 1999, our pro forma net tangible book value on such date would have been $61,078,000 or $2.38 per share, the increase in net tangible book value attributable to new investors would have been $1.00 per share and the dilution in net tangible book value to new investors would have been $8.62 per share.

                            SELECTED FINANCIAL DATA


    The selected financial data set forth below should be read in conjunction with Viant's financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus. Selected financial data as of and for each of the three fiscal periods ended December 31, 1996, December 31, 1997 and January 1, 1999 have been derived from Viant's financial statements, which have been audited by PricewaterhouseCoopers LLP, independent accountants. Financial data as of April 2, 1999 and for the quarters ended March 31, 1998 and April 2, 1999 have been derived from unaudited financial statements appearing elsewhere in this prospectus and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, that Viant considers necessary for a fair presentation of its financial position and results of operations for such periods. The historical results are not necessarily indicative of the operating results to be expected in the future.

                                                      PERIOD FROM
                                                     APRIL 10, 1996          YEAR ENDED               QUARTER ENDED
                                                     (INCEPTION) TO  ---------------------------  ----------------------
                                                      DECEMBER 31,    DECEMBER 31,   JANUARY 1,    MARCH 31,   APRIL 2,
                                                          1996            1997          1999         1998        1999
                                                     --------------  --------------  -----------  -----------  ---------
                                                                                                       (UNAUDITED)

                                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Net revenues.....................................    $      642      $    8,808     $  20,043    $   4,093   $   7,883
                                                          -------         -------    -----------  -----------  ---------
  Operating expenses:
    Professional services..........................           516           4,530        11,250        2,237       4,511
    Sales and marketing............................           461           1,577         3,324          586       1,216
    General and administrative.....................         1,077           6,298        10,365        1,810       3,518
    Research and development.......................           338             581         1,429          167         690
                                                          -------         -------    -----------  -----------  ---------
        Total operating expenses...................         2,392          12,986        26,368        4,800       9,935
                                                          -------         -------    -----------  -----------  ---------
  Loss from operations.............................        (1,750)         (4,178)       (6,325)        (707)     (2,052)
  Interest and other income (expense), net.........            91              98          (162)          27          11
                                                          -------         -------    -----------  -----------  ---------
  Net loss.........................................    $   (1,659)     $   (4,080)    $  (6,487)   $    (680)  $  (2,041)
                                                          -------         -------    -----------  -----------  ---------
                                                          -------         -------    -----------  -----------  ---------

  Basic and diluted net loss per share.............    $    (0.42)     $    (1.18)    $   (1.76)   $   (0.19)  $   (0.53)
    Weighted average shares used in computing basic
      and diluted net loss per share...............         3,981           3,468         3,681        3,627       3,847
  Unaudited pro forma basic and diluted net loss
    per share(1)...................................                                   $   (0.46)               $   (0.12)
    Weighted average shares used in computing pro
      forma basic and diluted net loss per share...                                      14,084                   17,020

                                                         DECEMBER 31,    DECEMBER 31,   JANUARY 1,     APRIL 2,
                                                             1996            1997          1999          1999
                                                        --------------  --------------  -----------  ------------
                                                                                                     (UNAUDITED)

                                                                             (IN THOUSANDS)
BALANCE SHEET DATA:
  Cash, cash equivalents and short-term investments...    $    2,145      $    6,174     $  18,811    $   10,919
  Working capital.....................................         2,179           4,517        17,622        15,492
  Total assets........................................         2,806          10,318        29,753        27,243
  Long-term debt and capital lease obligations, net of
    current portion...................................            --             670         2,237         2,228
  Total stockholders' equity..........................         2,394           6,006        19,665        17,886

------------------------------

(1) Unaudited pro forma net loss per share for the year ended January 1, 1999 and the quarter ended April 2, 1999 is computed using the weighted average number of common shares outstanding, adjusted to include the pro forma effects of the conversion of preferred stock to common stock as if such conversion had occurred on January 1, 1998 for the year ended January 1, 1999 and on January 2, 1999 for the quarter ended April 2, 1999, or at the date of original issuance, if later.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION OF THE FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF VIANT SHOULD BE READ IN CONJUNCTION WITH "SELECTED FINANCIAL DATA" AND VIANT'S FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, INCLUDED ELSEWHERE IN THIS PROSPECTUS. EXCEPT FOR THE HISTORICAL INFORMATION CONTAINED HEREIN, THE DISCUSSION IN THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS, UNCERTAINTIES AND ASSUMPTIONS SUCH AS STATEMENTS OF VIANT'S PLANS, OBJECTIVES, EXPECTATIONS AND INTENTIONS. THE CAUTIONARY STATEMENTS MADE IN THIS PROSPECTUS SHOULD BE READ AS BEING APPLICABLE TO ALL RELATED FORWARD-LOOKING STATEMENTS WHEREVER THEY APPEAR IN THIS PROSPECTUS. VIANT'S ACTUAL RESULTS, LEVELS OF ACTIVITY, PERFORMANCE, ACHIEVEMENTS AND PROSPECTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED BELOW. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE THOSE DISCUSSED IN "RISK FACTORS," AS WELL AS THOSE DISCUSSED ELSEWHERE HEREIN.

OVERVIEW

    Viant is a leading Internet professional services firm providing strategic consulting, creative design and technology services to companies seeking to capitalize on the Internet. Viant creates value by helping clients rapidly develop and deploy Internet solutions.


    Viant derives substantially all of its revenues from services performed on a fixed-price, fixed-time basis. To determine the proposed fixed price for an engagement, Viant uses an estimation process which takes into account the type and overall complexity of the project, the anticipated number of consultants needed and their associated billing rates, and the estimated duration of and risks associated with the engagement. All fixed-price proposals are approved by a member of Viant's senior management team. Revenues from fixed-price engagements are recognized using the percentage of completion method (based on the ratio of costs incurred to the total estimated project costs). Project costs are based on the direct payroll and associated fringe benefits of the consultants on the engagement. The finance department personnel meet regularly with project managers to ensure that the budgeted costs to complete, which are used to calculate revenue recognition, reflect the actual status of the project and the anticipated costs to complete. Provisions for estimated losses on contracts are made during the period in which such losses become probable and can be reasonably estimated. To date, such losses have not been significant. Viant reports revenue net of reimbursable expenses.


    Viant generally requires a client to pay 20% to 40% of the engagement fee in advance. The remainder is billed to the client over the course of the engagement.


    Viant's revenues and earnings may fluctuate from quarter to quarter based on such factors within and outside its control, including: the variability in market demand for the Internet and for Internet professional services, the length of the sales cycle associated with our service offerings, the number, size and scope of our projects, and the efficiency with which we utilize our employees. See "Risk Factors -- Fluctuations in our quarterly revenues and operating results may lead to reduced prices for our stock." Viant does not track backlog information. Any information regarding anticipated future revenue from clients would not be meaningful and potentially misleading to investors.


    The number of Viant employees increased from 119 at the end of 1997 to 246 as of April 2, 1999. Viant expects the total number of employees to increase significantly during 1999. Personnel compensation and facilities costs represent a high percentage of Viant's operating expenses and are relatively fixed in advance of each quarter. Accordingly, if revenues do not increase at a rate equal to expenses, Viant's business, financial condition or results of operations could be materially and adversely affected. In addition, Viant's liquidity may also be adversely affected if revenues do not increase at a rate equal to these additional expenses, to the extent Viant is unable to reduce operating expenses.

    During 1998, Viant changed its fiscal year to the 52-week period ending on the Friday nearest the last day of December of that year. Prior to this, the fiscal year of Viant was the calendar year. All references below to the results of operations for 1998 are the actual operating results for the fiscal year ended January 1, 1999.

RESULTS OF OPERATIONS

    The following table sets forth the percentage of net revenues of certain items included in Viant's statement of operations for the periods indicated:


                                                                      PERCENTAGE OF NET REVENUES
                                         -------------------------------------------------------------------------------------
                                          PERIOD FROM APRIL 10,                                           QUARTER ENDED
                                           1996 (INCEPTION) TO       YEAR ENDED       YEAR ENDED    --------------------------
                                              DECEMBER 31,          DECEMBER 31,      JANUARY 1,      MARCH 31,     APRIL 2,
                                                  1996                  1997             1999           1998          1999
                                         -----------------------  -----------------  -------------  -------------  -----------
Net revenues...........................               100%                  100%             100%           100%          100%
Operating expenses:
  Professional services................                80                    51               56             55            57
  Sales and marketing..................                72                    18               16             14            15
  General and administrative...........               168                    71               52             44            45
  Research and development.............                52                     7                7              4             9
                                                      ---                   ---              ---            ---           ---
    Total operating expenses...........               372                   147              131            117           126
                                                      ---                   ---              ---            ---           ---
Loss from operations...................              (272)                  (47)             (31)           (17)          (26)
Interest and other income (expense),
  net..................................                14                     1               (1)            --            --
                                                      ---                   ---              ---            ---           ---
Net loss...............................               (258)%                 (46   )%         (32  )%          (17 )%        (26 )%
                                                       ---                   ---             ---             ---          ---
                                                       ---                   ---             ---             ---          ---


    COMPARISON OF THE QUARTERS ENDED MARCH 31, 1998 AND APRIL 2, 1999

    NET REVENUES. Net revenues increased 93% from $4.1 million for the quarter ended March 31, 1998 to $7.9 million for the quarter ended April 2, 1999. The increase in net revenues reflected growing demand for Internet professional services and increases in both the size and number of Viant's client engagements. Revenues derived from Viant's three largest clients, as a percentage of total net revenues, decreased from 60% for the quarter ended March 31, 1998 to 54% for quarter ended April 2, 1999, reflecting an increase in business from other clients.

    PROFESSIONAL SERVICES. Professional services expenses consist primarily of compensation and benefits for employees engaged in the delivery of Internet professional services and non-reimbursable expenses related to client projects. Professional services expenses represented 55% of total net revenues for the quarter ended March 31, 1998 and 57% for the quarter ended April 2, 1999. Professional services expenses increased 102% from $2.2 million for the quarter ended March 31, 1998 to $4.5 million for the quarter ended April 2, 1999. These increases were primarily due to the hiring of additional professionals.

    SALES AND MARKETING. Sales and marketing expenses consist primarily of compensation, benefits and travel costs for employees in the sales and marketing groups, marketing program costs and an allocation of facilities costs. Sales and marketing expenses represented 14% of total net revenues for the quarter ended March 31, 1998 and 15% for the quarter ended April 2, 1999. Sales and marketing expenses increased by $630,000 from the 1998 quarter to the 1999 quarter and was attributable to the increase in the number of sales personnel and an overall increase in Viant's marketing and branding efforts. Viant expects that the dollar amount of sales and marketing expenses will continue to increase due to increases in advertising and promotional activities.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses consist primarily of compensation, benefits and travel costs for employees in Viant's management, human resources, finance and administration groups, and facilities costs not allocated to sales and marketing or research and development. General and administrative expenses represented 44% of total net revenues for the quarter ended March 31, 1998 and 45% for the quarter ended April 2, 1999. General and administrative expenses increased 94% from $1.8 million for the quarter ended March 31, 1998 to $3.5 million for the quarter ended April 2, 1999. These increases were due primarily to an increase in lease expenditures in connection with the opening of additional offices and the hiring of additional employees.

    RESEARCH AND DEVELOPMENT. Research and development expenses consist primarily of compensation, benefits and an allocation of facilities costs for employees associated with Viant's innovation groups. The innovation groups enhance the knowledge and expertise of the strategic consulting, creative design and technology disciplines. Research and development expenses represented 4% of total net revenues for the quarter ended March 31, 1998, and 9% for the quarter ended April 2, 1999. Research and development expenses increased from the 1998 quarter to the 1999 quarter because of the addition of two innovation groups after the first quarter of 1998.

    COMPARISON OF FISCAL YEARS 1996, 1997 AND 1998

    NET REVENUES. Net revenues were $20.0 million in 1998, representing an increase of 128% over 1997 revenues of $8.8 million in 1997. The increase in net revenues reflected growing demand for Internet professional services and increases in both the size and number of Viant's client engagements. Net revenues increased from $642,000 for the period from April 10, 1996 to December 31, 1996 to $8.8 million in the full year ended December 31, 1997. The $8.2 million increase reflected increases in both the size and number of client engagements as well as a full year of operations in 1997. Revenues derived from Viant's three largest clients, as a percentage of total net revenues, decreased from 71% in 1996, to 68% in 1997 and to 42% in 1998, reflecting an increase in business from other clients.

    Billings in advance of services performed are recorded as deferred revenues. Viant had $99,000 in deferred revenues at December 31, 1996, $931,000 at December 31, 1997 and $1.1 million at January 1, 1999. The increase in deferred revenues from year to year reflects new client engagements as well as contractual terms that allow Viant to bill clients in advance of performing services. During 1997 and 1998, substantially all of Viant's revenues were derived from fixed-price, fixed-time contracts. In 1996, substantially all of Viant's revenues were derived from time and materials based contracts.

    PROFESSIONAL SERVICES. Professional services expenses represented 80% of total net revenues in 1996, 51% in 1997 and 56% in 1998. The increase in professional services expenses as a percentage of net revenues in 1998 compared to 1997 was primarily due to Viant's strategy of increased hiring in anticipation of future growth as well as higher salaries. The decrease in professional services expenses as a percentage of net revenues in 1997 compared to 1996 reflects the higher revenues generated in 1997 as compared to 1996. Professional services expenses increased by $4.0 million from 1996 to 1997 and $6.7 million from 1997 to 1998. These increases were primarily due to the hiring of additional professionals.

    SALES AND MARKETING. Sales and marketing expenses represented 72% of total net revenues in 1996, 18% in 1997 and 16% in 1998. The decrease in sales and marketing expenses as a percentage of revenues from 1997 to 1998 was primarily due to higher revenues generated per sales employee and revenue growth. The decrease in sales and marketing expenses as a percentage of revenues from 1996 to 1997 was primarily due to revenue growth. Sales and marketing expenses increased by $1.1 million from 1996 to 1997 and $1.7 million from 1997 to 1998. The increase in sales and marketing expenses from 1996 to 1997 was attributable to the initiation of sales and marketing activities. The increase from 1997 to 1998 was attributable to the increase in the number of sales personnel and an overall increase in Viant's marketing and branding efforts.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses represented 168% of total net revenues in 1996, 71% in 1997 and 52% in 1998. General and administrative expenses increased by $5.2 million from 1996 to 1997 and $4.1 million from 1997 to 1998. These increases were due primarily to an increase in lease expenditures in connection with the opening of additional offices and the hiring of additional employees. Also included in these increases are additions of $294,000 in 1997 and $612,000 in 1998 to the allowance for doubtful accounts, reflecting Viant's increasing revenues and receivables, including a provision of $400,000 in 1998 related to one client. After adjustment to exclude non-recurring 1997 severance expenses of $1.5 million related to an agreement between Viant and a former employee, general and administrative expenses represented 54% of total net revenues in 1997.

    RESEARCH AND DEVELOPMENT. Research and development expenses represented 52% of total net revenues in 1996, 7% in 1997 and 7% in 1998. Research and development expenses increased $848,000 from 1997 to 1998 because of the addition of two innovation groups. The decrease in research and development expenses as a percentage of total net revenues from 1996 to 1997 was primarily due to revenue growth.

    QUARTERLY RESULTS OF OPERATIONS. The following table sets forth a summary of Viant's unaudited quarterly operating results for each of the nine quarters in the period ended April 2, 1999. This data has been derived from our unaudited interim financial statements which, in our opinion, have been prepared on substantially the same basis as the audited financial statements contained elsewhere in this prospectus and include all normal recurring adjustments necessary for a fair presentation of the financial information for the periods presented. These unaudited quarterly results should be read in conjunction with Viant's financial statements and notes thereto included elsewhere in this prospectus. The operating results in any quarter are not necessarily indicative of the results that may be expected for any future period. The increase in general and administrative expenses in the second quarter of 1997 was attributable primarily to severance costs related to the departure of an employee.

                                                                         QUARTER ENDED
                                -----------------------------------------------------------------------------------------------
                                MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,   JAN. 1,  APR. 2,
                                  1997       1997       1997        1997       1998       1998       1998       1999     1999
                                --------   --------   ---------   --------   --------   --------   ---------   -------  -------

                                                                        (IN THOUSANDS)
Net revenues..................  $ 1,749    $ 2,232     $ 2,405    $ 2,422    $ 4,093    $ 4,512     $ 5,302    $ 6,136  $ 7,883
                                --------   --------   ---------   --------   --------   --------   ---------   -------  -------
Operating expenses:
  Professional services.......      762      1,143       1,314      1,311      2,237      2,362       2,999      3,652    4,511
  Sales and marketing.........      168        446         415        548        586        631         805      1,302    1,216
  General and
    administrative............      564      1,935       1,440      2,359      1,809      2,118       2,740      3,698    3,518
  Research and development....       97         97         116        271        168        295         389        577      690
                                --------   --------   ---------   --------   --------   --------   ---------   -------  -------
    Total operating
      expenses................    1,591      3,621       3,285      4,489      4,800      5,406       6,933      9,229    9,935
                                --------   --------   ---------   --------   --------   --------   ---------   -------  -------
Income (loss) from
  operations..................      158     (1,389)       (880)    (2,067)      (707)      (894)     (1,631)    (3,093)  (2,052)
Interest and other income
  (expense), net..............       13         32          20         33         27        (10)        (79)      (100)      11
                                --------   --------   ---------   --------   --------   --------   ---------   -------  -------
Net income (loss).............  $   171    $(1,357)    $  (860)   $(2,034)   $  (680)   $  (904)    $(1,710)   $(3,193) $(2,041)
                                --------   --------   ---------   --------   --------   --------   ---------   -------  -------
                                --------   --------   ---------   --------   --------   --------   ---------   -------  -------


LIQUIDITY AND CAPITAL RESOURCES

    Since inception, Viant has funded its operations and investments in property and equipment through equity financings, bank borrowings and capital lease financing arrangements. Viant's cash and cash equivalents were $10.3 million at April 2, 1999.

    Viant's cash and cash equivalents increased from $2.1 million at the end of 1996 to $5.6 million at the end of 1997 to $18.2 million at the end of 1998. These increases were primarily from the net proceeds from the issuance of convertible preferred stock in the amount of $3.5 million in 1996,

$8.0 million in 1997 and $20.1 million in 1998. These proceeds were offset primarily by cash used for operating activities of $1.6 million in 1996, $2.5 million in 1997, and $8.9 million in 1998 and capital expenditures of $264,000 in 1996, $2.0 million in 1997 and $901,000 in 1998. Viant's cash and cash equivalents decreased $7.9 million in the first quarter of 1999. Operating activities resulted in a cash outflow of $7.5 million which is primarily due to the net loss for the quarter, an increase in accounts receivable and a decrease in accrued payroll. Accounts receivable increased $4.3 million in the first quarter of 1999 due to increased revenue and slower payments by clients during this period.


    Viant has a revolving line of credit with a bank which provides for borrowings of up to $5.0 million. Borrowings under this line of credit, which expires on July 3, 1999, bear interest at the bank's prime rate plus 0.5% (8.25% at January 1, 1999). Under the same bank agreement, Viant also has an equipment line of credit which provides for borrowings of up to $1,250,000, bears interest at the bank's prime rate plus 1.0% (8.75% at January 1, 1999) and is repayable in 36 equal monthly installments. Borrowings under the bank lines of credit may be prepaid in whole or in part without penalty and are secured by substantially all of Viant's assets. The lines of credit require compliance with financial covenants including the maintenance of financial ratios, including a ratio of total liabilities to tangible net worth of 1.0 and a limitation on maximum quarterly net losses. Viant was in default on a financial covenant at January 1, 1999, for which Viant received a waiver from the bank. In April 1999, Viant extended this credit facility to July 3, 1999 and renegotiated the financial covenants. The financial covenant for which the Company was in default was amended such that the Company may incur a loss not to exceed $2,500,000 for each of the fiscal quarters ending April 2, 1999 and July 2, 1999. In addition, the total liabilities to tangible net worth ratio covenant was amended such that the Company shall maintain as of the last day of each fiscal month a ratio of total liabilities to tangible net worth of not more than 1.25 to 1. Viant was in compliance with all its financial covenants during the first quarter of 1999. Viant also has a capital lease facility with a leasing company for total availability of $3.2 million secured by the capital assets purchased with the borrowings. Outstanding borrowings under the above credit facilities totaled $5.6 million as of April 2, 1999. Upon the completion of this offering, Viant intends to repay approximately $3.3 million outstanding under the bank lines of credit.

    Viant believes that its current cash, cash equivalents and short-term investments, available borrowings under its credit facilities and the net proceeds from this offering will be sufficient to meet Viant's working capital and capital expenditure requirements for at least the next 12 to 24 months. However, there can be no assurance that Viant will not require additional financings within this time frame or that such additional financing, if needed, will be available on terms acceptable to Viant, if at all.

YEAR 2000 COMPLIANCE

    Many currently installed computer systems and software products worldwide are coded to accept only two-digit entries to identify a year in the date code field. Consequently, on January 1, 2000, many of these systems could fail or malfunction because they may not be able to distinguish between the year 1900 and the year 2000. Accordingly, many companies, including Viant and Viant's clients, potential clients, vendors and strategic partners, may need to upgrade their systems to comply with applicable Year 2000 requirements.

    Because Viant and its clients are dependent, to a very substantial degree, upon the proper functioning of computer systems, a failure of these systems to correctly recognize dates beyond January 1, 2000 would disrupt operations. We may experience operational difficulties caused by undetected errors or defects in our internal systems. Purchasing patterns of our clients and potential clients may be affected by Year 2000 issues as companies expend significant resources to correct their current systems for Year 2000 compliance and may therefore defer new initiatives until they do so. We may become involved in disputes regarding Year 2000 problems occurring in solutions we have developed or implemented or arising from the interactions of our Internet solutions with other software applications. Year 2000 problems could require us to incur delays in providing our services to clients and unanticipated expenses.

    To address these issues, Viant formed a Year 2000 assessment and contingency planning committee, called the Y2K Committee, to review both its information technology systems and its non-information technology systems, and where necessary, to plan for and supervise the remediation of those systems. The Y2K Committee is headed by Viant's Chief Technology Officer. Viant has performed a preliminary assessment of the Year 2000 readiness of its critical hardware and software systems. The providers of these systems have either confirmed to Viant that these systems are Year 2000 compliant or provided the information necessary for Viant to plan and implement upgrades to make them Year 2000 compliant. Viant has begun to implement upgrades and test these systems as part of its Year 2000 efforts. Based on the information received to date from these vendors, Viant believes this process should be completed by September 1999.

    Viant has initiated communication with other significant vendors to determine the extent to which they are vulnerable to Year 2000 issues. Viant expects to complete discussions with these vendors regarding their Year 2000 remediation plans by July 1999. Viant has held and continues to hold discussions with its clients regarding their Year 2000 remediation plans. Based on discussions to date, Viant believes that the Year 2000 problem will not materially impact the operations of our significant clients or their plans to purchase our services.

    Based on work done to date, Viant believes that the cost of work and materials to complete its Year 2000 program will be approximately $120,000, of which approximately $15,000 has been spent to date. This includes the cost of material upgrades, software modifications and related consulting fees.


    Viant's standard master services agreement does not warrant Year 2000 compliance other than the warranties provided by vendors of the software used in its solutions. Viant has reviewed significant non-standard client contracts to determine its exposure for failure to provide Year 2000 compliant solutions. Viant believes these contracts do not provide express warranties for Year 2000 compliance for its solutions. Nevertheless under either contractual arrangement, Viant may become involved in disputes regarding Year 2000 problems occurring in solutions it has developed or implemented or arising from the interactions of its Internet solutions with other software applications. Viant has tested for or received assurances of Year 2000 compliance for the major software components used in its client applications. Viant believes that its exposure for failure to provide Year 2000 compliant products would not have a material impact on its business or operations.


    Viant is developing contingency plans for critical individual information technology systems and non-information technology systems to address Year 2000 risks not fully resolved by Viant's Year 2000 program. These contingency plans should be completed by the fourth quarter of 1999. To the extent that our assessment is finalized without identifying any material noncompliant information technology systems operated by us or by our vendors, Viant feels the most reasonably likely worst case Year 2000 scenario is a temporary telecommunications failure which would impair communications among our offices. Viant currently has contingency plans in place to address such a disruption in its telecommunications systems and believes that such a disruption would not have a material effect on our operations. However, a prolonged telecommunications failure beyond our control could have a material adverse effect on our business, results of operations and financial condition.

    Viant believes that the Year 2000 risk will not present significant operational problems for Viant. However, there can be no assurance that our Year 2000 program will prevent any material adverse effect on our operations, financial condition or customer relations.

                                    BUSINESS

    Viant is a leading Internet professional services firm providing strategic consulting, creative design and technology services to companies seeking to capitalize on the Internet. Viant creates value by helping clients rapidly develop and deploy Internet solutions. Viant accomplishes this value creation through a business model that emphasizes multi-disciplinary teams, an integrated service model, organic growth that reinforces the firm's culture and continuous innovation.

    Viant believes it has gained considerable experience and market presence from completing significant engagements for Global 1000 companies such as American Express, BankBoston, Compaq, Deutsche Bank, Hewlett-Packard, Kinko's, Lucent Technologies, Polo/Ralph Lauren and RadioShack.

    The Company was originally incorporated in April 1996, as a California corporation. The Company changed its name from Genuine Internet to Silicon Valley Internet Partners on June 14, 1996. On April 3, 1998, we changed our name to Viant Corporation. Prior to the closing of this offering, we will reincorporate in the state of Delaware.

INDUSTRY BACKGROUND -- INTERNET GROWTH AND OPPORTUNITIES

    Over the past several years the number of Internet users worldwide has grown rapidly. Increasing numbers of individuals and companies now use the Internet to search for information, communicate with others, conduct business and seek entertainment. According to International Data Corporation, the estimated number of Internet users worldwide was 69 million at the end of 1997, and is projected to grow to 320 million users by the end of 2002.

    The broad acceptance of the Internet has created numerous opportunities for companies that are seeking growth and are challenged by highly competitive and rapidly changing markets, geographically dispersed operations and demands for increased efficiencies. As a result, many senior executives now rank their company's Internet strategy among their highest corporate priorities.

    Internet solutions permit companies to acquire new customers, conduct electronic commerce and consistently manage customer relationships. These solutions can also dramatically improve a company's ability to access, analyze and distribute important information to suppliers, business partners, employees and customers. A manager can, for example, check suppliers' inventories for the availability, pricing and estimated delivery time for important parts needed to fulfill orders. A sales person can perform research on her company's corporate database even though she is thousands of miles from corporate headquarters. Employees worldwide can verify their retirement account balances simply by checking their company's website. A consumer can comparison shop and purchase an item from the comfort of her own home. These examples translate into revenue growth and improved operating efficiencies.

    While there are numerous benefits that may be gained by utilizing the Internet, the analysis, design and implementation of an effective Internet solution requires a range of skills and expertise which few businesses possess. The successful design of Internet solutions requires careful analysis and definition of the strategic implications of the Internet for a business, the creative possibilities for brand, content and user experience and the technology required to support the solution. The rapid development and launch of Internet solutions further requires substantial expertise to develop and integrate new business processes with existing capabilities, to design and execute Internet marketing communications plans and to evaluate, select and implement the appropriate technologies for the Internet solution.

    The current supply of high quality, experienced Internet professionals is relatively limited, making the market extremely competitive for these individuals. Furthermore, it is costly and inefficient for companies seeking to implement their own Internet solutions to hire, train and retain these professionals. As a result, an increasing number of businesses, from start-ups to Global 1000 companies, engage Internet professional services firms to help them design and implement Internet solutions. The market for Internet and e-commerce services is projected to grow dramatically. Forrester Research estimates that this market will grow from $5.4 billion in 1998 to $32.7 billion in 2002, representing a compound annual growth rate of 56.9%.

    The rapidly growing demand for Internet professional services has attracted many firms to this market. Viant believes that many of these firms suffer from one or more of the following limitations:

    - Strength in only one or two of the core competencies of strategic consulting, creative design and technology. Many of these firms have expertise in only one or two of these critical disciplines and therefore must partner with other firms to deliver a complete Internet solution. As a result, separate teams or firms with differing approaches, skill sets and cultures work on the same project. This separation often results in project delays, increased costs and other inefficiencies.

    - A time and materials business model. Service providers who utilize a time and materials model typically bill their clients for the time spent on a project. As a result, these service providers have a reduced incentive to complete a project early or on time as they will continue to be paid even if a project takes longer than planned. Clients, therefore, generally perceive that the time and materials model fails to align the service provider's goals with the client's, namely the rapid, efficient delivery of a working Internet solution.

    - Dependence on acquisitions to add competencies and geographic reach. Certain Internet professional services firms grow through acquisitions of other firms in order to gain expertise in core disciplines or to expand geographically. The mere acquisition of these additional disciplines may not necessarily result in the creation of an integrated service approach. In addition, the integration of an acquired firm's employees and business systems is often difficult and time-consuming, resulting in inconsistent and inefficient delivery of services and solutions to the client.

    Accordingly, Viant believes that companies seeking to effectively capitalize on the Internet require and seek a firm with expertise in strategic consulting, creative design and technology to provide an integrated, seamless delivery of Internet solutions.

THE VIANT SOLUTION

    Viant is a leading Internet professional services firm providing strategic consulting, creative design and technology services to companies seeking to capitalize on the opportunities presented by the Internet. Viant has experienced increased demand for its services. Viant's revenues have grown from $640,000 in 1996 to $8.8 million in 1997 and $20.0 million in 1998. Key elements of the Viant solution are:

    INTEGRATED APPROACH

    Viant combines three core disciplines -- strategic consulting, creative design and technology -- to help clients reevaluate their strategies and transform their businesses to take advantage of the Internet. Viant delivers its services for each project through a multi-disciplinary team of strategists, creative designers and information technologists who typically work with key client representatives in a local Viant office. Viant believes that this integrated approach enables it to deliver comprehensive Internet solutions which can be implemented seamlessly and quickly. This approach also reduces costs, miscommunications and delays which can occur when the strategic consulting, creative design and technology disciplines are handled by different teams or firms.

    VIANT SERVICE MODEL

    We created the Viant Service Model to organize and address the broad-ranging and complex needs of clients hoping to utilize the Internet effectively. The service model divides each engagement into three well-defined phases -- Envision, Experience, and Launch -- which provide our consultants with a consistent yet flexible service approach. The Viant Service Model takes a client efficiently from strategy all the way through implementation. Our approach identifies and prioritizes initiatives, rapidly delivers them to market, captures valuable market experience and feedback, and immediately applies this feedback to refine the solution. Viant executes this approach through an iterative process, which results in Internet solutions that are better suited to today's fast-changing market environment than solutions based on a traditional, lengthy and non-iterative approach. The service model also allows us to identify, capture, and reuse valuable Internet frameworks, designs, processes and techniques which we develop in our client projects.

    FIXED-PRICE AND FIXED-TIME

    In substantially all of its engagements, Viant charges a fixed price for its services and provides the client with a substantive deliverable within a short, predetermined timeframe. Viant believes that clients favor fixed-price, fixed-time contracts because they focus on clearly defined deliverables and permit the client to more accurately manage project costs. These contracts also create incentives for Viant to finish within budgeted timeframes, thereby more closely aligning Viant's interests with the client's. Furthermore, this model creates the opportunity for Viant to achieve higher margins by delivering its solutions more efficiently.

    STRATEGIC BUSINESS FOCUS

    Viant works with clients to reevaluate and transform their strategic business processes and operations to take advantage of the Internet. Viant's focus on initiatives that are critical to a client's strategy, operations and organization enables Viant to work with a client's most senior executives. Viant believes that its participation in and development of these critical initiatives results in the opportunity to provide premium value services.

    ORGANIC GROWTH MODEL

    Viant believes its organic growth model is essential to its ability to maintain quality while increasing revenues. Viant has built its business entirely through the training and assimilation of new employees, as opposed to adding employees and disciplines through mergers or acquisitions. A principal element of this training and assimilation is the QuickStart program, an intensive three-week program of activities and instruction attended by all new employees.

    In order to open new offices effectively and quickly, Viant staffs new locations with employees who have relocated from other offices. This process allows Viant to bring new offices on-line quickly, ready to service local clients. Additionally, Viant believes this process maintains consistent firm-wide quality and culture, and an ongoing entrepreneurial environment.

    VIANT CULTURE

    Viant's culture is founded on professional growth, rapid learning and enterprise-wide knowledge-sharing. Employees are evaluated not only on their individual performance, but also on how well they teach other employees and share knowledge. Viant's integrated team approach and policy of servicing its clients from local offices has reduced travel time and allowed Viant managers to allocate work efficiently. In 1998, Viant's turnover rate was approximately 9%. Viant believes that this is less than one-half of the average rate for publicly traded technology consulting firms in the United States.

VIANT'S STRATEGY

    Viant's goal is to build upon its position as a leading provider of Internet professional services. To achieve this goal, Viant is pursuing the following strategies:

    EXPAND EXISTING CLIENT RELATIONSHIPS AND ATTRACT NEW CLIENTS

    Viant continues to focus on delivering high quality solutions to help its clients redefine and transform their businesses in order to capitalize on the Internet. Viant believes this focus improves client satisfaction and results in two distinct benefits: follow-on engagements with existing, satisfied clients and referrals for engagements with new clients. Viant also plans to continue to build its brand recognition, grow its sales efforts and expand its skill set to acquire new clients seeking comprehensive Internet solutions.

    CONTINUE ENHANCEMENT OF CORE DISCIPLINES

    To enhance its knowledge and thought leadership in the core disciplines -- strategic consulting, creative design and technology -- Viant has established the following research and innovation groups:

      THE VIANT INSTITUTE, which is comprised of dedicated internal personnel and outside advisors whose efforts are focused on thought-leading research and writings on Internet-related issues. Viant uses this research internally to enhance its knowledge and service offerings, and also distributes this research to clients and prospective clients as a means of increasing Viant's visibility in the marketplace.

      THE DESIGN STUDIO, which has a dedicated staff that supports the creative discipline. This group develops new ideas in creative design and user experience, giving our clients innovative ways to attract and strengthen relationships with customers over the Internet.

      THE TECHNOLOGY CENTER, which is comprised of a dedicated team that evaluates and tests new and emerging Internet technologies. This team synthesizes new technologies in order to formulate innovative Internet architectures. These activities benefit our clients by allowing them to rapidly incorporate thoroughly-tested, leading edge technologies into their Internet solutions.

    Viant believes that the combination of new intellectual capital from its innovation groups with its project-based experience will allow it to remain on the leading edge of strategic consulting, creative design and Internet technologies.

    ATTRACT AND RETAIN THE HIGHEST QUALITY EMPLOYEES

    Viant seeks to hire high quality employees with a broad range of experience and knowledge. Consistent with its organic growth plan, Viant recruits a majority of its new employees through an employee referral program. This program rewards employees for new hires referred by them. The QuickStart training and orientation program accelerates the dissemination of knowledge among new employees and instills an understanding of Viant's culture and shared values. Viant's culture provides long-term appeal for its employees by providing extensive client contact and allowing them to pursue mastery of one discipline or gain a broad exposure across two or more disciplines. Viant also encourages its employees to pursue entrepreneurial opportunities by helping to launch new offices. Viant believes that equity ownership is an important component of employee compensation. As a result, all Viant employees are granted options to purchase Viant stock upon commencement of employment.

    LEVERAGE COMPANY-WIDE KNOWLEDGE

    Viant's multi-disciplinary teams gain valuable experience and knowledge through client engagements. Viant's culture, systems and processes promote the sharing of this knowledge throughout the company. Viant has developed a unique, proprietary knowledge sharing and collaboration system, consisting of electronic documents and shared workspaces, called FOCUS. During every client engagement, Viant project teams seek to expand Viant's knowledge base by identifying innovative processes, techniques and analyses that they believe will be valuable to other project teams. The FOCUS system enables the:

    - efficient distribution of company-wide knowledge and experience;

    - reuse of processes and knowledge from past projects;

    - acceleration and enhancement of professional development; and

    - close collaboration and knowledge sharing with clients during projects.

    The client benefits from Viant's FOCUS system which gives it access to a broad array of proven assets, methods and project experience. Viant benefits from this knowledge sharing strategy through the reuse of processes, components and methodologies. This strategy accelerates the delivery of Internet solutions and over time could result in improved operating margins.

    CONTINUE TO REFINE OUR OPERATING SYSTEMS AND PROCESSES

    Viant has built and continues to refine its management processes and supporting systems in order to streamline and standardize operations. These include systems and processes for:

    - revenue forecasting;

    - recruiting;

    - project financial management;

    - relationship management;

    - career management;

    - knowledge sharing;

    - project staffing; and

    - accounting.

    Viant believes that the evolution of its infrastructure has allowed and will continue to allow it to scale its operations and compete effectively.

    EXPAND GEOGRAPHICALLY

    Viant believes that significant revenue growth opportunities exist from expansion into new geographic markets. To date, Viant has opened offices in six cities in the United States and an office in London. Viant has plans to expand to additional domestic and international markets. Through its organic growth model, each office is initially staffed with experienced employees from other Viant offices and then with new employees from the local geographic area. Viant believes this expansion strategy provides ongoing entrepreneurial opportunities for employees and closer relationships with clients.

    PROVIDE SERVICES ACROSS A BROAD RANGE OF INDUSTRIES

    Viant focuses on building knowledge of and skills relating to the design and development of Internet solutions to help companies redefine and transform their businesses. Viant believes the broad-based business knowledge and Internet expertise it attains from its client engagements is scalable across a wide range of industries. Clients have effectively utilized this expertise in a broad range of industries which, to date, have included:

    - financial services;

    - retail;

    - music and entertainment;

    - pharmaceutical;

    - high technology;

    - utilities;

    - distribution; and

    - telecommunications.

VIANT SERVICES

    Viant has focused on developing substantial expertise in five major service areas. These service areas include:

    INTERNET STRATEGY SOLUTIONS

    Companies often pursue multiple Internet initiatives in an isolated and un-coordinated manner, ignoring the opportunities to integrate these initiatives with broader corporate strategy and business practices. Viant works closely with a client to better understand its existing business strategy, processes and needs in order to design a comprehensive and complementary Internet strategy. Viant also works with a client to redesign its organizational structure and processes to fully capitalize on the new, Internet-inclusive business strategy. Viant then helps the client to focus, define, and prioritize its Internet investments to ensure that they represent a unified strategy closely tied to the client's overall business objectives and operations.

    ELECTRONIC COMMERCE SOLUTIONS

    As increasing numbers of people research and purchase goods and services directly over the Internet, many companies have rushed to create their own Internet storefront in what they view simplistically as a new distribution channel. Viant helps clients move beyond this approach by focusing them on critically important issues such as customer segmentation, online customer behavior, the design and creation of positive user experiences, customer information capture and analyses, and effective online customer service. This focus helps clients to create electronic commerce solutions that attract, satisfy, and retain loyal customers through the Internet.

    BUSINESS PARTNER SOLUTIONS


    Historically, business partners have largely interacted via multiple and sometimes inefficient methods including faxed correspondence, telephone sales and support, paper-based orders, invoicing and payment. Business partners can greatly improve the efficiency of this process by using secure Internet-based transactions and correspondence systems, often called extranets. Viant has gained substantial knowledge and expertise in rapidly analyzing complex business operations and partner interaction systems, redesigning business partner interactions around extranet solutions, designing effective user interfaces and functionality, and integrating extranet solutions with disparate hardware and software systems.

    INTERNAL INFORMATION SOLUTIONS

    As companies grow in headcount and geographic breadth, managers often face the difficult and costly question of how to share information with large numbers of employees, often in numerous geographic locations. For example, an updated brochure or handbook that needs to be sent to 850 locations worldwide requires a significant amount of time and resources. Viant helps clients to develop corporate Internet solutions, often called intranets, which allow the secure capture, storage, and distribution of information by and to a client's authorized employees. Viant designs and deploys intranet solutions, for example, that enable a global company to post documents, audio or video clips on a website for access by all employees worldwide. Viant's intranet solutions allow clients to communicate important information to those who need it in a cost and time efficient manner.

    INTERNET-ONLY BUSINESS SOLUTIONS

    The dramatic growth in Internet use has also given rise to a new class of businesses which are designed specifically for the Internet. Viant works with clients and managers to design and deploy the business strategy, operations, and systems for these new Internet enterprises. Because market conditions shift extremely quickly for Internet-based businesses -- for example with the entrance of new competitors regulations or technologies -- clients value Viant's ability to help them rapidly and effectively analyze conditions, anticipate and respond to changes, and refine their business strategies and systems.

VIANT SERVICE MODEL

    The Viant Service Model is comprised of three distinct, customizable and iterative phases, which facilitate the rapid delivery of Internet solutions. Viant works with the client to understand its specific business needs and determine the most appropriate activities within each phase of the service model. Each phase takes approximately 60-90 days, is provided on a fixed-price, fixed-time basis and involves all three core disciplines. These three phases may be repeated as required to refine and deliver an Internet solution. The Viant Service Model can be illustrated graphically as follows:

                     (DIAGRAM DEPICTS VIANT SERVICE MODEL)

    (A triangle with the words Strategy, Technology, and Creative, and three boxes, labeled, "Envision: Explore and Develop the Internet Strategy"; "Experience: Design Prototypes to Test Approaches"; and "Launch: Build and Deploy the Internet Solution". The words Ideas/Option, Blueprint/Market Tests and Build/Refine will appear under the boxes)

    ENVISION

    During the first phase, ENVISION, project teams examine the client's marketplace, including competitors, customer needs and brand identity. Viant interprets the client's core value proposition and business practices for the Internet environment based on Viant's integrated perspective of customer behavior and needs, competitive dynamics and technology trends and issues. Viant works with the client to establish a focused objective -- for example, increased customer value, strengthened partner relationships or improved operating efficiencies -- and a comprehensive set of business options to achieve this objective.

    Once this set of options is developed and articulated, Viant works with the client to further analyze and prioritize the potential options by:

    - defining the decision framework and criteria to select near-term and long-term Internet investments;

    - developing a profile of the client's capabilities and comparing those capabilities against the requirements of the solution;

    - performing a rigorous business case analysis to determine which option to pursue; and

    - creating a conceptual design to help visualize the options.

    At the end of this phase, Viant delivers an action plan that is understood and supported by key managers throughout the client organization and is grounded in the client's business strategy. The action plan outlines specific Internet solutions and their expected benefits. The plan also identifies the work needed to determine the solution's requirements.

    EXPERIENCE

    In the second phase, Experience, the project team utilizes the action plan from Envision and carefully investigates the Internet solutions through market tests. The project team creates an initial layout and subsequent prototypes of the Internet solution. These prototypes can then be tested with the client's existing and potential customers. The testing process allows clients to incorporate customer feedback into the Internet solution.

    Another important aspect of the Experience phase is the continued assessment of prototypes against the client's broad business strategy, internal operations and processes, marketing initiatives and technology systems. Viant helps the client refine its initial strategy and action plan into a better defined Internet solution and launch plan.

    LAUNCH

    In the third phase, Launch activities center on creating the capabilities needed not only to implement an Internet solution, but also to establish that Internet solution as an ongoing and integrated dimension of the client's business operations. Project teams build and deploy Internet solutions through incremental releases. Project teams perform rigorous testing on each release to ensure proper functioning and reliability. Viant trains the client throughout the Launch phase enabling the client to manage ongoing maintenance once the Internet solution is complete. Activities in this phase include:

    - development of Internet software applications;

    - integration between the Internet solution and the client's existing technology systems;

    - refinement of the client's business and Internet strategy, based on operational needs and ongoing customer feedback;

    - management of changes in work processes;

    - rigorous testing of an Internet solution to ensure reliability and proper functionality;

    - transitioning the Internet solution to client personnel for ongoing maintenance and revision; and

    - execution of the integrated marketing strategy.

The Viant Service Model's iterative build and release process provides a high degree of flexibility to meet changing client needs and ensures a high-quality solution.

    BENEFITS OF THE VIANT SERVICE MODEL

    The Viant Service Model provides us with considerable benefits and advantages including:


    - A consistent approach for the rapid, effective delivery of all of Viant's services. This approach is taught to all Viant consultants through the QuickStart program and subsequent training programs;


    - Standard methods to identify and capture valuable reusable assets developed in client projects. These reusable assets include proprietary Internet frameworks, designs, tools, processes, techniques and software; and

    - A powerful means to facilitate sales forecasting and resource management.

    Viant also believes that the service model provides benefits to clients, which include:

    - COMPLETENESS. The Viant Service Model incorporates all the elements needed to design and implement an effective Internet solution, including the creation of the business strategy, development of the marketing plan, design of a business organization, layout of the technical architecture, implementation of the Internet solution and the introduction of the redesigned business. The Viant Service Model provides clients with an integrated set of activities that effectively move them from analysis through execution.

    - SPEED. The Viant Service Model takes a client efficiently from strategy all the way through implementation, avoiding costly hand-offs that typically occur when a client uses one consulting team or firm for strategy and operations, another for creative design and marketing, and a third for systems development and integration. Clients utilizing the Viant Service Model gain a benefit by rapidly getting the right Internet initiative to market.

    - INNOVATION. The Viant Service Model draws on multi-disciplinary teams of strategic consulting, creative design and technology experts. Clients benefit by having innovative ideas formed from three, distinct disciplinary perspectives, and from having these perspectives integrated early and throughout all phases of the engagement.

    - ALIGNMENT. The Viant Service Model draws on key representatives from various functional areas within the client's organization, including marketing, information technology, strategy and operations. As a result, the Internet strategy and execution receives deep and broad support across the client organization. This organizational support helps to ensure that Internet initiatives and investments are aligned with the client's business goals and operations.

    - UNIQUENESS. The Viant Service Model is highly flexible and can incorporate a client's prior Internet work and investments as well as its unique brand, organization and technology requirements. As a result, each client gets a unique work plan that is most efficient for its operations and organization, as well as unique Internet initiatives to specifically address that client's needs.

    - RISK MITIGATION. The Viant Service Model relies on proven frameworks, techniques and processes. As a result, clients benefit from reliable mechanisms that can be used to identify and manage project risk and to ensure the quality delivery of Internet initiatives, on time and within budget.

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
    We seek to protect the software applications, methods and internal business processes that comprise the Viant Service Model through a combination of copyright and trade secret laws. We use all reasonable efforts to protect the proprietary and confidential aspects of the service model by requiring any party having access to them to execute a nondisclosure agreement or an employee confidentiality agreement.

SALES AND MARKETING

    Viant markets its Internet professional services through sales professionals located in Boston, Chicago, Dallas, Los Angeles, New York, and San Francisco. Viant believes that this regional sales focus combined with our local service approach allows Viant to develop strong market presence and name recognition in each of our local markets. Viant's sales professionals operate through a coordinated and structured process to evaluate large numbers of prospective clients, target qualified prospects and secure new engagements.

    Viant primarily markets its services to Global 1000 corporations. In addition, Viant markets its services to early stage companies whose businesses are designed and built around the Internet. Viant believes that the opportunities and issues created by the Internet, including new brand enhancement possibilities and dramatic shifts in product distribution strategies, span a broad range of industries.

    Our sales efforts are supplemented by marketing and communications activities which we pursue to further build Viant's brand name and recognition in the marketplace. These activities include direct mail campaigns targeting corporate executives, public speaking opportunities, attendance at industry conferences and business events, a public relations program, sales and marketing materials and our own focused Internet brand initiative.

SIGNIFICANT CLIENTS

    Our clients include the following companies:

             American Express Company
             BankBoston Corporation
             BlueTape, LLC
             CMGI, Inc.
             Compaq Computer Corporation
             Della & James, Inc.
             Deutsche Bank AG
             Dreyfus Brokerage Services
             Hewlett-Packard Company
             Informix Software
             J. Crew Group, Inc.
             Kinko's Corporation
             Lucent Technologies Inc.
             Oncology Therapeutics Network, Corp., a subsidiary of Bristol-Myers Squibb Co.
             Polo/Ralph Lauren Corporation
             RadioShack
             Unum Corporation

    We derive a significant portion of our revenues from large projects for a limited number of clients. In 1998, our five largest clients accounted for approximately 59% of our revenues. During this period, Kinko's Corporation, Lucent Technologies Inc. and Compaq Computer Corporation each accounted for more than 10% of our revenues. In the first three months of 1999, our five largest clients accounted for approximately 65% of our revenues. During this period, Compaq and Radio Shack each accounted for more than 10% of our revenues.

CLIENT CASE STUDIES


    The following four case studies are representative of the services we have provided to our clients.


KINKO'S

    Kinko's is an international leader in the document copying and business services industry, operating in 1,000 locations in eight countries with more than 25,000 employees worldwide. When Kinko's combined its numerous regional partnerships into one corporate entity, the company needed a simple, effective way to distribute information to all of its locations and to facilitate communications among its employees. Kinko's senior management recognized that automating information distribution and facilitating company-wide communications would not only save time and money, but also help create and sustain a consistent corporate culture.

    To date, Viant has helped Kinko's relaunch its complete website, www.kinkos.com, and launch an intranet. Kinko's views its website as a key component to its corporate repositioning effort. Viant worked with Kinko's to establish the strategic direction for the new website; reinterpret Kinko's brand for the internet; redesign the site's look and feel, navigation and content; and enhance the site's functionality. The newly designed website centers on customer needs and experience rather than the simple display of products and services. The site was rapidly redesigned and relaunched in just three months, and is the platform from which Kinko's will further develop its full Internet business model.


    In just six months Viant helped Kinko's design and build a corporate intranet that delivers daily updated business information to each manager. The Kinko's intranet speeds the flow of information and encourages discussion, unifying widely dispersed operations into a single community. Furthermore, Kinko's reported to Viant that by replacing its prior practice of weekly mailings, the new intranet system has significantly reduced printing and distribution costs.


THE TANDEM DIVISION OF COMPAQ

    Compaq's Tandem Division provides software and hardware solutions to support business critical electronic commerce, business information and transaction processing functions for industries such as telecommunications and finance that require absolute reliability. Intense competition in the marketplace drove Tandem towards an increasingly complex and rapidly evolving product line.

    To communicate with its worldwide sales force, Tandem implemented a CD-ROM-based news and information system. This CD-ROM system required Tandem to regularly compose, manufacture and ship hundreds of compact discs. This system proved to be inefficient and costly as the system simply could not keep up with the growing information demands of the business.

    Viant helped Tandem replace this CD-ROM system with a highly flexible, easy-to-administer intranet that instantly delivers the latest product information and other sales tools to the Compaq sales force. The immediate availability of current information has enabled sales people to devote more time to selling the company's products.

    Tandem's success with the intranet helped its executives realize that up-to-date product information would also be valuable to its partners and customers. The new business and information infrastructure became a platform for a business partner extranet and a public website.

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
Tandem now uses one common Internet-based system to create a targeted, personalized view of product and company information for each of its sales force, business partners and customers.

    The use of Viant's proprietary service model allowed Tandem to move from the intranet solution concept to actual launch in just four months. The partner extranet and public website were launched shortly thereafter. In the first year using Viant's new solution, Tandem realized the following benefits:


    - a reduction in annual printing and distribution costs;


    - a shortened publishing cycle from two to three weeks to just one to two days;

    - a streamlined site management process requiring fewer people;


    - improved sales force productivity; and



    - an improved public Internet presence, with a significant increase in both the number of visitors and web page hits.


ONCOLOGY THERAPEUTICS NETWORK (OTN)

    Oncology Therapeutics Network (OTN), a subsidiary of Bristol-Myers Squibb, provides pharmaceutical delivery services to over 2,000 physician accounts. OTN sought to accelerate revenue growth and reduce expenses by leveraging web technologies.

    Viant and OTN collaborated to create a customer extranet that provides tailored, online access to over 1,000 products and related sales information in an easy-to-use design for non-technical users. OTN Online enables customers to research product information on their own, freeing OTN's sales representatives and collection specialists to focus on building and maintaining customer relationships.

    Viant created a database-driven Website that presents personalized product catalogs and customer-specific sales and invoice information. OTN customers are able to access their information, while the OTN webmaster can update the information in real-time. The site interfaces with OTN's existing financial systems to enable field sales representatives to provide real-time account management.

    By keeping OTN's core business strategy at the forefront of web development efforts, Viant enabled OTN to pursue an aggressive Internet initiative without compromising their ability to provide high quality customer service and support. Using Viant's Service Model to build a flexible web business, OTN was able to integrate its existing system while creating an extendable platform for future Internet initiatives.

BLUETAPE

    BlueTape was founded in 1998 to deliver user-driven interactive entertainment experiences combining music, videos, commerce and information. BlueTape's founders sought a business partner that could help develop BlueTape's core business strategy and capabilities as well as its first entertainment offering.

    BlueTape chose Viant because of its ability to analyze, design and build multiple aspects of a new Internet based business. Viant worked closely with BlueTape to transform BlueTape's business concept into a fully operational venture. This engagement integrated Viant's multi-disciplinary team approach and proprietary service model with BlueTape's internal capabilities to form a truly joint effort.

    As part of the collaboration process, BlueTape moved into Viant's New York offices to create a focused work environment. The combined team conducted extensive research on existing music and music video Internet sites and worked to create a truly new user experience. This result was sputnik7.com, a unique and innovative entertainment experience centering on high-quality music and video. Viant's service model also helped BlueTape to accelerate the design, development and deployment of the sputnik7.com site.

    sputnik7.com is a real-time, online music and video experience built to be continually shaped by audience feedback. The site delivers synchronized streaming media through a web browser, and operates 24-hours-a-day, seven-days-a-week. sputnik7.com features a broad new music mix that includes electronica, hip-hop and rock, and is focused on providing new music ranging from unsigned and independent label artists to established acts on major labels.

    While watching a video, a viewer can retrieve artist information, chat online with other viewers, purchase items and make music video requests. The site was specifically built so that audience ratings, requests, site navigation decisions and other feedback can be gathered, aggregated and analyzed in a structured format. This user data is then employed by BlueTape's music programmers to shape the user experience. A digital library and an intuitive scheduling console let sputnik7.com music programmers easily schedule and program music, music videos and advertisements.

COMPETITION

    Viant competes in the Internet professional services market, which is relatively new and intensely competitive. Viant expects competition to intensify as the market evolves. Viant believes that the competitors fall into several categories, including the following:

    - Internet service firms, such as AGENCY.COM, iXL, Organic Online, Proxicom, Razorfish and USWeb/CKS;

    - technology integrators, such as Andersen Consulting, Cambridge Technology Partners, Cap Gemini, EDS, IBM, and Sapient; and

    - strategic consulting firms, such as Bain, Booz-Allen & Hamilton, Boston Consulting Group, Diamond Technology Partners, McKinsey and Metzler Group.

    Many of Viant's competitors have longer operating histories, larger client bases, longer relationships with clients, greater brand or name recognition and significantly greater financial, technical, marketing and public relations resources than Viant. Viant believes that only a few of these competitors offer an integrated package of professional Internet services. Several competitors, however, have announced their intention to offer a broader range of services than they currently provide.

    Viant believes that the principal competitive factors in the Internet professional services market are: the provision of an integrated services, breadth of service offerings, cost certainty and a referenceable customer base. Viant believes that its service model allows it to compete favorably in all of the above areas.

    There are relatively low barriers to entry into the Internet professional services market. As a result, new market entrants pose a threat to Viant's business. Existing or future competitors may develop or offer services that are comparable or superior to ours at a lower price, which could have a material adverse effect on our business, financial condition and results of operations.

LEGAL PROCEEDINGS

    From time to time, Viant may be involved in litigation incidental to the conduct of its business. Viant is not currently party to any material legal proceedings.

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
PEOPLE AND CULTURE

    Viant had 27 employees at the end of 1996, 119 at the end of 1997, and 246 employees as of April 2, 1999. None of Viant's employees is represented by a labor union and Viant believes its employee relations are excellent. Although Viant has experienced rapid growth, it continues to grow organically and to introduce every new employee into the Viant culture via its intensive three-week Quickstart training program. Viant believes that this shared introductory experience is critical to its corporate culture and service quality.

    Viant recognizes that its employees are key to its future success. This future success is based on the following factors:

    - an effective recruiting program that attracts bright, creative and entrepreneurial candidates;

    - a strong corporate culture reinforced through our organic growth model;

    - ongoing training and development; and

    - equity ownership for all employees.

    PHILOSOPHY

    Viant's personnel and culture philosophy is simple: to provide every employee with an environment for professional growth and development. Viant believes that intelligent and motivated individuals achieve their fullest potential by collaborating with high-caliber professionals in a work environment charged with creativity and innovation. Viant also believes that individual learning is accelerated when the firm's collective knowledge and experience is shared in a team environment that is stimulating, challenging and fun.

    RECRUITING

    Viant dedicates significant resources to its recruiting efforts. A majority of Viant's new hires come from referrals by current employees. Viant believes that its existing employees are an excellent recruiting resource and rewards employees that bring new people into the organization. Viant believes that the success of its employee referral program is a direct reflection of current employee satisfaction. Viant also actively recruits from many of the country's leading graduate and undergraduate programs and through professional search firms.

    TRAINING AND DEVELOPMENT

    Viant's training and professional development programs advance the skills of its employees and enable Viant to deliver high-quality services to its clients. A principal element of this training is Viant's QuickStart program. QuickStart is an intensive three-week program attended by all new employees. In the program, new employees learn about the culture and values of the firm, meet other new employees from across the firm and gain first-hand experience with Viant's Service Model. Additionally, Viant continues to develop programs that ensure each consulting professional has the opportunity to develop skills in each of Viant's core disciplines.

    COMPENSATION

    Viant's compensation program has been structured to attract and retain highly skilled professionals by offering competitive base salaries with annual cash bonus opportunities. Each Viant employee receives stock options upon commencement of employment and may receive additional options based upon performance.

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
FACILITIES


    Viant's headquarters are located in 20,000 square feet of leased office space in Boston, Massachusetts. This facility is used by Viant's senior management, administrative, human resources and training personnel as well as the Boston business unit consultants. The lease term extends to March 31, 2003 with a five-year renewal at the option of Viant. Additionally, Viant leases 25,000 square feet in New York, 23,466 square feet in San Francisco and 5,003 square feet in Dallas. The New York lease term extends to July 28, 2007 with a ten-year renewal at the option of Viant. The San Francisco lease term extends to August 30, 2003 with a five-year renewal at the option of Viant. The Dallas lease term extends to November 30, 1999 with a five-year option as elected by Viant to rent 11,834 additional square feet of space. Viant has also entered into short term leases for professional office space in Chicago, Los Angeles and London.


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
                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    Our directors and executive officers as of April 9, 1999 are as follows:

NAME                               AGE                      POSITION WITH VIANT
------------------------------     ---     ------------------------------------------------------
Robert L. Gett                         48  President and Chief Executive Officer, and Director
M. Dwayne Nesmith                      37  Vice President and Chief Financial Officer
Richard J. Chavez                      34  Vice President and Chief Strategy Officer
Francis X. Dudley                      37  Vice President and Chief Creative Officer
Timothy A. Andrews                     42  Vice President and Chief Technology Officer
Christopher Newell                     48  Vice President and Chief Knowledge Officer
Diane M. Hall                          36  Vice President and Chief People Officer
Sherwin A. Uretsky                     41  Vice President, Worldwide Sales
Michael J. Tubridy                     43  Vice President of Finance and Treasurer
Robbie O. Vann-Adibe                   37  Vice President and Co-General Manager, London
Edward J. Mello                        41  Vice President and General Manager, Dallas
Chirag V. Patel                        30  Vice President and General Manager, Boston
Lance L. Trebesch                      33  Vice President and General Manager, Los Angeles
Paul R. Michaud                        34  Vice President and General Manager, New York
Xavier Zang                            34  Vice President and General Manager, San Francisco
Michael A. Keany                       39  Vice President and Co-General Manager, London
William H. Davidow(1),(2)              64  Chairman of the Board of Directors
Kevin W. English                       46  Director
Venetia Kontogouris(1),(2)             47  Director

------------------------

(1) Member of the audit committee

(2) Member of the compensation committee

    ROBERT L. GETT has served as President and Chief Executive Officer and director of Viant since November 1996. From August 1990 to October 1996, Mr. Gett was the President-North America and was on the board of directors for Cambridge Technology Partners (Massachusetts), Inc., a technology consulting and systems integration firm. From April 1988 to July 1990, Mr. Gett was President of Fidelity Software Development Company, a subsidiary of Fidelity Investments, a financial services company. From January 1982 to March 1988, Mr. Gett served as Managing Director and Chief Information Officer of Smith Barney, Inc., a financial services company. Mr. Gett currently serves on the board of directors of Optika, Inc., an imaging and document management software company. Mr. Gett holds a BS in Mathematics from Indiana University of Pennsylvania and an MS in Technology Management from American University.

    M. DWAYNE NESMITH has served as Vice President and Chief Financial Officer of Viant since March 1999. From December 1996 to March 1999, Mr. Nesmith served as Viant's Vice President of Operations and Planning, and from May 1996 to June 1998, Mr. Nesmith served as Viant's Vice President of Product Marketing. From January 1992 to April 1996, Mr. Nesmith was a product manager for Compuware Corporation, a technology consulting and software development company. From August 1989 to December 1991, Mr. Nesmith was a product marketing manager for Oracle Corporation, a database and technology company. From July 1984 to May 1987, Mr. Nesmith was a consultant for Arthur Andersen, an audit, tax and consulting firm. Mr. Nesmith holds a BS in Computer Science from the University of Mississippi and an MBA from the Harvard Business School.

    RICHARD J. CHAVEZ has served as Vice President and Chief Strategy Officer of Viant since February 1997. From January 1995 to January 1997, Mr. Chavez was a Principal for CSC Index, a management consulting firm. From August 1994 to December 1994, Mr. Chavez was a Senior Client Partner and Manager for Cambridge Technology Partners (Massachusetts), Inc., a technology consulting and systems integration firm. From January 1989 to June 1994, Mr. Chavez was the Chief Operating Officer and President of Marble Associates, Inc., a technology consulting and systems integration firm. Mr. Chavez holds an AB degree in Political Science from Harvard College.

    FRANCIS X. DUDLEY has served as Vice President and Chief Creative Officer of Viant since April 1998. The Chief Creative Officer is responsible for overseeing the hiring of design personnel and supervising the design process in all client engagements. From April 1994 to March 1998, Mr. Dudley has also served as President of FX Dudley Communications, Inc., a creative consulting and media production company. From November 1995 to December 1996, Mr. Dudley served as Executive Director of Creative Affairs and New Media Development for MTI/The Image Group, a television production company. From May 1992 to November 1993, Mr. Dudley was an International Marketing Manager for Gannett/USA Today International, a media company. Mr. Dudley holds a BA in English/Philosophy from St. Joseph's University.

    TIMOTHY A. ANDREWS has served as Chief Technical Officer of Viant since August 1998. The Chief Technical Officer is responsible for overseeing all aspects of engineering, software development and technical implementation activities. From July 1996 to July 1998, Mr. Andrews was a partner at Diamond Technology Partners, Inc., a strategic management consulting firm. From July 1994 to July 1996, Mr. Andrews was the Vice President of Technology for the consulting and systems integration unit of Computer Sciences Corporation, a consulting and systems integration firm. From January 1986 to February 1994, Mr. Andrews was the Chief Technical Officer of ONTOS, Inc., a software company. Mr. Andrews holds an AB in Engineering Science from Dartmouth College and an MS in Computer Science and Electrical Engineering from Worcester Polytechnic University.

    CHRISTOPHER NEWELL has served as Vice President and Chief Knowledge Officer of Viant since April 1999. The Chief Knowledge Officer is responsible for overseeing the systems and processes that capture and distribute the experience gained in client engagements. From January 1994 to March 1999, Mr. Newell founded and served as Executive Director for, the Lotus Institute, the research and executive education division of Lotus Development Corporation, a software company. From October 1988 to January 1994, Mr. Newell served as Director of Organizational Development and Training for Lotus Development Corporation. Since October 1998, Mr. Newell has served as the Co-Director of the IBM Institute for Knowledge Management. Mr. Newell holds a BA in Psychology from Wheeling Jesuit College, an MS in Counseling Education from Suffolk University, and a PhD in Psychology from Massachusetts School of Professional Psychology.

    DIANE M. HALL has served as Vice President and Chief People Officer of Viant since April 1999. From January 1998 to April 1999, she served as Viant's Vice President and Chief People and Knowledge Officer, and from March 1997 to January 1998, she served as Viant's Vice President and Chief Knowledge Officer. From March 1996 to March 1997, Ms. Hall was an independent business and technology consultant. From August 1993 to March 1996, Ms. Hall was a Senior Director at Cambridge Technology Partners (Massachusetts), Inc. Ms. Hall holds a BS in Computer Science from the University of Massachusetts -- Lowell.

    SHERWIN A. URETSKY has served as Vice President, Worldwide Sales of Viant since August 1997. From February 1992 to August 1997, Mr. Uretsky was a Senior Vice President for Technology Solutions Company, a systems consulting firm. Mr. Uretsky holds a BS degree in Computer Science from the State University of New York and an MBA from New York University.

    MICHAEL J. TUBRIDY, CPA has served as Vice President of Finance and Treasurer since March 1999. From December 1997 to March 1999, Mr. Tubridy served as Viant's Chief Financial

Officer and Vice President of Finance and Administration. Prior to that, he served as a consultant to Physiometrix, Inc., a medical device company, from September to December 1997, and as Physiometrix's Chief Financial Officer and Vice President of Finance and Administration from November 1994 to September 1997. Mr. Tubridy served as Chief Financial Officer and Vice President of Finance and Administration for Open Data Corp., a software company, from June 1993 to November 1994. Mr. Tubridy holds a BS in Engineering from the University of Rhode Island and an MS in Accounting from Northeastern University.

    ROBBIE O. VANN-ADIBE has served as Vice President and General Manager, San Francisco of Viant since January 1997. From April 1996 to January 1997, Mr. Vann-Adibe served as the Senior Vice President of Financial Services of Viant. From June 1995 to March 1996, Mr. Vann-Adibe served as Vice President of Product Marketing at Illustra Information Technologies, a software product company. From September 1992 to June 1995, Mr. Vann-Adibe worked at Oracle Corporation where he last served as a Director of Oracle Industries. Mr. Vann-Adibe holds a BSc in Mathematical Economics and Econometrics from The London School of Economics and an MSc in Management Science and Operational Research from The University of Warwick.

    EDWARD J. MELLO has served as Vice President and General Manager, Dallas of Viant since January 1998. From August 1988 to November 1997, Mr. Mello was a Vice President and Managing Partner of the consulting and systems integration division of Computer Sciences Corporation, a management and information systems consulting firm. Mr. Mello began his career at Electronic Data Systems after serving as an officer in the United States Corps of Engineers. Mr. Mello holds a BA in Classics from the University of Notre Dame.

    CHIRAG V. PATEL has served as Vice President and General Manager, Boston of Viant since March 1998. From October 1996 to March 1998, Mr. Patel was a consultant for Viant. From January 1995 to October 1996, Mr. Patel was a Principal at Oracle Corporation, a database and technology company. From January 1992 to January 1995, Mr. Patel was an Assistant Vice President at Merrill Lynch & Co., Inc., a financial services firm. Mr. Patel holds a BS in Computer Science from Fairleigh Dickinson University.

    LANCE L. TREBESCH has served as Vice President and General Manager, Los Angeles of Viant since September 1998. From November 1997 to September 1998, Mr. Trebesch was an employee of Viant. From March 1996 to June 1997, Mr. Trebesch was the Head of Strategic Alliances for Dimension X, Inc., a software company. From June 1989 to February 1996, Mr. Trebesch was the Director of Information Technology for APL Limited, a shipping company. Mr. Trebesch holds a joint BA in History and Economics from the University of Washington.

    PAUL R. MICHAUD has served as Vice President and General Manager, New York of Viant since March 1999. From July 1996 to March 1999, Mr. Michaud was an employee of Viant. From October 1994 to July 1996, Mr. Michaud was the Director of Consulting for Seer Technologies, Inc., a software consulting firm, and from June 1990 through October 1994, Mr. Michaud was a Senior Consultant at Seer Technologies, Inc. Mr. Michaud is the brother-in-law of Michael A. Keany. Mr. Michaud holds a BS in Computer Science from the Massachusetts Institute of Technology.

    XAVIER ZANG has served as Vice President and General Manager, San Francisco of Viant since April 1999. From September 1996 to April 1999, Mr. Zang was an employee of Viant. From September 1993 through July 1996, Mr. Zang was an Associate with the general management consulting firm McKinsey & Company in San Francisco. Mr. Zang holds an MBA from the University of California at Berkeley's Walter A. Haas School of Business and a BA in Economics and German Literature from the University of Notre Dame.

    MICHAEL A. KEANY has served as a Vice-President and Co-General Manager, London of Viant since April 1999. From July 1996 to March 1999, Mr. Keany was an employee of Viant. From

December 1994 to July 1996, Mr. Keany was an associate with the management consulting firm of Booz, Allen & Hamilton. From December 1990 to December 1994, Mr. Keany held a variety of roles at Seer Technologies, a software consulting firm, including Senior Consultant, and General and Consulting Manager. Mr. Keany is the brother-in-law of Paul R. Michaud, Vice President and General Manager, New York. Mr. Keany holds a BSc. Hons. in Environmental Studies from the University of Sunderland.

    WILLIAM H. DAVIDOW has served as the Chairman of Viant's board of directors since July 1997. From May 1985 to the present, he has served as a General Partner of Mohr, Davidow Ventures, a venture capital firm. Mr. Davidow is currently serving on the board of directors of Rambus, Inc., Power Integrations, Inc., and The Vantive Corporation. Mr. Davidow holds a BS and MS in electrical engineering from Dartmouth College and a PhD in electrical engineering from Stanford University.

    KEVIN W. ENGLISH has served on Viant's board of directors since April 1999. Since October 1998, Mr. English has served as Chief Executive Officer and President of TheStreet.com and was appointed chairman of the board in December 1998. Before joining TheStreet.com, Mr. English served as Vice President and General Manager of the Nexis Enterprise Group, a division of Lexis-Nexis, from February 1998 to October 1998. From September 1997 to February 1998, Mr. English directed an advertiser remediation and recompense program for the Reed Travel Group, a wholly-owned subsidiary of ReedElsevier, and reported to the chairman of ReedElsevier, the parent company of Lexis-Nexis. Mr. English served as Vice President of Sales and Marketing of Lexis-Nexis from May 1995 to September 1997 and as a Senior Director from 1994 to May 1995. Mr. English holds a BA in history from Stonehill College.

    VENETIA KONTOGOURIS has served on Viant's board of directors since June 1996. Since July 1997, Ms. Kontogouris has served as the President of Enterprise Associates, LLC, the venture capital unit of IMS Health, an information solutions provider to the pharmaceutical and healthcare industries. From July 1997 to present, Ms. Kontogouris has also served as a Senior Vice President of Cognizant Corporation, a venture capital interest. From 1992 to July 1997, Ms. Kontogouris was a Senior Vice President with The Dun & Bradstreet Corporation, a business services company. Ms. Kontogouris serves on the board of directors of Cognizant Technology Solutions Corporation, an information technology consulting company and several private companies. Ms. Kontogouris holds a BA from Northeastern University and an MBA from the University of Chicago.

BOARD COMPOSITION

    Viant currently has authorized five directors. In accordance with the terms of Viant's amended and restated certificate of incorporation, the terms of office of the members of the board of directors are divided into three classes:
Class I, whose term will expire at the annual meeting of stockholders to be held in 2000, Class II, whose term will expire at the annual meeting of stockholders to be held in 2001, and Class III, whose term will expire at the annual meeting of stockholders to be held in 2002. The Class I director is Venetia Kontogouris, the Class II directors are William H. Davidow and Kevin W. English, and the Class III director is Robert L. Gett. At each annual meeting of stockholders after the initial classification, the successors to directors whose term will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. In addition, Viant's amended and restated bylaws provide that the authorized number of directors may be changed only by resolution of the board of directors. Any additional directorships resulting from an increase in the number of directors may be changed only by resolution of the board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors. This classification of the board of directors may have the effect of delaying or preventing changes in control or management of Viant.

    Each officer is elected by, and serves at the discretion of, the board of directors. Each of Viant's officers and directors, other than non-employee directors, devotes full time to the affairs of Viant. Viant's non-employee directors devote such time to the affairs of Viant as is necessary to discharge their duties. Except for the relationship between Messrs. Keany and Michaud, there are no family relationships among any of the directors, officers or key employees of Viant.

BOARD COMMITTEES

    The audit committee reviews Viant's audited financial statements and accounting practices, and considers and recommends the employment of, and approves the fee arrangements with, independent accountants for both audit functions and for advisory and other consulting services. The current members of the audit committee are William H. Davidow and Venetia Kontogouris.

    The compensation committee reviews and approves the compensation and benefits for our key executive officers, administers our employee benefit plans and makes recommendations to the board of directors regarding grants of stock options and any other incentive compensation arrangements. The current members of the compensation committee are William H. Davidow and Venetia Kontogouris.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION INTERLOCKS

    None of the members of the compensation committee of the board of directors has at any time since the formation of Viant been an officer or employee of Viant. No executive officer of Viant serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on Viant's board of directors or compensation committee.

DIRECTOR COMPENSATION

    The directors do not receive any compensation for their service as directors, other than reimbursement of all reasonable out-of-pocket expenses for attendance at board meetings.

CHANGE OF CONTROL ARRANGEMENTS

    Shares subject to options granted under Viant's 1996 and 1999 Stock Option Plans will generally vest over four years, with 25% of the shares vesting after one year and the remaining shares vesting in installments based on full calendar quarters over the next 36 months. Viant has granted an option to Robert L. Gett that provides for accelerated vesting of option shares upon a "change of control", which, in general terms, would occur upon the closing of either (i) an acquisition in which the Company is not the continuing or surviving entity after the acquisition or (ii) a transaction or series of transactions or issuance or series of issuances in which ownership of more than 50% of the voting shares are transferred, except for the issuance of shares in the Company's initial public offering.

EXECUTIVE COMPENSATION

    The following summary compensation table sets forth the compensation paid to Viant's named executive officers, who are our Chief Executive Officer and each of our four other most highly compensated executive officers, during the fiscal year ended January 1, 1999:

                           SUMMARY COMPENSATION TABLE

                                                                                     LONG-TERM
                                                                                   COMPENSATION
                                                                                      AWARDS
                                                            ANNUAL COMPENSATION   ---------------
                                                                                    SECURITIES
                                                            --------------------    UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION                                  SALARY      BONUS        OPTIONS       COMPENSATION
----------------------------------------------------------  ---------  ---------  ---------------  --------------
Robert L. Gett, President and Chief Executive Officer, and
  Director................................................  $ 123,077  $ 100,000            --
Edward J. Mello, Vice President and General Manager,
  Dallas..................................................    195,408     55,576        95,000
Richard J. Chavez, Vice President and Chief Strategy
  Officer.................................................    210,073     51,282            --       $ 35,000(1)
Sherwin A. Uretsky, Vice President, Worldwide Sales.......    158,538     49,683        10,000
Robbie O. Vann-Adibe, Vice President and General Manager,
  San Francisco(2)........................................    164,260     43,344            --

(1) Represents a relocation bonus paid in March 1998.

(2) Currently co-manager of the London office.


    On November 4, 1996, Viant and Robert L. Gett entered into a Key Employee Agreement. Under the terms of Viant's Key Employee Agreement, Mr. Gett's employment with Viant shall last until the earlier of (i) Mr. Gett's death, (ii) disability lasting 270 days, (iii) 30 days after written notice from Mr. Gett terminating the Agreement or (iv) 30 days after written notice by Viant, with or without cause, terminating the Agreement. Mr. Gett's base salary as of the date of the Agreement is $10,416.64 per month. At the end of fiscal year 1994, Mr. Gett was eligible to receive a performance bonus determined by the board of directors, targeted between $100,000 and $200,000. Mr. Gett is eligible to receive deferred bonus, pension, group medical insurance, profit sharing and other benefits in place from time to time. If Mr. Gett's employment is terminated by Viant without cause, Viant has agreed to continue to pay Mr. Gett's salary for a period of one year from the date of such termination. Mr. Gett will also continue to receive the same employee benefits which he had as an employee until the earlier of: (1) one year from the date of such termination, and (2) the date on which Mr. Gett is re-employed.

    The following table sets forth information with respect to stock options granted during the fiscal year ended January 1, 1999 to each of the named executive officers:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                   POTENTIAL REALIZABLE
                                                        INDIVIDUAL GRANTS                            VALUE AT ASSUMED
                                 ----------------------------------------------------------------    ANNUAL RATES OF
                                                     % OF TOTAL                                        STOCK PRICE
                                                       OPTIONS                                         APPRECIATION
                                   NUMBER OF           GRANTED           EXERCISE                   OR OPTION TERM(2)
                                    OPTIONS         TO EMPLOYEES           PRICE      EXPIRATION   --------------------
NAME                              GRANTED (1)      IN FISCAL YEAR        PER SHARE       DATE         5%         10%
-------------------------------  -------------  ---------------------  -------------  -----------  ---------  ---------
Robert L. Gett, President and             --                 --                 --            --          --         --
  Chief Executive Officer, and
  Director.....................
Edward J. Mello, Vice President       95,000               7.36%         $    1.50       2/12/08   $  89,617  $ 227,108
  and General Manager, Dallas..
Richard J. Chavez, Vice                   --                 --                 --            --          --         --
  President and Chief Strategy
  Officer......................
Sherwin A. Uretsky, Vice              10,000               0.77%              1.50       2/12/08       9,433     23,906
  President, Worldwide Sales...
Robbie O. Vann-Adibe, Vice                --                 --                 --            --          --         --
  President and General
  Manager, San Francisco(3)....

------------------------

(1) All options were granted under Viant's 1996 Stock Option Plan. Options granted under the Plan vest over a four-year period with 25% vesting at the first anniversary date of the vest date and the remaining shares vesting in installments based on full calendar quarters over the next 36 months. The board retains discretion to modify the terms, including the price of outstanding options.

(2) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The assumed 5% and 10% annual rates of stock price appreciation from the date of grant to the end of the option term are provided in accordance with rules of the SEC and do not represent our estimate or projection of the future common stock price. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock, overall market conditions and the option holders' continued employment through the vesting period. This table does not take into account any actual appreciation in the price of the common stock from the date of grant to the present.

(3) Currently co-manager of the London office.

    The following table sets forth certain information regarding exercised stock options during the fiscal year ended January 1, 1999 and unexercised options held as of January 1, 1999 by each of the named executive officers:

                         FISCAL YEAR-END OPTION VALUES

                                                              NUMBER OF SECURITIES
                                                             UNDERLYING UNEXERCISED      VALUE OF UNEXERCISED IN-THE-
                                                                OPTIONS AT FISCAL           MONEY OPTIONS AT FISCAL
                                                                   YEAR-END(1)                    YEAR-END(3)
                                                          -----------------------------  -----------------------------
                          NAME                            EXERCISABLE    UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
--------------------------------------------------------  ------------  ---------------  -------------  --------------
Robert L. Gett, President and Chief Executive Officer,
  and Director(2).......................................      740,000              0     $   2,960,000   $          0
Edward J. Mello, Vice President and General Manager,
  Dallas................................................            0         95,000                 0        261,250
Richard J. Chavez, Vice President and Chief Strategy
  Officer...............................................       70,000         90,000           280,000        360,000
Sherwin A. Uretsky, Vice President, Worldwide Sales.....       31,625         71,875           101,031        228,594
Robbie O. Vann-Adibe, Vice President and General
  Manager, San Francisco(4).............................      390,625        234,375         1,640,625        984,375

------------------------

(1) All options were granted under Viant's 1996 Stock Option Plan. Unless stated otherwise, options granted under the Plan vest over a four-year period with 25% vesting at the first anniversary date of the vest date and the remaining shares vesting in installments based on full calendar quarters over the next 36 months. The board of directors retains discretion to modify the terms, including the price of outstanding options.

(2) These options are immediately exercisable in full at the date of grant, but shares purchased on exercise of unvested options are subject to a repurchase right in favor of Viant that entitles us to repurchase unvested shares at their original exercise price on termination of the employee's services with Viant. The repurchase right lapses as to 25% of the shares subject to the option on November 4, 1996, 25% on November 4, 1997 and the balance, ratably by calendar quarter, over the next three years. As of January 1, 1999, options to purchase 506,667 shares of common stock, with an average original issue price of $0.25 per share, were subject to repurchase.

(3) Calculated on the basis of the fair market value of the underlying securities as of January 1, 1999 of $4.25 per share, minus the per share exercise price, multiplied by the number of shares underlying the option.

(4) Currently co-manager of the London office.

EMPLOYEE BENEFIT PLANS

    1996 STOCK OPTION PLAN


In June 1996 the board of directors adopted, and in July 1996 Viant's stockholders approved, the 1996 Stock Option Plan. At that time, 2,771,876 shares of common stock were reserved for issuance under the 1996 Plan, which number was increased to 4,291,876 in November 1996, and to 5,991,876 in November 1997. As of May 19, 1999, options to purchase 1,755,869 shares of common stock had been exercised and options to purchase 3,290,486 shares of common stock were outstanding under the 1996 Plan with an average exercise price of $1.13, and 945,521 shares were available for future grants. No further options will be granted under the 1996 Plan after the effective date of the offering. Options granted under the 1996 Plan prior to its termination will remain outstanding according to their terms. In general, options vest over a four-year period. Options under the 1996 Plan are subject to terms substantially similar to those described below with respect to options to be granted under the 1999 Stock Option Plan.


    1999 STOCK OPTION PLAN

    Viant's 1999 Stock Option Plan provides for the granting to employees of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and for the granting to employees, directors and consultants of nonstatutory stock options. The 1999 Plan was approved by the board of directors in January 1999 and by the stockholders in

April 1999. Unless terminated sooner, the 1999 Plan will terminate automatically in 2009. A total of 4,868,929 shares of common stock is currently reserved for issuance pursuant to the 1999 Plan, plus annual increases equal to the lesser of: 4% of the outstanding shares on such date, or an amount determined by the board of directors. As of May 19, 1999, options to purchase 2,147,316 shares of common stock were outstanding under the 1999 Plan, with an average exercise price of $6.81, and 2,709,863 shares were available for future grants.


    The board of directors or a committee of the board of directors may serve as administrator of the 1999 Plan. In the case of options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code, the 1999 Plan must be administered by at least two or more "outside directors" within the meaning of Section 162(m) of the Code. The administrator has the power to determine the terms of the options granted, including the exercise price, the number of shares subject to each option, the exercisability thereof, and the form of consideration payable upon such exercise. The board of directors has the authority to amend, suspend or terminate the 1999 Plan, provided that no such action may affect any share of common stock previously issued and sold or any option previously granted under the 1999 Plan.

    Options granted under the 1999 Plan are not generally transferable by the optionee, and each option is exercisable during the lifetime of the optionee only by such optionee. Options granted under the 1999 Plan must generally be exercised within three months of the optionee's separation of service from Viant, or within twelve months after such optionee's termination by death or disability, but in no event later than the expiration of the option's ten year term. The exercise price of all incentive stock options granted under the 1999 Plan must be at least equal to the fair market value of the common stock on the date of grant. The exercise price of nonstatutory stock options granted under the 1999 Plan must be at least 85% of the fair market value, but with respect to nonstatutory stock options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code, the exercise price must at least be equal to the fair market value of the common stock on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of Viant's outstanding capital stock, the exercise price of any incentive stock option granted must equal at least 110% of the fair market value on the grant date and the term of such incentive stock option must not exceed five years. The term of all other options granted under the 1999 Plan may not exceed ten years.

    The 1999 Plan provides that in the event of a merger of Viant with or into another corporation or a sale of substantially all of Viant's assets, each option shall be assumed or an equivalent option substituted by the successor corporation. If the outstanding options are not assumed or substituted as described in the preceding sentence, the administrator shall notify the optionee that he or she will have the right to exercise the option as to all of the optioned stock, including shares as to which he or she would not otherwise be exercisable, for a period of 15 days from the date of such notice. The option will terminate upon expiration of such period.


    1999 EMPLOYEE STOCK PURCHASE PLAN



    A total of 200,000 shares of common stock have been reserved for issuance under Viant's 1999 Employee Stock Purchase Plan, plus annual increases equal to the lesser of: (1) 200,000 shares, (2) 2% of the outstanding shares on such date, or (3) an amount determined by the board of directors. As of the date of this prospectus, no shares have been issued under the 1999 Purchase Plan.


    The 1999 Purchase Plan, which is intended to qualify under Section 423 of the Code contains successive six-month offering periods. The offering periods generally start on the first trading day on or after May 15 and November 15 of each year, except for the first such offering period which will commence within a reasonable time after the effective date of this offering and ends on the last trading day on or before May 14, 2000.

    Employees are eligible to participate if they are customarily employed by Viant or any participating subsidiary for at least twenty hours per week and more than five months in any calendar year. However, any employee who: (1) immediately after grant owns stock possessing 5% or more of the total combined voting power or value of all classes of the capital stock of Viant, or (2) whose rights to purchase stock under all employee stock purchase plans of Viant accrues at a rate which exceeds $25,000 worth of stock for each calendar year may be not be granted an option to purchase stock under the 1999 Purchase Plan. The 1999 Purchase Plan permits participants to purchase common stock through payroll deductions of up to 15% of the participant's compensation. Compensation is defined as the participant's base straight time gross earnings, commissions, incentive compensation and bonuses, but exclusive of payments for overtime, profit sharing payments, shift premium payments and incentive payments. The maximum number of shares a participant may purchase during a single offering period is 1,250 shares.

    Amounts deducted and accumulated by the participant are used to purchase shares of common stock at the end of each offering period. The price of stock purchased under the 1999 Purchase Plan is 85% of the lower of the fair market value of the common stock at the beginning or end of the offering period. Participants may end their participation at any time during an offering period, and they will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with Viant.

    Rights granted under the 1999 Purchase Plan are not transferable by a participant other than by will, the laws of descent and distribution, or as otherwise provided under the 1999 Purchase Plan. The 1999 Purchase Plan provides that, in the event of a merger of Viant with or into another corporation or a sale of substantially all of Viant's assets, each outstanding option may be assumed or substituted for by the successor corporation. If the successor corporation refuses to assume or substitute for the outstanding options, the offering period then in progress will be shortened and a new exercise date will be set. The 1999 Purchase Plan will terminate in 2009. The board of directors has the authority to amend or terminate the 1999 Purchase Plan, except that no such action may adversely affect any outstanding rights to purchase stock under the 1999 Purchase Plan.

    401(K) RETIREMENT/SAVINGS PLAN

    Viant's 401(k) plan covers its full-time employees located in the United States. The 401(k) plan is intended to qualify under Section 401(k) of the Code. Consequently, contributions to the 401(k) plan by employees or by Viant, and the investment earnings thereon, are not taxable to employees until withdrawn from the 401(k) plan. Further, contributions by Viant, if any, will be deductible by Viant when made. Employees may elect to contribute up to 15% of their current compensation to the 401(k), plan up to the statutorily prescribed annual limit, which was $10,000 in 1998. The 401(k) plan permits, but does not require, additional matching contributions to the 401(k) plan by Viant on behalf of all participants in the 401(k) plan. To date, Viant has not made any contributions to the 401(k) plan.

LIMITATION OF LIABILITY AND INDEMNIFICATION

    Viant's amended and restated certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for: (1) breach of their duty of loyalty to the corporation or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) unlawful payments of dividends or unlawful stock repurchases or redemptions, or (4) any transaction from which the director derived an improper personal benefit. Such limitation of liability does not apply to liabilities arising under the federal or state securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

    Viant's bylaws provide that Viant shall indemnify its directors, officers, employees and other agents to the fullest extent permitted by law. Viant believes that indemnification under its bylaws covers at least negligence and gross negligence on the part of indemnified parties. Viant's bylaws also permit it to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the bylaws permit such indemnification.

    Viant intends to enter into agreements to indemnify its directors and executive officers, in addition to the indemnification provided for in its bylaws. These agreements, among other things, will indemnify Viant's directors and executive officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of Viant arising out of such person's services as a director, officer, employee, agent or fiduciary of Viant, any subsidiary of Viant or any other company or enterprise to which the person provides services at the request of Viant. Viant believes that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

    At present, there is no pending litigation or proceeding involving a director or officer of Viant in which indemnification is required or permitted, and Viant is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

                              CERTAIN TRANSACTIONS


    On May 16, 1996, Viant sold an aggregate of 5,746,874 shares of Series A preferred stock at a price of $0.5333 per share. On June 19, 1996 Viant sold an aggregate of 1,499,925 shares of Series B preferred stock at a price of $0.6667 per share. On June 4, 1997 and October 10, 1997, Viant sold an aggregate of 2,759,591 shares of Series C preferred stock at a price of $2.8995 per share. Between the dates of November 4, 1998 and February 1, 1999 Viant sold an aggregate of 3,168,704 shares of Series D preferred stock at a price of $6.39 per share. The following directors, executive officers, holders of more than 5% of a class of voting securities and members of such person's immediate families purchased shares of Series A, Series B, Series C and Series D Preferred Stock:



                                                               SHARES OF    SHARES OF    SHARES OF    SHARES OF
                                                SHARES OF      SERIES A     SERIES B     SERIES C     SERIES D
                                                 COMMON        PREFERRED    PREFERRED    PREFERRED    PREFERRED
PURCHASER (1)                                     STOCK          STOCK        STOCK        STOCK        STOCK
-------------------------------------------  ---------------  -----------  -----------  -----------  -----------
Mohr, Davidow Ventures (2),(3).............                     3,562,500                   907,869     283,328
Trident Capital Management (2),(4).........                        75,000    1,499,925      479,645     312,989
Robert L. Gett (2).........................       1,380,000                                 172,443
M. Dwayne Nesmith..........................         110,000                                   2,500
Sherwin A. Uretsky.........................                                                  10,000
Michael J. Tubridy.........................          32,500
Robbie O. Vann-Adibe.......................                       187,500
Edward J. Mello............................          23,750
Chirag V. Patel............................                                                   5,000       7,000
Eric Greenberg.............................         876,883                                  10,000
Kleiner Perkins Caufield & Byers (2).......                     1,875,000                 1,062,164     186,155
Technology Crossover Ventures (2)..........         375,000                                             938,968
CKS Group, Inc. (2)........................         693,750


------------------------


(1) See notes to table of beneficial ownership in "Principal Stockholders" for information relating to the beneficial ownership of such shares.



(2) A holder of more than 5% of a class of Viant's voting securities.



(3) Entity affiliated with William H. Davidow, Chairman of Viant's board of directors. The shares listed are owned by Mohr, Davidow Ventures IV. Mr. Davidow is a General Partner of Fourth MDV Partners, the General Partner of Mohr, Davidow Ventures IV. Mr. Davidow disclaims beneficial ownership of the shares listed except with respect to his proportionate partnership interest in them.



(4) Entity affiliated with Venetia Kontogouris, a member of Viant's board of directors. Ms. Kontogouris is President of Enterprise Associates, LLC, a Limited Partner of Trident Capital Management. Ms. Kontogouris disclaims beneficial ownership of the shares listed.


    In March 1998, at the request of Viant, Richard J. Chavez, Vice President and Chief Strategy Officer, relocated to the Boston office. In connection with Mr. Chavez's agreement to relocate, he was granted the following: (1) a relocation bonus of $35,000, (2) reimbursement of all reasonable expenses associated with the relocation of his family to the Boston area, (3) a housing loan in the principal amount of $50,000, and (4) an employee loan in the amount of $40,000. Interest on both of the loans accrues annually at the Prime Rate (as of the loan execution date). Interest payments only are due on the housing loan for the first four years; upon commencement of the fifth year, repayment of principal and interest on the loan will be made in accordance with a monthly repayment schedule in which principal and interest will be repaid and amortized over a two year period. The housing loan becomes immediately due and payable if Mr. Chavez: (1) ceases to be employed by Viant for any reason, (2) fails to perform any of his obligations under the loan agreement, or (3) files for bankruptcy or otherwise becomes insolvent, or upon the occurrence of the sixth anniversary of the loan agreement. The housing loan is secured by Mr. Chavez's option to purchase 30,000 shares of Viant common stock, or the stock itself if the option is exercised. Viant will forgive 25% of Mr. Chavez's employee loan annually commencing on the first anniversary of the loan and for the next three anniversaries thereafter. The remaining principal balance of the employee loan will become immediately due and payable if Mr. Chavez: (1) ceases to be employed by Viant for any reason,
(2) fails to perform any of his obligations under the loan agreement, or (3) files for bankruptcy or otherwise becomes insolvent. The employee loan is secured by Mr. Chavez's option to purchase 30,000 shares of Viant common stock, or the stock itself if the option is exercised. This stock collateral is separate from and in addition to the collateral for the housing loan.

    Under the terms of Viant's Key Employee Agreement with Robert L. Gett, if Mr. Gett's employment is terminated by Viant without cause, Viant has agreed to continue to pay Mr. Gett's salary for a period of one year from the date of such termination. Mr. Gett will also continue to receive the same employee benefits (deferred bonus eligibility, pension, group medical insurance, profit-sharing or other employee benefits in place when Mr. Gett is terminated) which he had as an employee until the earlier of: (1) one year from the date of such termination, and (2) the date on which Mr. Gett is re-employed.

    Upon the consummation of this offering, all outstanding shares of Series A preferred stock, Series B preferred stock, Series C preferred stock and Series D preferred stock will automatically convert into shares of common stock on a one-for-one basis.

    Viant intends to enter into indemnification agreements with each of its directors and officers. Such indemnification agreements will require us to indemnify such individuals to the fullest extent possible under Delaware law.

    We believe that all transactions between Viant and its officers, directors, principal stockholders and other affiliates have been and will be on terms no less favorable to us than could be obtained from unaffiliated third parties.


    In connection with Viant's sale of Series D preferred stock in November 1998, Viant entered into an Allocation Agreement, dated November 13, 1998, with Technology Crossover Ventures and certain other purchasers of its Series D preferred stock. The Allocation Agreement grants these Series D preferred stock purchasers the right to subscribe for a number of shares in Viant's initial public offering equal to $3,000,000 divided by the initial public offering price, and subject to the managing underwriter's consent.

                             PRINCIPAL STOCKHOLDERS


    The following table sets forth the beneficial ownership of our common stock as of May 19, 1999 (assuming conversion of all outstanding shares of preferred stock into common stock upon the closing of this offering and as adjusted to reflect the sale of the shares offered by this prospectus) by:


    - each person who is known by us to beneficially own more than 5% of our common stock;

    - each of the Named Executive Officers and each of Viant's Directors; and

    - all of our officers and directors as a group.


    Percentage of ownership is based on 17,681,363 shares outstanding as of May 19, 1999, assuming conversion of the preferred stock, and 20,681,363 shares outstanding after this offering assuming no exercise of the underwriters' over-allotment options. Beneficial ownership is calculated based on SEC requirements. The columns entitled "Options" consist of shares of common stock subject to options currently exercisable or exercisable within 60 days after May 19, 1999, which are deemed to be outstanding for the purpose of computing the percentage of ownership of the person holding such options, but are not deemed to be outstanding for computing the percentage of ownership of any other person. The percentage calculated for each beneficial owner is based upon the sum of the "stock" and "options" column. Unless otherwise indicated below, each stockholder named in the table has sole voting and investment power with respect to all shares beneficially owned, subject to applicable community property laws.


                                         SHARES BENEFICIALLY             SHARES TO BE BENEFICIALLY
                                       OWNED PRIOR TO OFFERING             OWNED AFTER OFFERING
                                  ---------------------------------  ---------------------------------
BENEFICIAL OWNER                         NUMBER           PERCENT           NUMBER           PERCENT
--------------------------------  --------------------  -----------  --------------------  -----------

FIVE PERCENT STOCKHOLDERS           STOCK     OPTIONS                  STOCK     OPTIONS
                                  ---------  ---------               ---------  ---------
Mohr, Davidow Ventures(1).......  4,753,697         --        26.9%  4,753,697         --        23.0%
Kleiner Perkins Caufield &
  Byers(2)......................  3,123,319         --        17.7%  3,123,319         --        15.1%
Trident Capital Management(3)...  2,367,559         --        13.4%  2,367,559         --        11.4%
Robert L. Gett..................  1,849,108    443,335        12.6%  1,849,108    443,335        10.9%
Technology Crossover
  Ventures(4)...................  1,313,968         --         7.4%  1,313,968         --         6.4%

NAMED EXECUTIVE OFFICERS AND
  DIRECTORS
William H. Davidow(5)...........  4,763,697         --        26.9%  4,763,697         --        23.0%
Venetia Kontogouris(6)..........         --     10,000           *          --     10,000           *
Kevin W. English................         --     10,000           *          --     10,000           *
Robert L. Gett..................  1,849,108    443,335        12.6%  1,849,108    443,335        10.9%
Richard J. Chavez...............         --     90,000           *          --     90,000           *
Sherwin A. Uretsky..............     10,000     46,000           *      10,000     46,000           *
Robbie O. Vann-Adibe............    187,500    468,750         3.6%    187,500    468,750         3.1%
Edward J. Mello.................     23,750      5,937           *      23,750      5,937           *
All directors and executive
  officers as a group (19
  persons)......................  7,076,738  1,208,420        43.9%  7,076,738  1,208,420        37.8%


------------------------

*   Less than 1% of Viant's outstanding common stock.


(1) Consists of 4,551,638 shares held of record by Mohr, Davidow Ventures IV, L.P. and 202,059 shares held of records by MDV IV Entrepreneurs' Network Fund, L.P., affiliated funds of Mohr, Davidow Ventures. William Davidow is a General Partner of Mohr, Davidow Ventures. The address of Mohr, Davidow Ventures is 2775 Sand Hill Road, Suite 240, Menlo Park, California 94025.

(2) Consists of 2,288,628 shares held of record by Kleiner Perkins Caufield & Byers VIII, 624,162 shares held of record by KPCB Java Fund and 123,650 shares held of record by KPCB VIII Founders Fund, affiliated funds of KPCB VIII Associates, L.P., and 78,081 shares held of record by KPCB Information Sciences Zaibatsu Fund II and 8,798 shares held of record by KPCB VII Founders Fund, affiliated funds of KPCB VII Associates, L.P. Vinod Khosla is a General Partner of each of KPCB VIII Associates, L.P. and KPCB VII Associates, L.P. Mr. Khosla discaims beneficial ownership of the shares held by these funds. The address for Kleiner Perkins Caufield & Byers is 2750 Sand Hill Road, Menlo Park, California 94025.



(3) Consists of 2,303,279 shares held of record by Information Associates, L.P. and 64,280 shares held of record by Information Associates, C.V. Trident Capital Management is a general partner of the Information Associates funds. Stephen Hall is a Managing Director of Trident Capital Management. Mr. Hall disclaims beneficial ownership of the shares held by these funds. The address for Trident Capital Management is 2480 Sand Hill Road, Suite 100, Menlo Park, California 94025.



(4) Consists of 628,567 shares held of record by Technology Crossover Ventures II, L.P., 483,252 shares held of record by TCV II (Q), L.P., 95,968 shares held of record by Technology Crossover Ventures II, C.V., 85,761 shares held of record by TCV II Strategic Partners, L.P. and 20,420 shares held of record by TCV II, V.O.F., collectively the "Technology Crossover Ventures Funds". Mr. Jay C. Hoag and Mr. Richard Kimball are the sole Managing Members of Technology Crossover Management II, L.L.C., the General Partner of each of the Technology Crossover Ventures Funds. Messrs. Hoag and Kimball may each be deemed to beneficially own all of the shares held by the Technology Crossover Ventures Funds. TCM II and Messrs. Hoag and Kimball each disclaim beneficial ownership of such shares except to the extent of their respective pecuniary interest therein. The address for Technology Crossover Ventures is 575 High Street, Suite 400, Palo Alto, California 94301.



(5) Consists of 10,000 shares held by Mr. Davidow and 4,753,697 shares held by Mohr, Davidow Ventures and its affiliated funds, 2775 Sand Hill Road, Suite 240, Menlo Park, California 94025. Mr. Davidow is a partner of Mohr Davidow Ventures and disclaims beneficial ownership of the 4,753,697 shares held by Mohr, Davidow Ventures except to the extent of his proportionate partnership interest therein.



(6) Venetia Kontogouris is President of Enterprise Associates, LLC a limited partner of Trident Capital Management. Ms. Kontogouris possesses no investment or voting power over the 2,367,559 shares held by the affiliated funds of Trident Capital Management. The address for Ms. Kontogouris is c/o Enterprise Associates, LLC, 200 Nyala Farms, Westport, Connecticut 06880.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL


    Viant's amended and restated certificate of incorporation, the filing of which will occur at the closing of this offering, authorizes the issuance of up to 50.0 million shares of common stock, par value $0.001 per share, and 5.0 million shares of preferred stock, par value $0.001 per share, the rights and preferences of which may be established from time to time by Viant's board of directors. As of May 19, 1999, giving effect to the conversion of all preferred stock into common stock, 17,681,363 shares of common stock were outstanding. As of May 19, 1999, Viant had 100 stockholders.


COMMON STOCK

    Each holder of common stock is entitled to one vote for each share on all matters to be voted upon by the stockholders and there are no cumulative voting rights. Subject to preferences to which holders of preferred stock issued after the sale of the common stock offered hereby may be entitled, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor. Please see "Dividend Policy." In the event of a liquidation, dissolution or winding up of Viant, holders of common stock would be entitled to share in Viant's assets remaining after the payment of liabilities and the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and the shares of common stock offered by Viant in this offering, when issued and paid for, will be, fully paid and nonassessable. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by the rights of the holders of shares of any series of preferred stock, which Viant may designate in the future.

PREFERRED STOCK

    Upon the closing of this offering, the board of directors will be authorized, subject to any limitations prescribed by law, without stockholder approval, from time to time to issue up to an aggregate of 5 million shares of preferred stock, $0.001 par value per share, in one or more series, each of such series to have such rights and preferences, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be determined by the board of directors. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. Issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of the outstanding voting stock of Viant. Viant has no present plans to issue any shares of preferred stock.

WARRANTS


    As of May 19, 1999, giving effect to the conversion of all preferred stock into common stock, Viant had outstanding a warrant to purchase 35,986 shares of common stock at an exercise price of $3.625 per share. The warrant has a net exercise provision under which the holder may, in lieu of payment of the exercise price in cash, surrender the warrant and receive a net amount of shares, based on the fair market value of Viant's stock at the time of the exercise of the warrant, after deducting the aggregate exercise price. The warrant will expire five years from the effective date of this offering.

REGISTRATION RIGHTS


    Pursuant to the Amended and Restated Shareholders' Rights Agreement, dated November 13, 1998, the holders of approximately 15,738,730 shares of common stock have the right to register those shares under the Securities Act of 1933. If Viant registers any of its common stock for its own account or for the account of other security holders, the parties to the Rights Agreement are entitled to include their shares of common stock in the registration, subject to the ability of the underwriters to limit the number of shares included in the offering. In addition, subject to limitations in the Rights Agreement, some of the holders, whose shares total 14,510,347, may require, on one occasion at least six months after this offering, that Viant use its best efforts to register such shares for public resale, provided that the holders of at least 30% of those shares make the request. Furthermore, these holders of the 14,510,347 shares may require Viant to register all or a portion of their registrable securities on Form S-3 when Viant is eligible to use such form, provided, among other limitations, that the proposed aggregate price to the public is at least $1,000,000. Viant will bear all fees, costs and expenses of such registration, other than underwriting discounts and commissions. Upon the effectiveness of any registration statement filed to register our common stock, such shares would become freely tradable, without any restrictions imposed by the Securities Act.


EFFECT OF THE CERTIFICATE OF INCORPORATION AND BYLAWS AND THE DELAWARE ANTI-TAKEOVER STATUTE

    Viant's amended and restated certificate of incorporation, its bylaws and the Delaware General Corporation Law may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of Viant.

    Viant's amended and restated certificate of incorporation provides that, upon the closing of this offering, the board of directors will be divided into three classes of directors with each class serving a staggered three-year term. The classification system of electing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of Viant and may maintain the incumbency of the board of directors, as the classification of the board of directors generally increases the difficulty of replacing a majority of the directors.


    Viant's amended and restated certificate of incorporation also eliminates the right of stockholders to act by written consent without a meeting, and Viant's bylaws eliminate the right of stockholders to call special meetings of stockholders. The amended and restated certificate of incorporation and bylaws do not provide for cumulative voting in the election of directors. Viant's amended and restated certificate of incorporation also authorizes undesignated preferred stock. The authorization of undesignated preferred stock makes it possible for the board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of Viant. Any amendment of the provisions of the certificate of incorporation regarding the ability of stockholders to act by written consent, amend the bylaws, provide for cumulative voting or affect the location of a meeting would require approval by holders of at least 66 2/3% of the outstanding common stock.


    In addition, Viant is subject to Section 203 of the Delaware General Corporation Law which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder, unless: (1) prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (3) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

TRANSFER AGENT AND REGISTRAR

    The Transfer Agent and Registrar for our common stock is BankBoston, N.A. The Transfer Agent's address is 150 Royall Street, Canton, MA and its telephone number is (781) 575-2000.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Immediately prior to this offering, there was no public market for our common stock. Future sales of substantial amounts of common stock in the public market could adversely affect the market price of our common stock.


    Upon completion of this offering, we will have outstanding an aggregate of 20,681,363 shares of common stock, assuming the issuance of 3,000,000 shares of common stock offered hereby and no exercise of options after May 19, 1999. Of these shares, the 3,000,000 shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by "Affiliates" of Viant as that term is defined in Rule 144 under the Securities Act (whose sales would be subject to certain limitations and restrictions described below).



    The remaining 17,681,363 shares of common stock held by existing stockholders were issued and sold by us in reliance on exemptions from the registration requirements of the Securities Act. Of these shares, 16,449,342 shares will be subject to "lock-up" agreements described below on the effective date of this offering. Upon expiration of the lock-up agreements 180 days after the effective date of this offering, 16,072,852 shares will become eligible for sale pursuant to Rule 144(k), and the remaining shares will become eligible for sale subject in most cases to the limitations of Rule 144. In addition, holders of stock options could exercise such options and sell certain of the shares issued upon exercise as described below.



    DAYS AFTER DATE OF       SHARES ELIGIBLE
      THIS PROSPECTUS           FOR SALE                                     COMMENT
---------------------------  ---------------  ---------------------------------------------------------------------

Upon Effectiveness.........       3,000,000   Shares sold in the offering

Upon Effectiveness.........          36,891   Freely tradable shares salable under Rule 144(k) that are not subject to the Lock-up

90 days....................       1,155,211   Shares saleable under Rules 144 and 701

180 days...................      16,072,852   Lock-up released; shares salable under Rules 144 and 701

Thereafter.................         416,409   Restricted securities held for one year or less



    As of May 19, 1999 there were a total of 5,437,802 shares of common stock subject to outstanding options under our 1996 Stock Option Plan and 1999 Stock Option Plan, approximately 1,451,854 of which were vested and exercisable. However, all of these shares are subject to lock-up agreements. All options held by officers and directors of Viant are subject to 180 day lock-up agreements described below. Immediately after the completion of this offering, we intend to file registration statements on Form S-8 under the Securities Act to register all of the shares of common stock issued or reserved for future issuance under the 1996 Stock Option Plan, 1999 Stock Option Plan and 1999 Employee Stock Purchase Plan. Based on the options outstanding as of May 19, 1999, within 180 days after the effective date of this offering, a total of approximately 1,943,310 shares of common stock subject to outstanding options will be vested and exercisable. After the effective dates of the registration statements on Form S-8, shares purchased upon exercise of options granted pursuant to the 1996 Stock Option Plan, 1999 Stock Option Plan and 1999 Employee Stock Purchase Plan generally would be available for resale in the public market.


    All officers and directors and substantially all of our existing stockholders agreed not to sell or otherwise dispose of any of their shares for a period of 180 days after the date of this offering. Goldman, Sachs & Co., however, may in its sole discretion, at any time without notice, release all or any portion of the shares subject to lock-up agreements.

RULE 144

    In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell in "broker's transactions" or to market makers, within any three-month period, a number of shares that does not exceed the greater of:


    - 1% of the number of shares of common stock then outstanding (which will equal approximately 206,814 shares immediately after this offering); or


    - the average weekly trading volume in the common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

    Sales under Rule 144 are generally subject to the availability of current public information about Viant.

RULE 144(K)

    Under Rule 144(k), a person who is not deemed to have been an affiliate of Viant at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell such shares without having to comply with the manner of sale, public information, volume limitation or notice filing provisions of Rule 144. Therefore, unless otherwise restricted, "144(k) shares" may be sold immediately upon the completion of this offering.

RULE 701

    In general, under Rule 701, any of our employees, directors, officers, consultants or advisors who purchase shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of this offering is entitled to sell such shares 90 days after the effective date of this offering in reliance on Rule 144, without having to comply with the holding period and notice filing requirements of Rule 144 and, in the case of non-affiliates, without having to comply with the public information, volume limitation or notice filing provisions of Rule 144.

    The SEC has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Securities Exchange Act of 1934, along with the shares acquired upon exercise of such options (including exercises after the date of this prospectus). Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 90 days after the date of this prospectus, may be sold by persons other than "affiliates" (as defined in Rule 144) subject only to the manner of sale provisions of Rule 144 and by "affiliates" under Rule 144 without compliance with its one year minimum holding period requirements.

                                 LEGAL MATTERS

    The validity of the common stock offered hereby will be passed upon for Viant by Wilson Sonsini Goodrich & Rosati, P.C., Palo Alto, California. Certain legal matters will be passed upon for the underwriters by Hale and Dorr LLP, Boston, Massachusetts. As of the date of this prospectus, WS Investment Company 97A, an investment partnership composed of certain current and former members of and persons associated with Wilson Sonsini Goodrich & Rosati, P.C., and a certain member of Wilson Sonsini Goodrich & Rosati, P.C., beneficially own an aggregate of 51,717 shares of Viant stock.

                                    EXPERTS

    Viant's financial statements as of December 31, 1997 and January 1, 1999 and for the period from April 10, 1996 (inception) through December 31, 1996 and for the years ended December 31, 1997 and January 1, 1999 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

    Viant has filed with the Securities and Exchange Commission a registration statement on Form S-1 (including exhibits and schedules) under the Securities Act, with respect to the shares to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement. For further information with respect to Viant and the common stock offered in this prospectus, reference is made to the registration statement, including the exhibits thereto, and the financial statements and notes filed as a part thereof. With respect to each such document filed with the SEC as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matter involved.

    We will be filing quarterly and annual reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the public reference facilities of the SEC in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's website at


http://www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS


                                                                                                                PAGE
                                                                                                                -----

Report of Independent Accountants..........................................................................         F-2

Statement of Operations for the Period Ended December 31, 1996, the Years Ended December 31, 1997 and
  January 1, 1999 and the Quarters Ended March 31, 1998 and April 2, 1999 (unaudited)......................         F-3

Balance Sheet as of December 31, 1997, January 1, 1999 and April 2, 1999 (unaudited).......................         F-4

Statement of Cash Flows for the Period Ended December 31, 1996, the Years Ended December 31, 1997 and
  January 1, 1999 and the Quarters Ended March 31, 1998 and April 2, 1999 (unaudited)......................         F-5

Statement of Stockholders' Equity for the Period Ended December 31, 1996, the Years Ended December 31, 1997
  and January 1, 1999 and the Quarter Ended April 2, 1999 (unaudited)......................................         F-6

Notes to Financial Statements..............................................................................         F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Viant Corporation

    In our opinion, the accompanying balance sheet and the related statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Viant Corporation at January 1, 1999 and December 31, 1997, and the results of its operations and its cash flows for each of the years ended January 1, 1999 and December 31, 1997 and the period from April 10, 1996 (Inception) to December 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of Viant's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

Boston, Massachusetts
March 16, 1999

                               VIANT CORPORATION

                            STATEMENT OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                              PERIOD FROM
                                            APRIL 10, 1996             YEAR ENDED             THREE MONTHS ENDED
                                            (INCEPTION) TO     ---------------------------  ----------------------
                                             DECEMBER 31,       DECEMBER 31,   JANUARY 1,    MARCH 31,   APRIL 2,
                                                 1996               1997          1999         1998        1999
                                          -------------------  --------------  -----------  -----------  ---------
                                                                                                 (UNAUDITED)
Net revenues............................       $     642         $    8,808     $  20,043    $   4,093   $   7,883
                                                 -------            -------    -----------  -----------  ---------
Operating expenses:
  Professional services.................             516              4,530        11,250        2,237       4,511
  Sales and marketing...................             461              1,577         3,324          586       1,216
  General and administrative............           1,077              6,298        10,365        1,810       3,518
  Research and development..............             338                581         1,429          167         690
                                                 -------            -------    -----------  -----------  ---------
    Total operating expenses............           2,392             12,986        26,368        4,800       9,935
                                                 -------            -------    -----------  -----------  ---------
    Loss from operations................          (1,750)            (4,178)       (6,325)        (707)     (2,052)
Interest income.........................              91                160           234           48         168
Interest expense........................              --                (25)         (371)         (21)       (157)
Other expense, net......................              --                (37)          (25)          --          --
                                                 -------            -------    -----------  -----------  ---------
    Net loss............................       $  (1,659)        $   (4,080)    $  (6,487)   $    (680)  $  (2,041)
                                                 -------            -------    -----------  -----------  ---------
                                                 -------            -------    -----------  -----------  ---------

Basic and diluted net loss per share....       $   (0.42)        $    (1.18)    $   (1.76)   $   (0.19)  $   (0.53)
Weighted average shares used in
  computing basic and diluted net loss
  per share.............................           3,981              3,468         3,681        3,627       3,847

Unaudited pro forma basic and diluted
  net loss per share....................                                        $   (0.46)               $   (0.12)
Weighted average shares used in
  computing unaudited pro forma basic
  and diluted net loss per share........                                           14,084                   17,020

   The accompanying notes are an integral part of these financial statements.

                               VIANT CORPORATION
                                 BALANCE SHEET
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                                                      PRO FORMA
                                                                             DECEMBER 31,   JANUARY 1,    APRIL 2,    APRIL 2,
                                                                                 1997          1999         1999        1999
                                                                            --------------  -----------  ----------  -----------
                                                                                                               (UNAUDITED)
                                                                                                                (NOTE 1)
ASSETS
Current assets:
  Cash and cash equivalents...............................................    $    5,559     $  18,209   $   10,317
  Short-term investments..................................................           615           602          602
  Accounts receivable, net................................................         1,820         5,472        9,769
  Prepaid expenses and other current assets...............................           165         1,190        1,933
                                                                            --------------  -----------  ----------
    Total current assets..................................................         8,159        25,473       22,621
Property and equipment, net...............................................         2,011         4,048        4,393
Other assets..............................................................           148           232          229
                                                                            --------------  -----------  ----------
    Total assets..........................................................    $   10,318     $  29,753   $   27,243
                                                                            --------------  -----------  ----------
                                                                            --------------  -----------  ----------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt.......................................    $      349     $   2,850   $    2,843
  Current portion of capital lease obligation.............................            --           416          509
  Accounts payable........................................................         1,165           626        1,026
  Accrued expenses........................................................         1,197         2,907        1,379
  Deferred revenues.......................................................           931         1,052        1,372
                                                                            --------------  -----------  ----------
    Total current liabilities.............................................         3,642         7,851        7,129
Long-term debt, less current portion......................................           670           603          506
Capital lease obligations, less current portion...........................            --         1,634        1,722
                                                                            --------------  -----------  ----------
    Total liabilities.....................................................         4,312        10,088        9,357
                                                                            --------------  -----------  ----------
Commitments (Note 6)......................................................            --            --           --
Stockholders' equity:
  Convertible preferred stock:
    Series D: no par value; 3,240,000, 3,240,000, 3,240,000 and 0 shares authorized, respectively; 0, 3,160,043, 3,167,100 and 0 shares
      issued and outstanding, respectively................................            --        20,125       20,170   $      --
    Series A: no par value; 5,746,874, 5,746,874, 5,746,874 and 0 shares authorized, respectively; 5,746,874, 5,746,874, 5,746,874 and 0
      shares issued and outstanding, respectively.........................         3,047         3,047        3,047          --
    Series B: no par value; 1,499,925, 1,499,925, 1,499,925 and 0 shares authorized, respectively; 1,499,925, 1,499,925, 1,499,925 and 0
      shares issued and outstanding, respectively.........................           987           987          987          --
    Series C: no par value; 2,830,408, 2,830,408, 2,830,408 and 0 shares authorized, respectively; 2,759,625, 2,759,625, 2,759,625 and 0
      shares issued and outstanding, respectively.........................         7,977         7,977        7,977          --
  Preferred stock, $0.001 par value; 0, 0, 0 and 5,000,000 shares
    authorized, respectively; no shares issued and outstanding............            --            --           --          --
  Common stock; $0.001 par value; 25,000,000, 25,000,000, 25,000,000 and
    50,000,000 shares authorized, respectively; 3,556,258, 3,762,290,
    4,294,236 and 17,467,760 shares issued and outstanding,
    respectively..........................................................             4             4            4          17
  Additional paid-in capital..............................................           409           430          647      32,815
  Accumulated deficit.....................................................        (6,418)      (12,905)     (14,946)    (14,946)
                                                                            --------------  -----------  ----------  -----------
    Total stockholders' equity............................................         6,006        19,665       17,886   $  17,886
                                                                            --------------  -----------  ----------  -----------
    Total liabilities and stockholders' equity............................    $   10,318     $  29,753   $   27,243
                                                                            --------------  -----------  ----------
                                                                            --------------  -----------  ----------

   The accompanying notes are an integral part of these financial statements.

                               VIANT CORPORATION

                            STATEMENT OF CASH FLOWS

                                 (IN THOUSANDS)

                                                          PERIOD FROM                                   THREE MONTHS ENDED
                                                         APRIL 10, 1996          YEAR ENDED
                                                         (INCEPTION) TO  ---------------------------  ----------------------
                                                          DECEMBER 31,    DECEMBER 31,   JANUARY 1,    MARCH 31,   APRIL 2,
                                                              1996            1997          1999         1998        1999
                                                         --------------  --------------  -----------  -----------  ---------
                                                                                                           (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss.............................................    $   (1,659)     $   (4,080)    $  (6,487)   $    (680)  $  (2,041)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation and amortization......................            49             205         1,065          175         384
    Compensation expense on employee arrangement.......            --             200            --           --          --
    Changes in operating assets and liabilities:
      Accounts receivable, net.........................          (384)         (1,436)       (3,652)      (1,456)     (4,297)
      Prepaid expenses and other assets................           (62)           (251)       (1,109)        (431)       (740)
      Accounts payable.................................            86           1,079          (539)        (602)        400
      Accrued expenses.................................           227             970         1,710         (158)     (1,528)
      Deferred revenues................................            99             832           121         (473)        320
                                                         --------------  --------------  -----------  -----------  ---------
        Net cash used in operating activities..........        (1,644)         (2,481)       (8,891)      (3,625)     (7,502)
                                                         --------------  --------------  -----------  -----------  ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of short-term investments..................            --            (615)         (602)          --          --
  Maturity of short-term investments...................            --              --           615           --          --
  Purchases of property and equipment..................          (264)         (2,001)         (901)        (838)       (387)
                                                         --------------  --------------  -----------  -----------  ---------
        Net cash used in investing activities..........          (264)         (2,616)         (888)        (838)       (387)
                                                         --------------  --------------  -----------  -----------  ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of convertible notes
    payable............................................           500              --            --           --          --
  Proceeds from issuance of convertible preferred
    stock, net.........................................         3,534           7,977        20,125           --          45
  Proceeds from issuance of common stock, net..........            19             195            21           --         217
  Proceeds from borrowings on lines of credit..........            --           1,046         2,749           --          --
  Principal payments on borrowings on lines of
    credit.............................................            --             (27)         (315)          --        (104)
  Principal payments on capital lease obligations......            --              --          (151)         (26)       (161)
  Repurchase of common stock...........................            --            (680)           --           --          --
                                                         --------------  --------------  -----------  -----------  ---------
        Net cash provided by (used in) financing
          activities...................................         4,053           8,511        22,429          (26)         (3)
                                                         --------------  --------------  -----------  -----------  ---------
Net increase (decrease) in cash and cash equivalents...         2,145           3,414        12,650       (4,489)     (7,892)
Cash and cash equivalents at beginning of period.......            --           2,145         5,559        5,559      18,209
                                                         --------------  --------------  -----------  -----------  ---------
Cash and cash equivalents at end of period.............    $    2,145      $    5,559     $  18,209    $   1,070   $  10,317
                                                         --------------  --------------  -----------  -----------  ---------
                                                         --------------  --------------  -----------  -----------  ---------

SUPPLEMENTAL CASH FLOW DISCLOSURE:
  Cash paid for interest...............................    $       --      $       22     $     371    $      21   $     157

NONCASH INVESTING AND FINANCING ACTIVITIES:
  Conversion of notes payable into preferred stock.....    $      500      $       --     $      --    $      --   $      --
  Equipment acquired under capital lease obligations...    $       --      $       --     $   2,201    $      --   $     342

   The accompanying notes are an integral part of these financial statements.

                               VIANT CORPORATION

                       STATEMENT OF STOCKHOLDERS' EQUITY

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                           CONVERTIBLE
                                         PREFERRED STOCK            COMMON STOCK          ADDITIONAL
                                     -----------------------  -------------------------     PAID-IN      ACCUMULATED
                                       SHARES      AMOUNT       SHARES       AMOUNT         CAPITAL        DEFICIT
                                     ----------  -----------  ----------  -------------  -------------  -------------
Issuance of common stock...........                            3,981,250    $       4      $      15
Issuance of Series A preferred
  stock, net of issuance costs of
  $16..............................   4,809,369   $   2,547
Issuance of Series A preferred
  stock upon conversion of notes
  payable..........................     937,505         500
Issuance of Series B preferred
  stock, net of issuance costs of
  $13..............................   1,499,925         987
Net loss for the period from April
  10, 1996 (Inception) to December
  31, 1996.........................                                                                       $  (1,659)
                                                                                   --
                                     ----------  -----------  ----------                       -----    -------------
Balance at December 31, 1996.......   7,246,799       4,034    3,981,250            4             15         (1,659)

Issuance of common stock upon
  exercise of stock options........                              823,125            1            194
Issuance of Series C preferred
  stock, net of issuance costs of
  $25..............................   2,759,625       7,977
Common stock repurchased and
  retired..........................                           (1,248,117)          (1)                         (679)
Compensation expense on employee
  severance arrangement............                                                              200
Net loss...........................                                                                          (4,080)
                                                                                   --
                                     ----------  -----------  ----------                       -----    -------------
Balance at December 31, 1997.......  10,006,424      12,011    3,556,258            4            409         (6,418)

Issuance of common stock upon
  exercise of stock options........                              206,032                          21
Issuance of Series D preferred
  stock, net of issuance costs of
  $68..............................   3,160,043      20,125
Net loss...........................                                                                          (6,487)
                                                                                   --
                                     ----------  -----------  ----------                       -----    -------------
Balance at January 1, 1999.........  13,166,467      32,136    3,762,290            4            430        (12,905)

Issuance of common stock upon
  exercise of stock options
  (unaudited)......................                              531,946                         217
Issuance of Series D preferred
  stock (unaudited)................       7,057          45
Net loss (unaudited)...............                                                                          (2,041)
                                                                                   --
                                     ----------  -----------  ----------                       -----    -------------
Balance at April 2, 1999
  (unaudited)......................  13,173,524   $  32,181    4,294,236    $       4      $     647      $ (14,946)
                                                                                   --
                                                                                   --
                                     ----------  -----------  ----------                       -----    -------------
                                     ----------  -----------  ----------                       -----    -------------


                                          TOTAL
                                      STOCKHOLDERS'
                                         EQUITY
                                     ---------------
Issuance of common stock...........     $      19
Issuance of Series A preferred
  stock, net of issuance costs of
  $16..............................         2,547
Issuance of Series A preferred
  stock upon conversion of notes
  payable..........................           500
Issuance of Series B preferred
  stock, net of issuance costs of
  $13..............................           987
Net loss for the period from April
  10, 1996 (Inception) to December
  31, 1996.........................        (1,659)

                                     ---------------
Balance at December 31, 1996.......         2,394
Issuance of common stock upon
  exercise of stock options........           195
Issuance of Series C preferred
  stock, net of issuance costs of
  $25..............................         7,977
Common stock repurchased and
  retired..........................          (680)
Compensation expense on employee
  severance arrangement............           200
Net loss...........................        (4,080)

                                     ---------------
Balance at December 31, 1997.......         6,006
Issuance of common stock upon
  exercise of stock options........            21
Issuance of Series D preferred
  stock, net of issuance costs of
  $68..............................        20,125
Net loss...........................        (6,487)

                                     ---------------
Balance at January 1, 1999.........        19,665
Issuance of common stock upon
  exercise of stock options
  (unaudited)......................           217
Issuance of Series D preferred
  stock (unaudited)................            45
Net loss (unaudited)...............        (2,041)

                                     ---------------
Balance at April 2, 1999
  (unaudited)......................     $  17,886

                                     ---------------
                                     ---------------

   The accompanying notes are an integral part of these financial statements.

                               VIANT CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

    Viant Corporation ("Viant") is a leading Internet professional services firm providing strategic consulting, creative design and technology services to companies seeking to capitalize on the Internet. Viant's current customers are based in the United States and Europe and include primarily Fortune 1000 companies.

  FISCAL YEAR

    During 1998, Viant changed its fiscal year to the 52-week period ending on the Friday nearest to the last day of December of that year. Prior to this, the fiscal year of Viant was the calendar year. Viant's fiscal year 1998 ended on January 1, 1999.

  CASH, CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

    Viant considers all highly liquid instruments with an original maturity of three months or less to be cash equivalents. At December 31, 1997 and January 1, 1999, Viant's short-term investments consisted primarily of certificates of deposit and money market funds secured by U.S. Government-backed securities and commercial paper with maturities of 60 to 201 days.

  CONCENTRATIONS OF CREDIT RISK

    Financial instruments that potentially subject Viant to concentrations of credit risk consist primarily of cash equivalents, short-term investments and accounts receivable. Substantially all of Viant's cash equivalents and short-term investments are held at high credit quality financial institutions. Accounts receivable are typically unsecured and are derived from revenue earned from clients primarily located in the United States. Viant performs ongoing credit evaluations of its clients' financial condition and maintains reserves for potential credit losses based upon the expected collectibility of total accounts receivable. To date, losses resulting from uncollected receivables have not exceeded management's expectations.

    At December 31, 1997 and January 1, 1999, three clients and two clients accounted for 56% and 39% of total accounts receivable, respectively. Three clients accounted for 43%, 16% and 12% of total net revenues in the period from April 10, 1996 (Inception) to December 31, 1996. Three clients accounted for 30%, 27% and 11% of total net revenues in 1997. Three clients accounted for 15%, 14% and 13% of total net revenues in 1998.

  FAIR VALUE OF FINANCIAL INSTRUMENTS

    Financial instruments that are subject to fair value disclosure requirements are carried in the financial statements at amounts that approximate fair value and include cash and cash equivalents, short-term investments, accounts receivable, accounts payable, capital lease obligations and other credit facilities. Fair values are based on quoted market prices and assumptions concerning the amount and timing of estimated future cash flows and assumed discount rates reflecting varying degrees of perceived risk.

  PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets, generally 3-5 years. Equipment under capital leases is amortized over the shorter of the useful life of the equipment or

                               VIANT CORPORATION
the lease term. Leasehold improvements are amortized over the shorter of the lease period or the useful life of the improvement.

  UNAUDITED INTERIM FINANCIAL STATEMENTS


    Financial information as of April 2, 1999 and for the three months ended March 31, 1998 and April 2, 1999 is unaudited. In the opinion of Viant's management, the March 31, 1998 and April 2, 1999 unaudited interim financial statements include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for those periods. The results of operations for the quarter ended April 2, 1999 are not necessarily indicative of the results of operations to be expected in the future.


    UNAUDITED PRO FORMA PRESENTATIONS

    Under the terms of Viant's agreement with the holders of the convertible preferred stock (see Note 8), all of such preferred stock will be converted automatically into shares of common stock prior to the closing of an underwritten public offering of common stock with an offering price of at least $10.00 per share and gross proceeds of at least $20,000,000, or upon the vote of the holders of a majority of the outstanding shares of preferred stock. The unaudited pro forma stockholders' equity included on the balance sheet reflects the conversion of such preferred stock into 13,173,524 shares of common stock as if the conversion had occurred on April 2, 1999. Upon the closing of its initial public offering of common stock, Viant will file an amended and restated certificate of incorporation to increase the number of common shares authorized to 50,000,000 and to authorize Viant to issue 5,000,000 shares of preferred stock, $0.001 par value. The unaudited pro forma stockholders' equity included on the balance sheet also reflects these changes.

    Unaudited pro forma net loss per share for the year ended January 1, 1999 and the quarter ended April 2, 1999 included in the statement of operations is computed using the weighted average number of common shares outstanding, adjusted to include the pro forma effects of the conversion of preferred stock to common stock as if such conversion had occurred on January 1, 1998 for the year ended January 1, 1999 and on January 2, 1999 for the three months ended April 2, 1999, or at the date of original issuance, if later.

  REVENUE RECOGNITION

    Substantially all of Viant's revenues are derived from professional services which are generally provided to clients on a fixed-price, fixed-time basis. Revenues on fixed-price engagements are recognized using the percentage of completion method (based on the ratio of costs incurred to the total estimated project cost at completion). Unbilled receivables represent revenue recognized in advance of amounts billed. Billings received in advance of services performed are recorded as deferred revenues. Provisions for estimated losses on contracts are made during the period in which such losses become probable and can be reasonably estimated. To date, such losses have not been significant. Viant reports revenues net of reimbursable expenses which are billed to and collected from clients.

  PROFESSIONAL SERVICES

    Professional services expenses consist primarily of compensation and benefits costs for employees engaged in the delivery of professional services and non-reimbursable expenses related to client projects.

                               VIANT CORPORATION

  GENERAL AND ADMINISTRATIVE

    General and administrative expenses consist primarily of compensation, benefits and travel costs for employees in Viant's management, human resources, finance and administration groups and facilities costs not allocated to sales and marketing or research and development.

  RESEARCH AND DEVELOPMENT

    Viant's research and development efforts focus on evaluating and testing technologies to be deployed to clients. Accordingly, all research and development costs are charged to expense as incurred.

  STOCK-BASED COMPENSATION

    Viant accounts for stock-based compensation in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Accordingly, no compensation expense is recorded for options issued to employees in fixed amounts and with fixed exercise prices at least equal to the fair market value of Viant's common stock at date of grant. Viant follows the disclosure requirements of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation" (Note 10). All stock-based awards to non-employees are accounted for at their fair value in accordance with SFAS No. 123.

  NET LOSS PER SHARE

    Viant computes net loss per share in accordance with SFAS No. 128, "Earnings Per Share." Basic net loss per share is based upon the weighted average number of common shares outstanding. Diluted net loss per share is based upon the weighted average number of common shares outstanding, including common stock equivalents, if dilutive. Basic and diluted net loss per share were the same for all periods since the potential dilutive common stock equivalents were anti-dilutive due to the losses. For all periods presented, the assumed exercise of stock options and the assumed conversion of convertible preferred stock is anti-dilutive and has been excluded from the calculation.

  USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported period. Actual results could differ from those estimates.

2. ACCOUNTS RECEIVABLE

    Accounts receivable consists of the following (in thousands):

                                                   DECEMBER 31,    JANUARY 1,
                                                       1997           1999
                                                  ---------------  -----------
Billed..........................................     $   1,788      $   5,116
Unbilled........................................           345          1,265
Allowance for doubtful accounts.................          (313)          (909)
                                                       -------     -----------
                                                     $   1,820      $   5,472
                                                       -------     -----------
                                                       -------     -----------

                               VIANT CORPORATION

3. PROPERTY AND EQUIPMENT

    Property and equipment consists of the following (in thousands):

                                                   DECEMBER 31,    JANUARY 1,
                                                       1997           1999
                                                  ---------------  -----------
Computer equipment and software.................     $   1,064      $   2,319
Furniture and equipment.........................           366            936
Leasehold improvements..........................           835          2,112
                                                       -------     -----------
                                                         2,265          5,367
Less: accumulated depreciation and
  amortization..................................          (254)        (1,319)
                                                       -------     -----------
                                                     $   2,011      $   4,048
                                                       -------     -----------
                                                       -------     -----------

    Depreciation expense for the period ended December 31, 1996 and for the years ended December 31, 1997 and January 1, 1999 was $49,000, $205,000 and $1,065,000, respectively.

    Included in the above is equipment and leasehold improvements acquired under capital leases of $0 and $2,201,000 at December 31, 1997 and January 1, 1999, respectively. Accumulated amortization on equipment and leasehold improvements acquired under capital lease was $0 and $456,000 at December 31, 1997 and January 1, 1999, respectively.

4. ACCRUED EXPENSES

    Accrued expenses consist of the following (in thousands):

                                                   DECEMBER 31,    JANUARY 1,
                                                       1997           1999
                                                  ---------------  -----------
Payroll and related.............................     $     473      $   2,238
Professional services...........................           267            137
Other...........................................           457            532
                                                       -------     -----------
                                                     $   1,197      $   2,907
                                                       -------     -----------
                                                       -------     -----------

5. CREDIT FACILITIES

    In September 1996, Viant secured a revolving line of credit with a bank which provides for borrowings of up to $1,250,000. In July 1997, the revolving line of credit was increased to $3,000,000. In March 1998, Viant amended the revolving line of credit to provide for borrowings up to $5,000,000 including a $2,000,000 letter of credit facility. Borrowings under the revolving line of credit are limited to 80% of eligible accounts receivable plus $1,000,000. Borrowings under the revolving line of credit bear interest at the bank's prime rate plus 0.5% (8.25% at January 1, 1999). The revolving line of credit is secured by substantially all of Viant's assets. The revolving line of credit expires on July 3, 1999, at which time all outstanding amounts are due. Warrants to purchase 5,517 shares of Series C preferred stock at $3.625 per share were issued as part of the agreement. The warrants expire upon the conversion of the Series C Preferred Stock. The value ascribed to these warrants was not material to Viant's financial position or results of operations. The line of credit agreement, as amended, requires Viant to comply with certain financial covenants, including the maintenance of specified minimum ratios. Viant was in default on a certain financial covenant at January 1, 1999, for which Viant has received a waiver from the bank. The financial covenant for which the Company was in default was amended such that the Company may incur a loss not to exceed $2,500,000 for each of the fiscal quarters ending April 2, 1999 and July 2, 1999. In addition, the total liabilities to tangible net worth ratio covenant was amended such that the Company shall

                               VIANT CORPORATION
maintain, as of the last day of each fiscal month, a ratio of total liabilities to tangible net worth of not more than 1.25 to 1. At January 1, 1999, $2,434,000 was outstanding under the revolving line of credit and letters of credit totaling $1,500,000 were guaranteed under the revolving line of credit. The letters of credit expire periodically through July 3, 1999. At January 1, 1999, $1,066,000 remained available under the revolving line of credit.

    In September 1996, under the same bank agreement, Viant also secured an equipment line of credit which provides for borrowings of up to $750,000. In July 1997, the equipment line of credit was amended to provide for borrowings up to $1,250,000. Borrowings under the equipment line of credit are based on actual capital expenditures, subject to a maximum of $250,000 in purchased software, and bear interest at the bank's prime rate plus 1.0% (8.75% at January 1, 1999). The equipment line of credit is also secured by substantially all of Viant's assets. At January 1, 1999, $1,019,000 was outstanding under the equipment line of credit. Borrowings are payable in 36 equal monthly installments of principal, plus accrued interest. Principal amounts outstanding at January 1, 1999 are due as follows: $416,000 in 1999; $389,000 in 2000; and $214,000 in 2001.

6. LEASE COMMITMENTS

    Viant leases office facilities and certain equipment under operating and capital leases, respectively. Viant entered into lease agreements for facilities in Boston, San Francisco, New York and Dallas which expire in 2003, 2003, 2007 and 2004, respectively. Rent expense under operating leases for the period ended December 31, 1996 and for the years ended December 31, 1997 and January 1, 1999 was $67,000, $535,000 and $1,718,000, respectively. Viant is party to letters of credit in support of their minimum future lease payments under leases for permanent office space amounting to $1,500,000 as of January 1, 1999, declining annually.

    In March 1998, Viant entered into an agreement with a leasing company which provides for capital lease borrowings related to equipment purchases up to $3,250,000, and which expires in March 2000. Pursuant to the agreement, Viant issued warrants to purchase 35,986 shares of Series C preferred stock at $3.625 per share which expires five years from the effective date of an underwritten initial public offering of common stock. The value ascribed to these warrants was not material to Viant's financial position or results of operations.

    Minimum future lease commitments under noncancelable capital and operating leases at January 1, 1999 are as follows (in thousands):

                                                           CAPITAL     OPERATING
                                                         -----------  -----------
1999...................................................   $     629    $   1,916
2000...................................................         629        2,079
2001...................................................         629        2,124
2002...................................................         607        2,168
2003...................................................          --        1,534
Thereafter.............................................          --        3,600
                                                         -----------  -----------
Total minimum lease payments...........................       2,494    $  13,421
                                                                      -----------
                                                                      -----------
Less amount representing interest......................         444
                                                         -----------
Present value of minimum capital lease payments........   $   2,050
                                                         -----------
                                                         -----------

                               VIANT CORPORATION

7. RELATED PARTY TRANSACTIONS

    In March 1998, Viant entered into two agreements with one of its executives for a housing loan of $50,000 and a personal loan of $40,000. Interest on both loans accrue annually at 8.5%. Interest payments only are due on the housing loan for the first four years. Upon commencement of the fifth year, repayment of principal and interest on the housing loan will be made in accordance with a monthly repayment schedule in which principal and interest will be repaid and amortized over a two-year period. Viant will forgive 25% of the personal loan principal and accrued interest annually commencing on the first anniversary of the loan and for the next three anniversaries thereafter. The housing loan becomes immediately due and payable and the remaining principal balance of the personal loan will become immediately due and payable if the employee ceases to be employed by Viant for any reason, fails to perform any of their obligations under the loan agreements, or files for bankruptcy or otherwise becomes insolvent.

    During 1996, Viant provided consulting services to a holder of approximately 19% of Viant's common stock at December 31, 1996. All services rendered were billed on a nondiscounted basis and Viant recognized revenue on this project of $23,000 during the period ended December 31, 1996.

8. CONVERTIBLE PREFERRED STOCK

    Viant's Articles of Incorporation, as amended, authorize Viant to issue 13,317,207 shares of preferred stock, no par value, of which 5,746,874, 1,499,925, 2,830,408 and 3,240,000 shares are designated as Series A, B, C and D preferred stock, respectively.

    In May 1996, Viant issued 5,746,874 shares of Series A preferred stock ("Series A") for net cash proceeds of $2,547,000 and the conversion of a $500,000 note payable to a third party investor. In June 1996, Viant issued 1,499,925 shares of Series B preferred stock ("Series B") for net cash proceeds of $987,000. In May and September 1997, Viant issued a total of 2,759,625 shares of Series C preferred stock ("Series C") for net cash proceeds of $7,977,000. In November 1998, Viant issued a total of 3,160,043 shares of Series D preferred stock ("Series D") for net cash proceeds of $20,125,000. The rights with respect to the Series A, B, C and D preferred stock are as follows:

  VOTING RIGHTS

    Each share of Series A, B, C and D preferred stock has voting rights equal to an equivalent number of shares of common stock into which it is convertible and votes together as one class with common stock.

    As long as 3,000,000 and 750,000 shares of Series A and Series B preferred stock are outstanding, respectively, the holders of the shares of Series A and Series B preferred stock are each entitled to elect one director. The holders of shares of common stock, voting as one class, are also entitled to elect one director and the remaining directors shall be elected by the holders of preferred and common stock voting together as a single class. The rights of the preferred stockholders to elect directors expire upon the closing of an underwritten initial public offering of common stock ("IPO").

    Additionally, as long as any preferred stock is outstanding, Viant must obtain approval from the holders of a majority of the outstanding shares of Series A, B, C and D preferred stock in order to

                               VIANT CORPORATION
alter the Articles of Incorporation as related to preferred stock, change the authorized number of shares of preferred stock, declare or pay any dividends on common stock other than dividends payable in common stock, redeem or purchase shares of common stock unless resulting from employment termination, or effect a merger, consolidation or sale of assets where the existing stockholders retain less than 50% of the voting stock of the surviving entity.

  DIVIDENDS

    Holders of Series A, B, C and D preferred stock are entitled to receive noncumulative dividends at the per annum rate of $0.0533, $0.0667, $0.289958 and $0.639 per share, respectively, when and if declared by the Board of Directors. Viant shall make no distribution to holders of common stock until Series A, B, C and D preferred stock dividends have been paid. No dividends were declared by the Board of Directors through January 1, 1999.

  LIQUIDATION

    In the event of any liquidation, dissolution or winding up of Viant, including a consolidation, reorganization or merger of Viant where the beneficial owners of Viant's common stock and preferred stock own less than 51% of the resulting voting power of the surviving entity, the Series A, B, C and D preferred stockholders are entitled to receive $0.533333, $0.666667, $2.899499 and $6.39 per share, respectively, plus any declared but unpaid dividends prior to and in preference to any distribution to the holders of common stock. The remaining assets, if any, shall be distributed ratably among the holders of the common stock.

  CONVERSION

    Each share of Series A, B, C and D preferred stock is convertible into common stock, at the option of the holder, according to a conversion ratio, subject to adjustment for dilution, and which is currently at one-for-one. Each share of preferred stock automatically converts into common stock at the then effective conversion ratio prior to the closing of an IPO with an offering price of at least $10.00 per share and gross proceeds of at least $20,000,000, or upon the vote of the holders of a majority of the outstanding shares of preferred stock. At January 1, 1999, Viant reserved 5,746,874, 1,499,925, 2,830,408 and
3,240,000 shares of common stock for the conversion of Series A, B, C and D preferred stock, respectively.

  IPO ALLOCATION

    In the event of an IPO, Viant shall require that the managing underwriters of the IPO make an allocation of shares to be sold in the IPO to the Series D preferred stockholders. The allocation shall consist of at least the number of shares of common stock determined by dividing $3,000,000 by the IPO price (the "IPO Shares"). Viant shall cause the managing underwriters (subject to the consent of such underwriters, which consent shall not be unreasonably withheld) to give priority to the Series D preferred stockholders with respect to the IPO shares in allocating the shares available for purchase.


9. COMMON STOCK


    During 1996, Viant sold 3,981,250 shares of common stock to an employee of Viant and other nonrelated parties. The 2,500,000 shares sold to the employee were subject to a right of repurchase by Viant subject to a specified vesting schedule.

                               VIANT CORPORATION

    In June 1997, under a severance agreement, Viant paid to this employee $1,766,000 in cash, which included $680,000 for the repurchase of 1,248,117 shares of vested and unvested shares of common stock. Viant also agreed to pay one year's salary as severance, on a monthly basis, for a total amount of $175,000. In addition, Viant extended the vesting of an additional 200,000 shares of common stock, ratably over four quarters, which would have otherwise been subject to repurchase. Accordingly, Viant recognized compensation expense of $200,000 as the estimated fair value of such shares. With respect to all of these arrangements, Viant recognized total severance related expenses of $1,461,000 in the year ended December 31, 1997.

10. STOCK OPTIONS

    In June 1996, the Board of Directors and stockholders adopted the 1996 Stock Option Plan (the "Plan") which provides for granting incentive stock options ("ISOs") and nonqualified stock options ("NSOs") for up to 4,291,876 shares of common stock to employees and consultants of Viant. In November 1997, the Plan was amended to authorize options for up to 5,991,876 shares. The amended Plan also provides for early exercise of options for certain employees, the stock for which is subject to the same vesting and repurchase terms under the Plan. In accordance with the Plan, the stated exercise price shall not be less than 100% of the fair market value of common stock on the date of grant for ISOs and shall be at least 85% of the fair market value for NSOs. The Plan provides that the options shall be exercisable over a period not to exceed ten years. Options generally vest 25% after one year of service and quarterly for the three years thereafter.

    Activity under the Plan is summarized as follows:

                              PERIOD FROM APRIL 10,
                               1996 (INCEPTION) TO            YEAR ENDED                 YEAR ENDED
                                DECEMBER 31, 1996          DECEMBER 31, 1997           JANUARY 1, 1999
                            -------------------------  -------------------------  -------------------------
                                          WEIGHTED-                  WEIGHTED-                  WEIGHTED-
                                           AVERAGE                    AVERAGE                    AVERAGE
                              OPTION      EXERCISE       OPTION      EXERCISE       OPTION      EXERCISE
                              SHARES        PRICE        SHARES        PRICE        SHARES        PRICE
                            ----------  -------------  ----------  -------------  ----------  -------------
Outstanding at beginning
  of period...............          --    $      --     2,931,000    $    0.15     3,296,250    $    0.37
Granted...................   2,931,000         0.15     1,292,250         0.74     1,290,350         2.48
Exercised.................          --           --      (823,125)        0.24      (206,032)        0.10
Cancelled.................          --           --      (103,875)        0.10      (149,713)        0.75
                            ----------                 ----------                 ----------
Outstanding at end of
  year....................   2,931,000    $    0.15     3,296,250    $    0.37     4,230,855    $    1.01
                            ----------                 ----------                 ----------
                            ----------                 ----------                 ----------
Options exercisable at end
  of year.................     380,000    $    0.25       415,563    $    0.07     1,254,812    $    0.33
Weighted-average fair
  value of options granted
  during the year.........  $     0.03                 $     0.16                 $     0.45
Options available for
  future grant............   1,360,876                  1,872,501                    731,864

                               VIANT CORPORATION

    The following summarizes information about Viant's stock options outstanding at January 1, 1999:

                          OPTIONS OUTSTANDING                    OPTIONS EXERCISABLE
            ------------------------------------------------  -------------------------
                            WEIGHTED AVERAGE      WEIGHTED                   WEIGHTED
 RANGE OF                       REMAINING          AVERAGE                    AVERAGE
 EXERCISE      NUMBER          CONTRACTUAL        EXERCISE       NUMBER      EXERCISE
  PRICE     OUTSTANDING      LIFE (IN YEARS)        PRICE     EXERCISABLE      PRICE
----------  ------------  ---------------------  -----------  ------------  -----------
$0.05-0.99    2,736,880              7.91         $    0.28     1,175,837    $    0.24
 1.00-1.99      651,175              9.02              1.55        76,975         1.50
 2.00-2.99      537,000              9.46              2.40         1,500         2.46
 3.00-3.99      136,000              9.67              3.50           250         3.50
 4.00-4.99      169,800              9.83              4.25           250         4.25
            ------------                                      ------------

              4,230,855              8.41         $    1.01     1,254,812    $    0.33
            ------------                                      ------------
            ------------                                      ------------

    In accordance with the provisions of Accounting Principles Board Opinion No. 25, Viant has recognized no compensation expense for options granted under the Plan as the exercise prices of all options granted were equal to the estimated fair market value of the common stock at the date of grant. Viant's board of directors, in assessing the fair market value of Viant's common stock, considers factors relevant at the time, including recent issuances and sales of Viant's securities, significant customer wins, composition of management team, recent hiring results, Viant's financial condition and operating results and the lack of a public market for Viant's common stock. Had compensation expense been determined based on the fair value at the grant dates, consistent with the methodology prescribed under SFAS No. 123, Viant's pro forma net loss would have been as follows:

                                                    PERIOD FROM
                                                     APRIL 10,
                                                       1996                 YEAR ENDED
                                                  (INCEPTION) TO   ----------------------------
                                                   DECEMBER 31,     DECEMBER 31,    JANUARY 1,
                                                       1996             1997           1999
                                                  ---------------  ---------------  -----------
Net loss (in thousands):
  As reported...................................     $  (1,659)       $  (4,080)     $  (6,487)
  Pro forma.....................................        (1,670)          (4,128)        (6,632)
Net loss per share:
  As reported...................................         (0.42)           (1.18)         (1.76)
  Pro forma.....................................     $   (0.42)       $   (1.19)     $   (1.80)

    The following assumptions were used by Viant to determine the fair value of stock options granted under the Black-Scholes options-pricing model for all periods presented: expected volatility of 0%, average expected option life of 4 years, and dividend yield of 0%; and risk free interest rate of 6.0%, 6.1% and 5.2% for the period ended December 31, 1996 and for the years ended December 31, 1997 and January 1, 1999, respectively.

    Because additional stock options are expected to be granted each year and the pro forma net loss only includes the effect of options granted in 1996, 1997 and 1998, the above pro forma

                               VIANT CORPORATION
disclosures are not representative of the pro forma effects on reported financial results for future years.

    In January 1999, the Board of Directors authorized, subject to stockholder approval, the 1999 Stock Option Plan which provides for the granting of ISOs to employees, and for the granting of NSOs and stock purchase rights to employees, directors and consultants of Viant. A total of 4,868,929 shares of common stock are authorized for issuance pursuant to the 1999 Stock Option Plan.

    In March 1999, the Board of Directors authorized, subject to stockholder approval, the 1999 Employee Stock Purchase Plan, which provides for the issuance of a maximum of 200,000 shares of common stock.

(Unaudited)

    During the quarter ended April 2, 1999, 1,661,905 stock options were granted with a weighted average exercise price of $5.60 per share. These exercise prices were equal to the estimated fair market value of the common stock at the date of grant.

11. EMPLOYEE SAVINGS PLAN

    Viant's Retirement/Savings Plan (the "401(k) Plan") under Section 401(k) of the Internal Revenue Code covers all full-time employees. The 401(k) Plan allows eligible employees to make contributions up to a specified annual maximum contribution, as defined. Under the 401(k) Plan, Viant may, but is not obligated to, match a portion of the employee contributions up to a defined maximum. Viant did not contribute to the 401(k) Plan in 1997 or 1998.

                               VIANT CORPORATION

12. INCOME TAXES


    Because Viant has incurred net operating losses since inception, no provisions have been made for current or deferred income taxes through January 1, 1999. Deferred tax assets consist of the following (in thousands):


                                                                   DECEMBER 31,    JANUARY 1,
                                                                       1997           1999
                                                                  ---------------  -----------
Deferred tax assets:
  Allowance for doubtful accounts...............................     $     125      $     364
  Accrued expenses..............................................           224             52
  Loss carryforwards............................................         1,866          4,539
  Other.........................................................            31             --
                                                                       -------     -----------
  Gross deferred tax assets.....................................         2,246          4,955
  Deferred tax asset valuation allowance........................        (2,246)        (4,735)
                                                                       -------     -----------
    Total deferred tax assets...................................            --            220
                                                                       -------     -----------

Deferred tax liabilities:
  Property and equipment........................................            --            220
                                                                       -------     -----------
    Total deferred tax liabilities..............................            --            220
                                                                       -------     -----------
Net deferred tax asset..........................................     $      --      $      --
                                                                       -------     -----------
                                                                       -------     -----------

    Realization of deferred tax assets is contingent upon the generation of future taxable income. Due to the uncertainty of realization of these tax benefits, Viant has provided a valuation allowance for the full amount of its net deferred tax asset.

    At January 1, 1999, Viant had net operating loss carryforwards of approximately $11,348,000 available for federal purposes to reduce future taxable income. If not utilized, these carryforwards will expire at various dates ranging from 2011 to 2018. Under the provisions of the Internal Revenue Code, certain substantial changes in Viant's ownership may have limited, or may limit in the future, the amount of net operating loss carryforwards which could be utilized annually to offset future taxable income. The amount of any annual limitation is determined based upon Viant's value prior to an ownership change.

    Income taxes computed using the federal statutory income tax rate differs from Viant's effective tax rate as follows (in thousands):

                                                     PERIOD FROM
                                                   APRIL 10, 1996             YEAR ENDED
                                                   (INCEPTION) TO    ----------------------------
                                                    DECEMBER 31,      DECEMBER 31,    JANUARY 1,
                                                        1996              1997           1999
                                                  -----------------  ---------------  -----------
U.S. federal statutory rate.....................      $    (564)        $  (1,387)     $  (2,206)
State income tax, net of federal income tax
  effect........................................            (96)             (237)          (373)
Change in valuation allowance...................            629             1,617          2,489
Other...........................................             31                 7             90
                                                         ------           -------     -----------
Provision for income taxes......................      $      --         $      --      $      --
                                                         ------           -------     -----------
                                                         ------           -------     -----------

                      (This page intentionally left blank)

                                  UNDERWRITING

    Viant and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., Credit Suisse First Boston Corporation and BancBoston Robertson Stephens Inc. are the representatives of the underwriters.


                      Underwriters                         Number of Shares
---------------------------------------------------------  -----------------
Goldman, Sachs & Co......................................
Credit Suisse First Boston Corporation...................
BancBoston Robertson Stephens Inc........................
                                                           -----------------
  Total..................................................        3,000,000
                                                           -----------------
                                                           -----------------


                               ------------------


    If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional 450,000 shares from Viant to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.


    The following tables show the per share and total underwriting discounts and commissions to be paid to the underwriters by Viant. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

                                                         Paid by Viant
                                                   -------------------------
                                                                    Full
                                                   No Exercise    Exercise
                                                   -----------  ------------
Per Share........................................   $            $
Total............................................   $            $

    Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount
of up to $    per share from the initial public offering price. Any such securities dealers may resell any shares purchased from the underwriters to
certain other brokers or dealers at a discount of up to $    per share from the
initial public offering price. If all the shares are not sold at the initial offering price, the representatives may change the offering price and the other selling terms.

    Viant, its directors, executive officers and substantially all of its stockholders have agreed with the underwriters not to dispose of or hedge any of its common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of the representatives. This agreement does not apply to any existing employee benefit plans. See "Shares Eligible for Future Sale" for a discussion of certain transfer restrictions.


    At the request of Viant, the underwriters have reserved at the initial public offering price up to $3,000,000 of common stock for sale to its Series D Preferred Stockholders, and up to 270,000 additional shares of common stock for sale to directors, employees and associates of Viant. There can be no assurance that any of the reserved shares will be so purchased. The number of shares available for sale to the general public in the offering will be reduced by the number of reserved shares sold. Any reserved shares not so purchased will be offered to the general public on the same basis as the other shares offered hereby.


    In November 1998, BancBoston Capital Inc., an affiliate of BancBoston Robertson Stephens Inc., purchased 156,494 shares of Viant's Series D preferred stock for a purchase price of $1,000,000. The NASD has deemed these shares to be underwriters' compensation to BancBoston Robertson Stephens Inc. in connection with the offering, and, in accordance with the Rules of the NASD, BancBoston Capital Inc. has agreed not to sell, transfer, assign or hypothecate such shares for one year following the effective date of the offering.


    Prior to the offering, there has been no public market for the shares. The initial public offering price will be negotiated among Viant and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be Viant's historical performance, estimates of the business potential and earnings prospects of Viant, an assessment of Viant's management and the consideration of the above factors in relation to market valuation of companies in related businesses.

    Application has been made for quotation of the common stock on the Nasdaq National Market under the symbol "VIAN."

    In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

    The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

    These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

    The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.


    Viant estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $870,000.


    Viant has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                               ------------------
                               TABLE OF CONTENTS


                                                 Page
                                                 -----
Prospectus Summary..........................           1
Risk Factors................................           4
Cautionary Note Regarding Forward-Looking
  Statements................................          10
Use of Proceeds.............................          10
Dividend Policy.............................          10
Capitalization..............................          11
Dilution....................................          12
Selected Financial Data.....................          13
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations................................          14
Business....................................          20
Management..................................          35
Certain Transactions........................          46
Principal Stockholders......................          48
Description of Capital Stock................          50
Shares Eligible for Future Sale.............          53
Legal Matters...............................          55
Experts.....................................          55
Where You Can Find More Information.........          55
Index to Financial Statements...............         F-1
Underwriting................................         U-1


                               ------------------

    Through and including       , 1999 (the 25(th) day after the date of this
prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.


                                3,000,000 Shares


                                     [LOGO]

                                  Common Stock

                                ----------------

                                   PROSPECTUS

                                ----------------

                              GOLDMAN, SACHS & CO.

                           CREDIT SUISSE FIRST BOSTON

                         BANCBOSTON ROBERTSON STEPHENS

                      Representatives of the Underwriters

                               ------------------
                            WIT CAPITAL CORPORATION


                      FACILITATOR OF INTERNET DISTRIBUTION

                               ------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


    The following table sets forth all expenses to be paid by the Registrant, other than the underwriting discounts and commissions payable by the Registrant in connection with the sale of the common stock being registered. All amounts shown are estimates except for the registration fee and the NASD filing fee.


                                                                                 AMOUNT TO BE
                                                                                     PAID
                                                                                --------------
Registration fee..............................................................  $    13,900.00
NASD filing fee...............................................................        5,500.00
Nasdaq National Market........................................................       90,500.00
Blue sky qualification fees and expenses......................................        5,000.00
Printing and engraving expenses...............................................      125,000.00
Legal fees and expenses.......................................................      295,000.00
Accounting fees and expenses..................................................      225,000.00
Transfer agent and registrar fees.............................................       10,000.00
Miscellaneous expenses........................................................      100,000.00
    Total.....................................................................  $   870,000.00
                                                                                --------------
                                                                                --------------


ITEM 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

    Section 145 of the Delaware General Corporation Law permits indemnification of officers, directors and other corporate agents under certain circumstances and subject to certain limitations. The Registrant's Certificate of Incorporation and Bylaws provide that the Registrant shall indemnify its directors, officers, employees and agents to the full extent permitted by Delaware General Corporation Law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. In addition, the Registrant intends to enter into separate indemnification agreements with its directors, officers and certain employees which would require the Registrant, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service (other than liabilities arising from willful misconduct of a culpable nature). The Registrant also intends to maintain director and officer liability insurance, if available on reasonable terms.

    These indemnification provisions and the indemnification agreement to be entered into between the Registrant and its officers and directors may be sufficiently broad to permit indemnification of the Registrant's officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

    The Registrant intends to obtain in conjunction with the effectiveness of the Registration Statement a policy of directors' and officers' liability insurance that insures the Registrant's directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

    The underwriting agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification by the underwriters of the Registrant and its officers and directors for certain liabilities arising under the Securities Act, or otherwise.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

    Since our incorporation in April 1996, we have sold and issued the following securities:

    (1) On April 15, 1996 we issued 5,509,391 shares of common stock to one founder for an aggregate consideration of $550.94. On May 16, 1996 we issued 1,293,750 shares of common stock to one investor for an aggregate consideration of $129.38.

    (2) On May 16, 1996 we issued 5,746,874 shares of Series A preferred stock to ten investors for an aggregate consideration of $3,064,997.55.

    (3) On June 19, 1996 we issued 1,499,925 shares of Series B preferred stock to two investors for an aggregate consideration of $1,000,000.00.

    (4) On June 4, 1997 we issued 2,080,103 shares of Series C preferred stock to 32 investors for an aggregate consideration of $6,031,258.61. On October 10, 1997 we also issued 679,488 shares of Series C preferred stock to 32 investors and employees for an aggregate consideration of $1,970,174.91.

    (5) On December 11, 1997 we issued 187,500 shares of common stock to one investor for an aggregate consideration of $18,750.00.

    (6) On March 25, 1998 we issued a warrant for 35,986 shares of Series C preferred stock to an equipment lessor in connection with an equipment lease agreement, and on March 26, 1998 we issued a warrant for 5,517 shares of Series C preferred stock to another equipment lessor in connection with an equipment lease agreement. Such warrants have an exercise price of $3.625 per share.

    (7) From November 4, 1998 to February 1, 1999 we issued 3,168,704 shares of Series D preferred stock to 31 investors and employees for an aggregate consideration of $20,248,018.56.


    (8) Since our incorporation and as of May 19, 1999, we have issued options to purchase an aggregate of 7,754,355 shares of common stock with exercise prices ranging from $0.05 to $11.00 per share. Since our incorporation and as of May 19, 1999, options to purchase 1,767,619 shares of common stock have been exercised for an aggregate consideration of $682,111.30.


    There were no underwriters employed in connection with any of the transactions set forth in Item 15.

    The issuances of securities described in Items 15(1) through 15(7) were deemed to be exempt from registration under the Securities Act in reliance on
Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering. The issuances of securities described in Item 15(8) were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) or Rule 701 promulgated thereunder as transactions pursuant to compensatory benefit plans and contracts relating to compensation. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. All recipients either received adequate information about the Registrant or had access, through employment or other relationships, to such information.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (A)  EXHIBITS.


 EXHIBIT
  NUMBER                                           DESCRIPTION OF DOCUMENT
----------  ------------------------------------------------------------------------------------------------------
 1.1**      Form of Underwriting Agreement

 3.1*       Amended and Restated Articles of Incorporation

 3.2*       Certificate of Incorporation of Viant Delaware, including an amendment dated March 25, 1999, as currently in effect

 3.3**      Form of Amended and Restated Certificate of Incorporation (to be filed with the Delaware Secretary of
            State prior to the closing of the offering covered by this Registration Statement)

 3.4*       Bylaws of Viant California

 3.5*       Bylaws of Viant Delaware

 3.6**      Form of Bylaws (to be adopted immediately prior to the closing of the offering covered by this
            Registration Statement)

 4.1*       Form of Specimen Stock Certificate

 4.2        Amended and Restated Shareholder Rights Agreement, dated as of November 13, 1998 (This exhibit supersedes the one previously filed.)

 5.1*       Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, regarding legality of the securities being issued

10.1        Allocation Agreement, dated as of November 13, 1998 and as amended on May 5, 1999 (This exhibit supersedes the one previously filed.)

10.2*       Form of Master Services Agreement

10.3+**     Master Services Agreement with BlueTape LLC, dated as of June 21, 1998

10.4+**     License Agreement, including attachments, with BlueTape LLC, dated as of February 15, 1999

10.5*       Key Employee Agreement with Robert Gett, dated as of November 4, 1996; Confidential Information and
            Invention Assignment Agreement with Robert Gett, dated as of November 4, 1996

10.6**      Relocation Agreement and Employee Loan Agreement with Richard Chavez, dated March 31, 1998 (This exhibit supersedes the one previously filed.)

10.7*       Form of Indemnification Agreement to be entered into between the Registrant and each of its directors and officers, to become effective upon the closing of the offering made under this Registration
            Statement

10.8*       1996 Stock Option Plan

10.9*       1999 Stock Option Plan

10.10*      1999 Employee Stock Purchase Plan

10.11*      Sublandlord's Consent to Assignment of Sublease, for property located at 520 Madison Avenue, New York,
            New York dated as of March 6, 1997

10.12*      Lease Agreement with Chelsea Green Associates, L.P., for property located at 625 Avenue of the
            Americas, New York, New York, dated July 28, 1997

10.13*      Subordination, Nondisturbance and Attornment Agreement with Lehman Brothers Holdings, Inc., for property located at 625 Avenue of the Americas, New York, New York dated August 26, 1997

 EXHIBIT
  NUMBER                                           DESCRIPTION OF DOCUMENT
----------  ------------------------------------------------------------------------------------------------------
10.14*      First Amendment of Lease with Chelsea Green Associates, L.P., for property located at 625 Avenue of the Americas, New York, New York dated November 1997

10.15*      Instruction Letter for Rental Payments, for 625 Avenue of the Americas, New York, New York dated
            November 18, 1997

10.16*      Standard Form Commercial Lease with Lincoln Plaza Limited Partnership, for property located at 89
            South Street, Boston, Massachusetts, dated May 2, 1997

10.17*      Notice of Lease with Lincoln Plaza Limited Partnership, for property located at 89 South Street,
            Boston, Massachusetts, dated May 2, 1997

10.18*      Subordination, Nondisturbance and Attornment Agreement with Lincoln Plaza Limited Partnership and
            BHF-BANK Aktiengesellschaft, for property located at 89 South Street, Boston, Massachusetts, dated
            September 23, 1997

10.19*      First Amendment to Lease with Lincoln Plaza Limited Partnership, for property located at 89 South
            Street, Boston, Massachusetts, dated as of October 1, 1998

10.20**     Lease Agreement with Williams Worldwide for property located at 3130 Wilshire Boulevard, Santa Monica,
            California dated March 1, 1999 (This exhibit supersedes the one previously filed.)

10.21*      Lease Agreement with CENTRUM G.S. LTD, for property located at 3102 Oak Lawn, Dallas, Texas, dated
            August 15, 1998

10.22*      Lease Agreement with Zoro, LLC for property located at 699 Eighth Street, San Francisco, California, dated April 8, 1997

10.23*      First Addendum to Lease with Zoro, LLC for property located at 699 Eighth Street, San Francisco,
            California, dated April 1997

10.24*      Month-to-Month Lease Agreement with Zoro, LLC for property located at 699 Eighth Street, San
            Francisco, California, dated June 5, 1997

10.25*      Office Lease with Zoro, LLC for property located at 699 Eighth Street, San Francisco, California, dated June 26, 1997

10.26*      First Amendment to Office Lease with Zoro, LLC for property located at 699 Eighth Street, San
            Francisco, California, dated October 14, 1997

10.27*      Amendment to Lease with Zoro, LLC for property located at 699 Eighth Street, San Francisco,
            California, dated January 29, 1998

10.28*      Subordination Agreement; Acknowledgment Of Lease Assignment, Estoppel, Attornment and Non-Disturbance
            Agreement with Zoro, LLC and Wells Fargo Bank, National Association, for property located at 699
            Eighth Street, San Francisco, California, dated August 21, 1998

10.29*      Summary Plan Description of Registrant's 401(k) Retirement/Savings Plan

10.30*      Master Lease Agreement and Addendum with Comdisco, Inc., dated March 25, 1998

10.31*      Amended and Restated Loan and Security Agreement with Venture Banking Group, dated as of March 25,
            1998

10.32**     First Amendment to Amended and Restated Loan and Security Agreement with Venture Banking Group, dated as of April 7, 1999

10.33**     Lease Agreement with Regus UK Ltd. for property located at upper ground floor (Room 29), Covent
            Garden, London WC2E 9RA, dated March 24, 1999

10.34**     Lease Agreement with Regus UK Ltd. for property located at upper ground floor (Room 31), Covent
            Garden, London WC2E 9RA, dated March 24, 1999

 EXHIBIT
  NUMBER                                           DESCRIPTION OF DOCUMENT
----------  ------------------------------------------------------------------------------------------------------
10.35**     Revocable License with OmniOffices, Inc. (Chicago-Loop) for property located at 10 South Riverside
            Plaza - 18th Floor, Chicago, Illinois, dated March 18, 1999

11.1*       Statement of Computation of Earnings per Share (This exhibit has been omitted because the information is shown in the financial statements or notes thereto.)

23.1        Consent of PricewaterhouseCoopers LLP

23.2*       Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1)

24.1*       Power of Attorney (contained in the signature page to this Registration Statement).

27.1**      Financial Data Schedule


------------------------


+   confidential treatment requested



* filed as part of the initial filing of the Registration Statement on April 9, 1999



**  filed as part of Amendment No. 1 to the Registration Statement on May 17,
    1999


    (B)  FINANCIAL STATEMENT SCHEDULE.

        Report of Independent Accountants

       Schedule II-Valuation and Qualifying Accounts

       Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

    The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the Offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Boston, Massachusetts, on the 28th day of May 1999.


                                VIANT CORPORATION

                                By:             /s/ ROBERT L. GETT*
                                     -----------------------------------------
                                                   Robert L. Gett
                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER

    Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------
                                   President and Chief
     /s/ ROBERT L. GETT*           Executive Officer, and
------------------------------      Director (PRINCIPAL        May 28, 1999
        Robert L. Gett               EXECUTIVE OFFICER)

                                 Vice President and Chief
    /s/ M. DWAYNE NESMITH            Financial Officer
------------------------------    (PRINCIPAL FINANCIAL AND     May 28, 1999
      M. Dwayne Nesmith             ACCOUNTING OFFICER)

   /s/ WILLIAM H. DAVIDOW*
------------------------------           Director              May 28, 1999
      William H. Davidow

------------------------------           Director              May 28, 1999
       Kevin W. English

   /s/ VENETIA KONTOGOURIS*
------------------------------           Director              May 28, 1999
     Venetia Kontogouris

   *By:         /S/ DWAYNE
           NESMITH
------------------------------
        Dwayne Nesmith
       ATTORNEY-IN-FACT

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Viant Corporation

    In connection with our audits of the financial statements of Viant Corporation at January 1, 1999 and December 31, 1997, and for each of the years ended January 1, 1999 and December 31, 1997 and the period from April 10, 1996 (Inception) to December 31, 1996, which financial statements are included in the prospectus, we have also audited the financial statement schedule listed in Item 16(b) herein.

    In our opinion, this financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.

PricewaterhouseCoopers LLP

Boston, Massachusetts
March 16, 1999

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS
                               VIANT CORPORATION

                                                        BALANCE AT
                                                       BEGINNING OF   CHARGED TO                    BALANCE AT
DESCRIPTION                                               PERIOD      OPERATIONS   DEDUCTIONS(1)   END OF PERIOD
-----------------------------------------------------  -------------  -----------  --------------  -------------
Period from April 10, 1996 (Inception) to December
  31, 1996
  Reserves and allowances deducted from asset
    accounts
    Allowance for doubtful accounts..................   $        --       75,000             --     $    75,000

Year ended December 31, 1997
  Reserves and allowances deducted from asset
    accounts
    Allowance for doubtful accounts..................   $    75,000      294,000         56,000     $   313,000

Year ended January 1, 1999
  Reserves and allowances deducted from asset
    accounts
    Allowance for doubtful accounts..................   $   313,000      612,000         16,000     $   909,000

------------------------

(1) Doubtful accounts written off, net of recoveries

                                 EXHIBIT INDEX


 EXHIBIT
  NUMBER                                           DESCRIPTION OF DOCUMENT
----------  ------------------------------------------------------------------------------------------------------
 1.1**      Form of Underwriting Agreement

 3.1*       Amended and Restated Articles of Incorporation

 3.2*       Certificate of Incorporation of Viant Delaware, including an amendment dated March 25, 1999, as currently in effect

 3.3**      Form of Amended and Restated Certificate of Incorporation (to be filed with the Delaware Secretary of
            State prior to the closing of the offering covered by this Registration Statement)

 3.4*       Bylaws of Viant California

 3.5*       Bylaws of Viant Delaware

 3.6**      Form of Bylaws (to be adopted immediately prior to the closing of the offering covered by this
            Registration Statement)

 4.1*       Form of Specimen Stock Certificate

 4.2        Amended and Restated Shareholder Rights Agreement, dated as of November 13, 1998 (This exhibit supersedes the one previously filed.)

 5.1*       Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, regarding legality of the securities being issued

10.1        Allocation Agreement, dated as of November 13, 1998 and as amended on May 5, 1999 (This exhibit supersedes the one previously filed.)

10.2*       Form of Master Services Agreement

10.3+**     Master Services Agreement with BlueTape LLC, dated as of June 21, 1998

10.4+**     License Agreement, including attachments, with BlueTape LLC, dated as of February 15, 1999

10.5*       Key Employee Agreement with Robert Gett, dated as of November 4, 1996; Confidential Information and
            Invention Assignment Agreement with Robert Gett, dated as of November 4, 1996

10.6**      Relocation Agreement and Employee Loan Agreement with Richard Chavez, dated March 31, 1998 (This exhibit supersedes the one previously filed.)

10.7*       Form of Indemnification Agreement to be entered into between the Registrant and each of its directors and officers, to become effective upon the closing of the offering made under this Registration
            Statement

10.8*       1996 Stock Option Plan

10.9*       1999 Stock Option Plan

10.10*      1999 Employee Stock Purchase Plan

10.11*      Sublandlord's Consent to Assignment of Sublease, for property located at 520 Madison Avenue, New York,
            New York dated as of March 6, 1997

10.12*      Lease Agreement with Chelsea Green Associates, L.P., for property located at 625 Avenue of the
            Americas, New York, New York, dated July 28, 1997

10.13*      Subordination, Nondisturbance and Attornment Agreement with Lehman Brothers Holdings, Inc., for property located at 625 Avenue of the Americas, New York, New York dated August 26, 1997

10.14*      First Amendment of Lease with Chelsea Green Associates, L.P., for property located at 625 Avenue of the Americas, New York, New York dated November 1997

 EXHIBIT
  NUMBER                                           DESCRIPTION OF DOCUMENT
----------  ------------------------------------------------------------------------------------------------------
10.15*      Instruction Letter for Rental Payments, for 625 Avenue of the Americas, New York, New York dated
            November 18, 1997

10.16*      Standard Form Commercial Lease with Lincoln Plaza Limited Partnership, for property located at 89
            South Street, Boston, Massachusetts, dated May 2, 1997

10.17*      Notice of Lease with Lincoln Plaza Limited Partnership, for property located at 89 South Street,
            Boston, Massachusetts, dated May 2, 1997

10.18*      Subordination, Nondisturbance and Attornment Agreement with Lincoln Plaza Limited Partnership and
            BHF-BANK Aktiengesellschaft, for property located at 89 South Street, Boston, Massachusetts, dated
            September 23, 1997

10.19*      First Amendment to Lease with Lincoln Plaza Limited Partnership, for property located at 89 South
            Street, Boston, Massachusetts, dated as of October 1, 1998

10.20**     Lease Agreement with Williams Worldwide for property located at 3130 Wilshire Boulevard, Santa Monica,
            California dated March 1, 1999 (This exhibit supersedes the one previously filed.)

10.21*      Lease Agreement with CENTRUM G.S. LTD, for property located at 3102 Oak Lawn, Dallas, Texas, dated
            August 15, 1998

10.22*      Lease Agreement with Zoro, LLC for property located at 699 Eighth Street, San Francisco, California, dated April 8, 1997

10.23*      First Addendum to Lease with Zoro, LLC for property located at 699 Eighth Street, San Francisco,
            California, dated April 1997

10.24*      Month-to-Month Lease Agreement with Zoro, LLC for property located at 699 Eighth Street, San
            Francisco, California, dated June 5, 1997

10.25*      Office Lease with Zoro, LLC for property located at 699 Eighth Street, San Francisco, California, dated June 26, 1997

10.26*      First Amendment to Office Lease with Zoro, LLC for property located at 699 Eighth Street, San
            Francisco, California, dated October 14, 1997

10.27*      Amendment to Lease with Zoro, LLC for property located at 699 Eighth Street, San Francisco,
            California, dated January 29, 1998

10.28*      Subordination Agreement; Acknowledgment Of Lease Assignment, Estoppel, Attornment and Non-Disturbance
            Agreement with Zoro, LLC and Wells Fargo Bank, National Association, for property located at 699
            Eighth Street, San Francisco, California, dated August 21, 1998

10.29*      Summary Plan Description of Registrant's 401(k) Retirement/Savings Plan

10.30*      Master Lease Agreement and Addendum with Comdisco, Inc., dated March 25, 1998

10.31*      Amended and Restated Loan and Security Agreement with Venture Banking Group, dated as of March 25,
            1998

10.32**     First Amendment to Amended and Restated Loan and Security Agreement with Venture Banking Group, dated as of April 7, 1999

10.33**     Lease Agreement with Regus UK Ltd. for property located at upper ground floor (Room 29), Covent
            Garden, London WC2E 9RA, dated March 24, 1999

10.34**     Lease Agreement with Regus UK Ltd. for property located at upper ground floor (Room 31), Covent
            Garden, London WC2E 9RA, dated March 24, 1999

10.35**     Revocable License with OmniOffices, Inc. (Chicago-Loop) for property located at 10 South Riverside
            Plaza - 18th Floor, Chicago, Illinois, dated March 18, 1999

 EXHIBIT
  NUMBER                                           DESCRIPTION OF DOCUMENT
----------  ------------------------------------------------------------------------------------------------------
11.1*       Statement of Computation of Earnings per Share (This exhibit has been omitted because the information is shown in the financial statements or notes thereto.)

23.1        Consent of PricewaterhouseCoopers LLP

23.2*       Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1)

24.1*       Power of Attorney (contained in the signature page to this Registration Statement).

27.1**      Financial Data Schedule


------------------------

+   confidential treatment requested

* filed as part of the initial filing of the Registration Statement on April 9, 1999


**  filed as part of Amendment No. 1 to the Registration Statement on May 17,
    1999